     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1997


                                                      REGISTRATION NO. 333-21839
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           CONTIFINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    13-3852588
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                            ------------------------

                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 207-2800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              ALAN L. LANGUS, ESQ.
                                 CHIEF COUNSEL
                           CONTIFINANCIAL CORPORATION
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 207-2822
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

   MARK R. BAKER, ESQ.         MATTHEW NIMETZ, ESQ.      NORMAN D. SLONAKER, ESQ.
     DEWEY BALLANTINE         PAUL, WEISS, RIFKIND,          BROWN & WOOD LLP
    1301 AVENUE OF THE          WHARTON & GARRISON        ONE WORLD TRADE CENTER
         AMERICAS               1285 AVENUE OF THE          NEW YORK, NEW YORK
    NEW YORK, NEW YORK               AMERICAS                   10048-0557
        10019-6062              NEW YORK, NEW YORK            (212) 839-5300
      (212) 259-8000                10019-6064
                                  (212) 373-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               EXPLANATORY NOTE REGARDING REGISTRATION STATEMENT:

    This Registration Statement contains three forms of prospectus: (1) a prospectus relating to a primary offering of the common stock of the Registrant in a United States underwritten offering (the "U.S. Primary Prospectus"); (2) a prospectus relating to a primary offering of the common stock of the Registrant in an international underwritten offering (the "International Primary Prospectus" and together with the U.S. Primary Prospectus, the "Primary Prospectuses"); and (3) a prospectus relating to shares of common stock of the Registrant owned by an affiliate of the Registrant which may be distributed to holders of certain Structured Yield Product Exchangeable for Stock-SM- ("STRYPES") issued by ContiFinancial STRYPES Trust (the "Trust") upon dissolution of the Trust (the "STRYPES-related Prospectus").

    The Primary Prospectuses will be identical in all respects except for the front cover page, the section entitled "Underwriting" and the outside back cover page. The STRYPES-related Prospectus will be identical to the Primary Prospectuses in all respects except for the front cover page, the sub-headings entitled "The Offering," "Relationship with Continental Grain" and "Risk Factors" under the heading entitled "Prospectus Summary," the lack of a section entitled "Use of Proceeds," a section entitled "Plan of Distribution" in place of the section entitled "Underwriting," the section entitled "Legal Matters" and the outside back cover page.

    The form of the U.S. Primary Prospectus is included herein and the form of the alternate pages of the International Primary Prospectus and the STRYPES-related Prospectus are included herein on pages X-1 through X-5 and pages Y-1 through Y-6, respectively.

------------------------

-SM-Service mark of Merrill Lynch & Co., Inc.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 28, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                2,800,000 SHARES
                           CONTIFINANCIAL CORPORATION
                                  COMMON STOCK
                                  ------------

    All of the 2,800,000 shares of common stock, $0.01 par value (the "Common Stock"), of ContiFinancial Corporation, a Delaware corporation (the "Company"), offered hereby are being issued and sold by the Company. Of the shares of Common Stock offered hereby, 2,240,000 shares initially are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 560,000 shares initially are being offered in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Primary Offerings"). The public offering price and the underwriting discount per share will be identical for both of the Primary Offerings. See "Underwriting."

    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CFN." On March 7, 1997, the last reported sale price of the Common Stock on the NYSE was $36 7/8 per share. See "Price Range of Common Stock."

    Continental Grain Company ("Continental Grain") currently owns approximately 81% of the Company's outstanding Common Stock. Upon completion of the Primary Offerings, Continental Grain will own approximately 76% of the Company's outstanding Common Stock (approximately 75% if the Underwriters of the Primary Offerings exercise their over-allotment options in full). Simultaneous with the Primary Offerings, Continental Grain is entering into a forward purchase contract (the "Forward Contract") with ContiFinancial STRYPES Trust, a Delaware business trust (the "Trust") pursuant to which 2,800,000 shares (or 3,220,000 shares if the Underwriters of the Structured Yield Product Exchangeable for Stock-SM- (the "STRYPES") exercise their over-allotment option) of Common Stock currently owned by Continental Grain may be distributed to holders of the STRYPES issued by the Trust upon conclusion of the term of the Trust on
        , 2000 or upon earlier dissolution of the Trust in certain circumstances. Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the Underwriters of the Primary Offerings and to the Underwriters of the STRYPES are exercised in full). The STRYPES are being offered in a public offering simultaneous with the Primary Offerings. The STRYPES are not being offered hereby. The offering of the Common Stock in the Primary Offerings is not conditioned upon the STRYPES offering.

    SEE "RISK FACTORS," BEGINNING ON PAGE 9 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                PRICE TO             UNDERWRITING            PROCEEDS TO
                                                                 PUBLIC               DISCOUNT(1)            COMPANY (2)
Per Share...............................................            $                      $                      $
Total(3)................................................            $                      $                      $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $700,000.
(3) The Company has granted the U.S. Underwriters and the International Managers 30-day options to purchase up to 336,000 and 84,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                                ----------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares will be made in New York, New York
on or about           , 1997.

---------

-SM-Service mark of Merrill Lynch & Co., Inc.
                             ---------------------

MERRILL LYNCH & CO.                                     BEAR, STEARNS & CO. INC.
                                   ----------

               The date of this Prospectus is            , 1997.

    Certain persons participating in the Primary Offerings may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site (http:\\www.sec.gov). Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copied at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, filed with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein.

    All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172, Attention: Chief Counsel or by telephone at (212) 207-2800.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE CONTIFINANCIAL CORPORATION AND ITS SUBSIDIARIES, CONTIMORTGAGE CORPORATION ("CONTIMORTGAGE"), CONTIWEST CORPORATION ("CONTIWEST"), CONTITRADE SERVICES L.L.C. ("CONTITRADE"), CONTIFINANCIAL SERVICES CORPORATION ("CONTIFINANCIAL SERVICES"), CONTISECURITIES ASSET FUNDING CORP. ("CSAF"), CONTISECURITIES ASSET FUNDING CORP. II, CONTISECURITIES ASSET FUNDING II, L.L.C., CONTISECURITIES ASSET FUNDING CORP. III ("CSAF III"), CONTISECURITIES ASSET FUNDING CORP. IV ("CSAF IV"), CONTIFUNDING CORPORATION, ROYAL MORTGAGE PARTNERS, L.P. D/B/A ROYAL MORTGAGEBANC ("ROYAL"), CALIFORNIA LENDING GROUP, INC. D/B/A UNITED LENDING GROUP ("ULG"), TRIAD FINANCIAL CORPORATION ("TRIAD"), CONTIAUTO ASSET FUNDING CORP. ("CONTIAUTO") AND RESOURCE ONE CONSUMER DISCOUNT COMPANY, INC. (DOING BUSINESS IN NEW YORK AS RECORE ONE) ("RESOURCE ONE") AND ALL REFERENCES TO THE NUMBER OF SHARES OF COMMON STOCK AND PER SHARE AMOUNTS ASSUME THAT (I) THE OVER-ALLOTMENT GRANTED TO THE UNDERWRITERS OF THE PRIMARY OFFERINGS ARE NOT EXERCISED AND (II) OUTSTANDING EMPLOYEE AND DIRECTOR STOCK OPTIONS ARE NOT EXERCISED. FOR A DESCRIPTION OF CERTAIN TERMS USED IN THIS PROSPECTUS, SEE "GLOSSARY." CERTAIN STATEMENTS IN THIS PROSPECTUS (INCLUDING THIS PROSPECTUS SUMMARY) MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."


                                  THE COMPANY

    The Company engages in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/ multi-family loans, non-prime and sub-prime auto loans and leases and timeshare loans. For the nine months ended December 31, 1996 and the year ended March 31, 1996, the Company originated or purchased $2.8 billion and $2.3 billion, respectively, of home equity loans through ContiMortgage. In addition, for the same periods, the Company securitized or sold $922 million and $2.0 billion, respectively, of loans and other assets for its clients.

    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration across the United States; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products;
(iv) expanding and diversifying its origination sources; and (v) investing in information services and collection technologies.

    Two distinct factors drive the expansion of the Company's home equity loan business--growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio, while relying upon the professional staff of ContiTrade and ContiFinancial Services to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and its growing servicing portfolio. Through December 31, 1996, ContiMortgage completed 25 AAA/Aaa-rated REMIC securitizations totalling $6.3 billion. As of December 31, 1996, ContiMortgage had a servicing portfolio of $5.7 billion.

    The Company, through its subsidiary, ContiTrade, provides financing and asset securitization structuring expertise, and through its subsidiary, ContiFinancial Services, provides placement services. In this area,

ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's strategic alliances with originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. For the years ended March 31, 1996 and 1995, services provided by ContiTrade to Strategic Alliance clients contributed $108.5 million and $14.8 million, respectively, to the total gross income of the Company.

    ContiFinancial Corporation is a Delaware corporation incorporated on September 29, 1995. The principal executive offices of the Company are located at 277 Park Avenue, New York, New York 10172 and its telephone number is (212) 207-2800.

                               INDUSTRY OVERVIEW

    The home mortgage loan market is the largest consumer finance market in the United States. Over the past several years, the non-conforming home equity loan sector of the home mortgage loan market, which is relatively fragmented, has grown at a faster rate than the overall market. Industry studies have estimated that non-conforming home equity loan originations grew at an estimated compound annual growth rate of 8.6% from $96 billion in 1990 to $145 billion in 1995. According to studies performed by the David Olson Research Co., a group that has been analyzing the home equity loan industry since 1969, the growth in the volume of non-conforming home equity loans is attributable to, among other factors: (i) a larger number of borrowers seeking to consolidate their revolving credit debt and auto loans for a lower rate and payment; (ii) slow growth in real estate appreciation causing an increase in the number of borrowers seeking to make home improvements; (iii) increased entry into the home equity loan market by commercial banks as well as the growth in the number and size of mortgage brokers making home equity financing more readily available; and (iv) growth in overall consumer awareness of the availability of home equity financing. In addition, the asset-backed securitization market has provided an important source of financing for originators of home equity loans.

                               BUSINESS STRATEGY

    The Company's strategy is to continue its strong growth in the consumer and commercial finance business through geographic expansion of its home equity loan business, diversification of origination capabilities, Strategic Alliance activities, selected acquisition opportunities ("Strategic Acquisitions") and investments in origination, servicing and collection information systems and technology. The Company seeks to become the most efficient low cost provider of non-conforming home equity loans underwritten in accordance with sound criteria which perform with excellent delinquency, default and loss experience relative to the industry. Further, where prudent and appropriate, the Company will diversify into business lines which are otherwise under-served by the market presently and which can benefit from the lower cost of funds and the discipline provided through securitization as well as from the Company's approach to growth in originations, servicing and collections as successfully applied to ContiMortgage.

    The Company is implementing its home equity loan growth strategy through the use of ContiMortgage as an origination, underwriting, servicing and sales platform. The Company channels its home equity loan products from the wholesale and small broker markets through ContiMortgage with its centralized underwriting, servicing and collections which are utilized by ContiMortgage's regional offices as well as the Company's home equity lending subsidiaries. Direct retail production through branch systems has been implemented by the acquisition of Royal and Resource One which combined have 36 branch offices located throughout the west, the mid-west and the northeast United States. ULG, another recent acquisition, originates home equity loans and home improvement loans nationally through direct mail and telemarketing. The full implementation of this growth strategy, through the completion of additional Strategic Alliances and Strategic Acquisitions, will allow the Company to build its market share by building a broad national penetration of all origination channels of the home equity market in the United States.

    The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company currently has 12 active Strategic Alliances. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

    In addition to substantial loan, lease, and receivable originations from Strategic Alliance clients, the Company originated in excess of $1 billion in commercial mortgage loans since fiscal 1995. The Company plans to expand its market share in multi-family, healthcare, and self-storage facilities and broaden its array of loan products in the commercial mortgage market sector.

    As a key part of its growth strategy to diversify into asset classes that can benefit from securitization, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans since fiscal 1995. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, and collection of auto loans and losses. Consequently, after closely monitoring the performance and development of its Strategic Alliances in this industry, the Company has acquired 56.0% of the outstanding common stock of Triad, a former Strategic Alliance. The Company's strategy is to apply to Triad the same disciplined approach to underwriting, credit grading, servicing and collections as has been applied to ContiMortgage. The Company believes that its strategy with respect to Triad, combined with prudent growth, will create a significant market presence in the non-prime automobile finance industry.

    The Company's strategy with respect to Strategic Acquisitions is an extension of its Strategic Alliance strategy, which the Company believes provides it with a unique capability to analyze and select acquisition opportunities. Specifically, the Company has targeted the acquisition of companies with which it has significant experience as either a Strategic Alliance or as a broker/loan originator which has been selling home equity loans to ContiMortgage and which will enhance the Company's geographic diversification or method of origination. This focused approach on existing relationships, using considerable static pool data and analysis (loan characteristics, demographics, delinquencies, losses and prepayments), allows the Company to better judge: (i) the management team; (ii) the quality of the origination and underwriting; (iii) the ability to pass rating agency and/or financial guarantor scrutiny; and (iv) product consistency. The Company has sought to align itself with management teams which have consistently delivered securitizable product and which have demonstrated performance histories consistent with the Company's emphasis on quality originations rather than volume.

    The Strategic Acquisitions are deliberately structured to motivate the respective management teams to achieve goals consistent with those of the Company, with an emphasis on operating efficiencies and immediate accretion to earnings per share. The Company's four Strategic Acquisitions to date have all included the following characteristics: (i) a purchase price providing for a modest upfront payment; (ii) subsequent installments based upon profit performance (i.e., net income, not volume); and (iii) management long-term incentives with attractive upside if successful in achieving agreed upon goals.

                              RECENT DEVELOPMENTS


    Since December 31, 1996, the Company has completed three additional securitizations consisting of a $400 million and a $835 million securitization of ContiMortgage home equity loans and a $44.2 million securitization of Triad non-prime auto loans. The securitizations of the ContiMortgage home equity loans were each modelled as a REMIC, non-bond insured, senior/subordinated structure. These securitizations were notable in that they were structured utilizing subordinated tranches as credit enhancement in lieu of ContiMortgage's previous standard structure which made use of a surety guaranty to obtain AAA/Aaa rated securities. By introducing a "natural" AAA/Aaa security along with some higher yielding subordinated tranches, ContiMortgage was able to broaden the market for its structured securities, increase the investor demand and improve the execution of its securitizations.


    During the third quarter of fiscal 1997, the Company moved towards achieving its strategic objectives of expanding and diversifying its loan origination methodology and product mix by acquiring three retail home equity loan originators. In November 1996, the Company purchased California Lending Group, Inc. d/b/a United Lending Group, a West Coast-based home equity lender specializing in retail origination through direct mail and telemarketing throughout the United States, and Royal Mortgage Partners L.P.
d/b/a Royal MortgageBanc, a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One Consumer Discount Company, Inc., a Pennsylvania-based home equity lender specializing in retail origination through direct mail, television, and telemarketing throughout the eastern and mid-western states. Combined, ULG, Royal and Resource One originated approximately $636 million of home equity loans and home improvement loans during calendar year 1996. The Company expects to securitize most of the home equity loans originated by these new subsidiaries through ContiMortgage. In each case the companies acquired were former Strategic Alliances or ContiMortgage loan origination sources.

    The Company organized ContiWest, a Nevada corporation, in September 1996 to better administer and underwrite the Company's origination portfolio.

    As part of the Company's strategic growth plan, the Company determined that the acquisition of originators and servicers of under-served securitizable asset classes other than home equity loans would provide diversity. The Company's growth strategy dictated that such acquisitions would only be made in asset classes in which the Company had significant securitization experience and the acquisition candidate had strong and experienced management. Consequently, in November 1996, the Company purchased 53.5% of the common stock of Triad, a former Strategic Alliance. The Company purchased an additional 2.5% in January 1997 and has the right and obligation to purchase the remaining 44.0% over the next 4.5 years. Triad is a California-based auto finance company specializing in origination of non-prime auto finance contracts for new and used vehicles. Non-prime auto loans and leases are originated to primarily "B" and "C" credit grade borrowers as opposed to sub-prime auto loans which are usually issued on a discount basis to "C-" and "D" credit grade borrowers. Triad's originations for the calendar year 1996 were $85 million.


    On March 7, 1997, the Company signed a purchase agreement with Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, as Initial Purchasers, obligating the Company to sell and the Initial Purchasers to purchase $200 million aggregate principal amount of 7 1/2% Senior Notes Due 2002 (the "7 1/2% Senior Notes"), subject to certain conditions. On March 12, 1997, the offering of the 7 1/2% Senior Notes closed. The proceeds from the sale of 7 1/2% Senior Notes, along with other available funds, were used to repay the Intercompany Debt. Consequently, the Intercompany Debt was retired and the Company is no longer subject to the covenants of the Intercompany Debt.


    In January 1997, the Company closed a $200 million unsecured revolving credit facility ("Credit Facility") lead-managed by Credit Suisse and Dresdner Bank, with participation by a group of twelve other major U.S. and foreign banks. The Company has the option of several interest rate pricing alternatives under this three-year facility, including those based on LIBOR and federal funds rates.

    In August 1996, the Company issued $300 million aggregate principal amount of 8-3/8% senior notes, due 2003 (the "Notes"). The Notes were rated BB+ by Standard & Poor's Ratings Services, Ba1 by Moody's Investors Service, Inc. and BBB by Fitch Investors Service, L.P.


    In March 1997, the Company closed a Strategic Alliance with CMG Funding Corp. (formerly Continental Mortgage Group, LC) ("CMG") which included an acquisition of 30% of a class of convertible preferred stock of CMG and an investment in convertible subordinated debt of CMG. The preferred stock is convertible in 12% of the common stock of CMG and the subordinated debt is convertible into an additional 18% of the common stock. CMG orignates home equity loans and conforming mortgage loans through retail channels primarily in the southwestern and western United States.

                             THE PRIMARY OFFERINGS

Common Stock Offered by the Company:
U.S. Offering.............................................  2,240,000 shares
International Offering....................................  560,000 shares
    Total.................................................  2,800,000 shares
Common Stock to be Outstanding after the Primary            47,186,940
  Offerings...............................................  shares
NYSE Symbol...............................................  "CFN"

                  RELATIONSHIP WITH CONTINENTAL GRAIN COMPANY

    Prior to the Company's initial public offering of 7,130,000 shares of its Common Stock in February 1996 (the "IPO"), the Company was a wholly-owned subsidiary of Continental Grain. Continental Grain is a privately held, multinational agribusiness company.

    Continental Grain currently owns approximately 81% of the Company's outstanding Common Stock. Upon completion of the Primary Offerings, Continental Grain will continue to be the Company's largest stockholder, owning approximately 76% of the Company's outstanding Common Stock (approximately 75% if the Underwriters of the Primary Offerings exercise their over-allotment options in full). Simultaneous with the Primary Offerings, Continental Grain is entering into a forward purchase contract (the "Forward Contract") with ContiFinancial STRYPES Trust, a Delaware business trust (the "Trust") pursuant to which 2,800,000 shares (or 3,220,000 shares if the Underwriters of the Structured Yield Product Exchangeable for Stock-SM- (the "STRYPES") exercise their over-allotment option) of Common Stock currently owned by Continental Grain may be distributed to holders of the STRYPES issued by the Trust upon
conclusion of the term of the Trust on         , 2000 or upon earlier
dissolution of the Trust in certain circumstances. Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the Underwriters of the Primary Offerings and to the Underwriters of the STRYPES are exercised in full). The STRYPES are being offered in a public offering simultaneous with the Primary Offerings. The STRYPES are not being offered hereby. The offering of the Common Stock in the Primary Offerings is not conditioned upon the STRYPES offering.

    As a result of its ownership interest, Continental Grain has, and will continue to have, voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Except to the extent that Continental Grain may deliver shares to satisfy its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all of the shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not sell all or a portion of its holdings at some future date.

    Prior to the IPO, Continental Grain provided the Company with intercompany financing in the form of the Intercompany Debt (defined below). As of December 31, 1996, the amount of Intercompany Debt outstanding was $202 million. For a description of the Intercompany Debt and certain other transactions between Continental Grain and the Company, see "Certain Transactions" and "Description of Certain Indebtedness and Financing Arrangements."

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the factors set forth in "Risk Factors."

------------------------

-SM-  Service mark of Merrill Lynch & Co., Inc.

                         SUMMARY FINANCIAL INFORMATION
         (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEARS
                                                  NINE MONTHS ENDED           ENDED
                                                    DECEMBER 31,            MARCH 31,
                                              -------------------------     ----------
                                                 1996           1995           1996
                                              ----------     ----------     ----------
INCOME STATEMENT DATA:
  Gross income:
    Gain on sale of receivables...........    $  133,773     $  101,031     $  146,529
    Interest..............................       109,967         61,335         91,737
    Net servicing income..................        32,386         20,266         29,298
    Other income (loss)...................         4,652          2,227          4,252
                                              ----------     ----------     ----------
      Total gross income..................    $  280,778     $  184,859     $  271,816
                                              ----------     ----------     ----------
                                              ----------     ----------     ----------
Income before income tax expense and
  minority interest.......................    $  122,787     $   89,176     $  126,536
Income tax expense........................        49,192         34,689         49,096
Minority interest of subsidiary...........          (379)         3,310          3,310
                                              ----------     ----------     ----------
Net income................................    $   73,974     $   51,177     $   74,130
                                              ----------     ----------     ----------
                                              ----------     ----------     ----------
Primary and fully dilutive earnings per
  common share (pro forma at March 31,
  1996 only)..............................    $     1.68                    $     2.00

                                                 1995           1994           1993           1992
                                              ----------     ----------     ----------     ----------
INCOME STATEMENT DATA:
  Gross income:
    Gain on sale of receivables...........    $   67,512     $   49,671     $   18,587     $   11,418
    Interest..............................        42,929         20,707         11,385         16,130
    Net servicing income..................         9,304          3,989          1,842          1,191
    Other income (loss)...................         2,252            162           (147)           (41)
                                              ----------     ----------     ----------     ----------
      Total gross income..................    $  121,997     $   74,529     $   31,667     $   28,698
                                              ----------     ----------     ----------     ----------
                                              ----------     ----------     ----------     ----------
Income before income tax expense and
  minority interest.......................    $   56,988     $   35,286     $   12,149     $    7,765
Income tax expense........................        22,168         13,726          4,640          2,948
Minority interest of subsidiary...........         8,728          5,076          1,600            744
                                              ----------     ----------     ----------     ----------
Net income................................    $   26,092     $   16,484     $    5,909     $    4,073
                                              ----------     ----------     ----------     ----------
                                              ----------     ----------     ----------     ----------
Primary and fully dilutive earnings per
  common share (pro forma at March 31,
  1996 only)..............................

                                                      AS OF DECEMBER 31,     AS OF DECEMBER 31,
                                                                1996        --------------------  AS OF MARCH 31,
                                                       AS ADJUSTED (A)        1996       1995          1996
                                                    ----------------------  ---------  ---------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................        $  136,947        $  39,043  $   4,592     $  32,479
  Excess spread receivables (interest-only and
    residual certificates)........................           338,012          338,012    259,045       293,218
  Receivables held for sale.......................           481,596          481,596    267,648       303,679
  Total assets....................................         1,640,642        1,542,738    815,530       892,540
  Notes payable to affiliates.....................           202,000          202,000     --           324,000
  Due to affiliates...............................            40,245           40,245    395,633        13,734
  8- 3/8% Senior Notes Due 2003...................           299,170          299,170     --            --
  Total liabilities...............................         1,167,444        1,167,444    686,438       597,721
  Minority interest of subsidiary.................             1,234            1,234     --            --
  Stockholders' equity (b)........................           471,964          374,060    129,092       294,819

                                                                              YEARS
                                                  NINE MONTHS ENDED           ENDED
                                                    DECEMBER 31,            MARCH 31,
                                              -------------------------     ----------
                                                 1996           1995           1996
                                              ----------     ----------     ----------
OPERATING DATA:
  Face value of loans serviced (at period
    end)..................................    $5,699,145     $3,427,190     $3,863,575
  Securitization and sales volume:
      ContiMortgage.......................     2,407,554      1,400,270      2,030,270
      Non-ContiMortgage...................       922,008      1,372,680      1,962,680
                                              ----------     ----------     ----------
        Total securitization and sales
          volume..........................    $3,329,562     $2,772,950     $3,992,950
LOAN LOSS DATA (C):
  Delinquency rate (at period end) (d)....          4.17%          3.73%          2.51%
  Default rate (at period end) (e)........          4.38%          2.04%          3.54%
  Net losses as a percentage of average
    amount outstanding....................          0.18%(f)       0.09%(f)       0.13%


                                                 1995           1994           1993           1992
                                              ----------     ----------     ----------     ----------
OPERATING DATA:
  Face value of loans serviced (at period
    end)..................................    $2,192,190     $1,105,393     $  484,857     $  314,260
  Securitization and sales volume:
      ContiMortgage.......................     1,292,691        772,324        272,544        187,720
      Non-ContiMortgage...................       995,000        418,000        426,000        921,000
                                              ----------     ----------     ----------     ----------
        Total securitization and sales
          volume..........................    $2,287,691     $1,190,324     $  698,544     $1,108,720
LOAN LOSS DATA (C):
  Delinquency rate (at period end) (d)....          1.64%          0.97%          1.20%          3.68%
  Default rate (at period end) (e)........          1.16%          0.81%          1.70%          2.46%
  Net losses as a percentage of average
    amount outstanding....................          0.08%          0.15%          0.26%          0.27%

------------------------

(a) The as adjusted balance sheet data as of December 31, 1996 reflects the Primary Offerings, net of $700 of estimated offering expenses. See "Capitalization."

(b) The Company paid cash dividends to Continental Grain of $305 in fiscal year 1996.
(c) Loan loss data represents data for the home equity loan servicing portfolio of ContiMortgage only. See "Business--Home Equity Loan Origination and Servicing."
(d) The delinquency percentage represents, as a percentage of the aggregate principal balance of loans in ContiMortgage's servicing portfolio as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.
(e) The default percentage represents, as a percentage of the aggregate principal balance of loans in the Company's portfolio as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.
(f) This percentage is based on data for the nine months ended December 31, 1996 and 1995 and is not necessarily indicative of an annualized percentage.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FACTORS DESCRIBED BELOW.

ECONOMIC CONDITIONS

GENERAL

    The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer and commercial credit and declining real estate and other asset values. In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers in the home equity loan market and certain other markets, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in such markets in general. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans or other assets through securitization and could increase the cost of selling loans or other assets through securitization, which could adversely affect the Company's financial condition and results of operations.

INTEREST RATES

    Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce servicing spreads. In addition, an increase in interest rates may decrease the demand for consumer or commercial credit. A substantial and sustained increase in interest rates could, among other things: (i) adversely affect the ability of the Company to purchase or originate loans or other assets; (ii) reduce the average size of loans underwritten by the Company; and (iii) reduce the gains recognized by the Company upon their securitization and sale. A decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the Excess Spread Receivables. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and the cost of funds obtained by the Company to finance such loans. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans or assets pooled and sold by the Company are priced based on long-term interest rates while the senior interests in the related REMIC, owner trust or grantor trust are priced on the basis of intermediate term United States Treasury rates.

NEGATIVE CASHFLOWS AND CAPITAL NEEDS

    In a securitization, the Company recognizes a gain on sale for the loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for the nine months ended December 31, 1996 and fiscal 1996, 1995 and 1994 was $155.2 million, $300.5 million, $35.3 million and $32.4 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

    The Company has operated, and expects to continue to operate, on the negative cash flow basis described above, which is expected to increase as the volume of the Company's loan and asset purchases and originations increases and its securitization program grows. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and other expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) overcollateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its federal tax obligations under a tax sharing agreement with Continental Grain (the "Tax Sharing Agreement") and, where necessary, direct payments of its federal and state tax obligations; (vii) interest and principal payments under the Intercompany Debt, the Notes (defined below) and the Credit Facility and the costs of the Company's Purchase and Sale Facilities; and (viii) Strategic Acquisitions and investments in Strategic Alliance clients. The Company's primary sources of liquidity in the future are expected to be existing cash, sales of the loans, leases and other assets through securitization, the sale of loans under the Purchase and Sale Facilities, the sale of Excess Spread Receivables, cash servicing income, net interest income, draws under the Credit Facility and further issuances of debt (subject to the covenants of the Company's existing debt). See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

    The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. Subsequently, the Company anticipates that it may need to arrange for additional external cash financing. The Company has no commitments for additional financing and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms the Company would consider to be favorable, if at all.

DEPENDENCE ON SECURITIZATION PROGRAM

    Since 1991, the Company has pooled and sold substantially all loans or other assets which it originates or purchases through securitization. Accordingly, adverse changes in the securitization market could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Finally, any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

    In addition, in order to gain access to the securitization market for home equity loans and certain other classes of assets, the Company has primarily relied on four monoline insurance companies to provide guarantees on outstanding senior interests in the related REMIC, owner trust or grantor trust to enable it to obtain an AAA/Aaa rating for such interests. An unwillingness of the monoline insurance companies to guarantee the senior interests in the Company's home equity loan or other asset pools could have a material adverse effect on the Company's financial position and results of operations.

DEPENDENCE ON PURCHASE AND SALE FACILITIES

    In order to fund new loan and asset originations and purchases, the Company is dependent upon its ability to sell loans and other assets through CSAF III and CSAF IV under the Purchase and Sale Facilities with certain financial institutions. The Purchase and Sale Facilities allow CSAF III and CSAF IV to sell, with limited recourse, interests in designated pools of loans and other assets. A portion of the purchase price for any assets (typically 5% to 10%) is generally deposited by CSAF III or CSAF IV into an account held by the financial institution on behalf of CSAF III or CSAF IV, against which the financial institution may set off any losses incurred in the resale of such assets. In each Purchase and Sale Facility the financial institution has granted CSAF III and CSAF IV a right of first refusal based on a bona fide third-party offer to repurchase the loans and other assets purchased by the financial institution under the facility. CSAF III and CSAF IV also have a call option that may be exercised at any time to repurchase assets that are substantially similar. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of CSAF III or CSAF IV or the Company (as guarantor) to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under all indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of CSAF III or CSAF IV or the Company (as guarantor); and (iii) certain bankruptcy events of CSAF III or CSAF IV or the Company (as guarantor). The Company has guaranteed CSAF III's and CSAF IV's obligations under the Purchase and Sale Facilities.

    As of December 31, 1996, the Company had $2.0 billion of committed and an additional $950 million of uncommitted capacity under the Purchase and Sale Facilities and had utilized $1.3 billion of such capacity. The Company utilized the Purchase and Sale Facilities to sell and repurchase assets totaling $4.8 billion, $5.7 billion, $2.5 billion and $1.2 billion in the nine months ended December 31, 1996 and fiscal 1996, 1995, and 1994, respectively. The Company's need for capacity under the Purchase and Sale Facilities or from other third party financing will increase as its volume of loan origination and purchasing grows.

    Although the Company expects to be able to obtain replacement financing or asset purchase commitments when the Company's current Purchase and Sale Facilities expire or additional financing or asset purchase commitments when such agreements become fully utilized, there can be no assurance that such financing will be obtainable on as favorable terms, if at all. To the extent that the Company is unable to arrange any third party or other financing, the Company's loan origination and purchasing activities would be adversely affected, which could have a material adverse effect on the Company's operations, financial results and cash position.

EFFECT OF CERTAIN DEBT OBLIGATIONS ON THE COMPANY

EFFECT OF THE SENIOR NOTES DUE 2003

    In August 1996, the Company issued $300 million aggregate principal amount of 8-3/8% Senior Notes, due 2003. The indenture pursuant to which the Notes were issued (the "Indenture") also places certain restrictions on the Company which may limit the Company's operating flexibility. Such restrictions include the following: (i) limitations on indebtedness; (ii) limitations on liens; (iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidation. Upon receiving investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services with respect to the Notes, all restrictions described above, other than the limitations on liens, will be suspended. No assurance can be given that the Notes will receive investment grade ratings at any time in the future.

    In addition, upon a "change of control," the holders of the Notes may cause the Company to repurchase the Notes. A "change of control" as defined in the Indenture includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its shareholders at a time when Continental Grain or its shareholders own less than such amount owned by such greater than 35% shareholder; (ii) a change in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

    The occurrence of an event of default under the Indenture or a "change of control" could have a material adverse effect upon the Company. See "Description of Certain Indebtedness and Financing Arrangements."

EFFECT OF CREDIT FACILITY

    The Company's $200 million Credit Facility contains a number of restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens;
(iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations. The Credit Facility also includes a monthly asset coverage test to determine availability under the Credit Facility. Currently the Company has full use of the Credit Facility based on this test. See "Description of Certain Indebtedness and Financing Arrangements."

EFFECT OF CONTINENTAL GRAIN'S DEBT AGREEMENTS

    Continental Grain's debt agreements with its lenders and certain guarantees provided by Continental Grain for the benefit of the Company (the "Continental Grain Debt Agreements") place certain restrictions on Continental Grain and the Company which will limit the Company's operating flexibility. Certain of the Continental Grain Debt Agreements require the consent of the lenders in connection with any equity financing by the Company. In order to comply with the other financial covenants applicable to Continental Grain and its subsidiaries under the Continental Grain Debt Agreements, Continental Grain will place limitations upon the Company's ability to incur debt, to sell its assets, to incur liens, to make acquisitions, investments and capital expenditures, to incur off-balance sheet contingent obligations, to reduce its working capital and to otherwise expand the Company's business in a manner that would be possible in the absence of such restrictions. The presence of such financial covenants in the Continental Grain Debt Agreements could present situations involving potential conflicts of interest for those members of the board of directors of the Company who also owe fiduciary duties to Continental Grain by virtue of their positions as officers or directors of Continental Grain. There can be no assurance that such conflicts of interest will be resolved in favor of the Company. Although it is Continental Grain's intention to seek to exclude the Company from the application of all or many of the covenants of Continental Grain's future debt agreements, there can be no assurance that the future debt agreements of Continental Grain will not continue to impose substantial limitations upon the Company.

FINANCIAL COVENANTS OF THE INTERCOMPANY DEBT AGREEMENTS

    In order to fund the Company's past growth, Continental Grain has provided and currently provides the Company with intercompany financing ("Intercompany Debt"). The Intercompany Debt places certain restrictions on the Company which may limit the Company's operating flexibility. The Intercompany Debt includes the following financial covenants for the Company: (i) a minimum current ratio (current assets to current liabilities); (ii) a maximum total liabilities to equity ratio; (iii) a maximum long-term debt to equity ratio; (iv) a minimum net worth requirement; (v) a limitation on incurring certain liens; and (vi) a limitation on acquisitions, investments or capital expenditures of the Company. From time to time in the past, the Company has sought and received amendments or waivers relating to certain financial covenants with respect to its Intercompany Debt from Continental Grain. Should the Company be unable to comply with the financial covenants under the Intercompany Debt in the future, there can be no assurance that

Continental Grain would agree to appropriate amendments or waivers. In such a case, the failure to obtain appropriate amendments or waivers could have a material adverse effect upon the Company.

EXCESS SPREAD RECEIVABLES

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the Excess Spread. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized.

    The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the present value of the Excess Spread, less origination and underwriting costs (the "Excess Spread Receivable"). The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheet.

    In 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires fair value accounting for these securities. In accordance with the provisions of SFAS 115, the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value on a quarterly basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of consumer and commercial loans, leases and receivables (collectively, the "Receivables") sold over the sum of the pass-through interest rates plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that the Company believes market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would demand. Higher than anticipated rates of loan prepayments or credit losses on the loans or other assets underlying the Excess Spread Receivables would require the Company to write down the value of the Excess Spread Receivables, which could have a material adverse impact on the Company's financial position and results of operations.

    At December 31, 1996, the Company's consolidated balance sheet reflected Excess Spread Receivables of $338.0 million. While the Company has consummated contingent recourse sales of Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables. In fiscal 1995, CSAF began to sell certain Excess Spread Receivables. In connection with such sales, CSAF retains negotiated levels of recourse obligations in the event the purchaser does not realize expected cash flows from the Excess Spread Receivables that have been sold. Continental Grain has guaranteed, for a fee, CSAF's performance obligations under such sales, but is under no obligation to provide such guarantees for future transactions. If Continental Grain does not provide such guarantees in the future, the Company's ability to raise cash through CSAF by entering into future sales of its Excess Spread Receivables with retained recourse could be impaired. CSAF's recourse obligations under the sales transactions could result in losses in the event cash flow from the Excess Spread Receivables that have been sold is significantly less than was anticipated at the time of the related sale. ContiFinancial Corporation, as well as Continental Grain, have guaranteed CSAF's performance obligations under each such sale. The cash proceeds from such sales for the nine months ended December 31, 1996 and in fiscal 1996 and 1995 aggregated $96.5 million, $54.5 million and $50 million, respectively. Of the Company's $293.2 million of Excess Spread Receivables at March 31, 1996, $56.4 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Of the Company's $338.0 million of Excess Spread Receivables at December 31, 1996, $95.2 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Since subordinated retained interests are designed to absorb changes in both the residual interest and the recourse sale amount, their value may be more adversely impacted than unsold Excess Spread Receivables under certain circumstances.

    In addition, for the nine months ended December 31, 1996 and for fiscal years 1996, 1995 and 1994, the Company sold without recourse $58.1 million, $53.5 million, $26.3 million and $17.6 million, respectively, of interest-only certificates which the Company generated from its securitization activities. These sales represent an important source of liquidity for the Company. Any impairment of the Company's ability to sell these interest-only certificates would require the Company to obtain the liquidity from other sources and thus could have a materially adverse impact on the Company's financial position or results of operations.

    Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future or that all or any portion of Excess Spread Receivables could in fact be sold at their stated value on the balance sheet, if at all. The Intercompany Debt, the Indenture, the Credit Facility, and the Continental Grain Debt Agreements place certain limitations on the Company's ability to incur indebtedness secured by its Excess Spread Receivables. Although the Company may seek in the future to negotiate such financing within the terms of such limitations, there can be no assurance that the Company will be able to identify sources of such financing or whether the terms of any such financing, if available, would be on terms the Company would consider favorable.

SIGNIFICANCE OF SERVICING INCOME

    At December 31, 1996, the Company had a $5.7 billion servicing portfolio on which it earned servicing fees for its obligations/performance as servicer of its servicing portfolio of approximately 50 basis points (per annum), or $21.4 million of cash income for the nine months ended December 31, 1996. At March 31, 1996, the Company had a $3.9 billion servicing portfolio on which it earned approximately 50 basis points (per annum), or $19.5 million of cash income, in fiscal 1996. If prepayments on this portfolio were to significantly exceed management's estimate, there would be a material adverse effect on the Company's future cashflow. In addition, effective April 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("SFAS 122") which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on its relative fair value. Higher than anticipated rates of loan prepayments, including repayments due to foreclosures or charge-offs, would require the Company to write down the value of capitalized servicing rights, which could have a material adverse impact on the Company's financial position or results of operations.

FINANCING EXCESS SPREAD RECEIVABLES FOR STRATEGIC ALLIANCE CLIENTS


    The Company finances the Excess Spread Receivables of certain Strategic Alliance clients through loans secured by such Excess Spread Receivables or by a pledge of the stock of the special purpose corporation holding such Excess Spread Receivables. In a similar manner, the Company also finances the related Excess Spread, prior to the related securitization, of certain Strategic Alliance clients. As of December 31, 1996 and March 31, 1996, the total committed amount of such financings was $66.1 million and $57.6 million, respectively, and the amount outstanding in connection with such financings was $32.7 million and $32.4 million, respectively. The financed Excess Spread Receivables are generated through securitizations of home equity and home improvement loans. While all financed Excess Spread Receivables were issued in securitizations which yielded securities rated investment grade by nationally recognized statistical rating organizations, and all are financed at a discount to fair value determined after application of discounts for expected loss, prepayment and interest rate factors, the Strategic Alliance clients are often companies with limited operating histories and capital and have not been rated or have a non-investment grade credit rating. The value of the financed Excess Spread Receivables or Excess Spread is dependent on, among other things, the ability of the Strategic Alliance client to service its securitized assets in accordance with the specifications of the related pooling and servicing agreements. If a Strategic Alliance client were unable to meet its obligations under the pooling and servicing agreement pertaining to the financed Excess Spread Receivables, the value of such Excess Spread Receivables could decline to less than the amount of the loan it secures. In such cases, the Company would suffer losses.


COMPETITION

    The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales.

    For the nine months ended December 31, 1996, 78% of the total home equity loans purchased and originated by ContiMortgage were wholesale loans. Although the Company has recently diversified its origination capabilities with the acquisition of home equity companies with retail capabilities, wholesale loans are expected to remain a significant part of the Company's home equity loan production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

CONTINGENT RISKS

    Although the Company sells substantially all loans or other assets which it originates or purchases, the Company retains some degree of risk on substantially all loans or other assets sold. During the period of time that loans or other assets are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of loans or other assets. The Company continues to be subject to the risks of default and foreclosure following the sale of the loans or other assets through securitization to the extent that actual losses exceed the loss assumption made by the Company in valuing the Excess Spread received from its securitizations. The documents governing the Company's securitization program require (i) the Company to establish deposit accounts or (ii) the related trust to build overcollateralization levels by retaining Excess Spread distributions or applying Excess Spread distributions to reduce the principal balances of the senior interests issued by the trust. These actions serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans or other assets held by such trust. At December 31, 1996, credit-enhancement amounts (in the form of deposit accounts and overcollateralization levels) aggregated approximately $173.1 million. In addition, documents governing the Company's securitization programs require the Company to commit to repurchase or replace loans or other assets which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a REMIC, owner trust or grantor trust, the Company is required, if it is the servicer of such loans, to advance amounts equal to the delinquent interest on such loans to the extent that the Company deems such advances ultimately recoverable. These advances may require funding from the Company's capital resources but have priority of repayment out of the trust from the succeeding month's payments on loans in the trust. The Company also has contingent risk with respect to financing through its Purchase and Sale Facilities and the sale of Excess Spread Receivables. See "--Negative Cashflows and Capital Needs--Dependence on Purchase and Sale Facilities" and "--Excess Spread Receivables."

CONCENTRATION OF OPERATIONS

    For the nine months ended December 31, 1996, approximately 49% (by dollar volume) of the home equity loans originated by the Company were secured by properties located in six states (Michigan, Ohio, Illinois, New York, New Jersey and Pennsylvania). Although the Company has expanded its mortgage origination network outside these states, the Company's origination business is likely to remain concentrated in these states for the near future. In addition, a substantial majority of the loans in the existing securitization pools are secured by properties located in these states. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy and the residential real estate market in these states.

RIGHT TO TERMINATE SERVICING

    At December 31, 1996 and March 31, 1996, approximately 79% and 89% (by dollar volume), respectively, of the Company's servicing portfolio consisted of loans securitized by the Company and sold to REMICs. The Company's form of pooling and servicing agreement for each of these trusts provides that the monoline insurance company insuring the senior interests in the related REMIC may terminate the Company's servicing rights if, among other things, the number of loans included in the REMIC which are delinquent for 90 days or more (including properties acquired upon foreclosure and not sold) exceeds 10% of the aggregate number of the loans included in such trust in four consecutive months. The delinquency rates with respect to five of the Company-sponsored pools has exceeded this rate, and although there can be no assurance that the Company will not have its servicing rights terminated, the Company presently does not expect such a termination will occur. There can be no assurance that delinquency rates with respect to other Company-sponsored pools will not exceed this rate in the future or, if exceeded, that the servicing rights would not be terminated. See "Business--Home Equity Loan Origination and Servicing -- Loan Servicing."

ENVIRONMENTAL LIABILITIES

    In the course of its business, the Company has acquired, and may in the future acquire, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or source thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

GOVERNMENT REGULATION

    The home equity loan and financing operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business of the Company. In addition, changes in government sponsored loan programs, such as the Title I home improvement loan program, could adversely affect the business of the Company.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to the Truth in Lending Act. Because the Riegle Act became effective in October 1995 the Company has limited experience and historical data to determine its impact. Although the Company believes that the Riegle Act will not have a material impact on its business, no assurance can be given. See "Regulation."

    As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). As a registered broker-dealer, ContiFinancial Services is subject to certain minimum net capital rules and certain other requirements. Any changes in such requirements or the loss of the broker-dealer license of ContiFinancial Services, for any reason, could have a material adverse effect on the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

    The Company believes that it is not, and after giving effect to the Primary Offerings and use of proceeds therefrom will not be, an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). Among other things, under the Investment Company Act, an investment company is prohibited from engaging in certain activities, is restricted from entering into certain transactions with affiliated persons and interested persons, is governed by certain laws that limit the issuance of debt securities, preferred stock, warrants and rights to subscribe or purchase a security and is subject to certain restrictions on the payment of dividends, the making of loans and the purchase and redemption of its securities.

    The Company intends to continue its business and to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Company's business strategy includes acquiring equity or debt interests in Strategic Alliance clients and investing in loans, other assets and Excess Spread Receivables. In order to avoid becoming an investment company, the Company will have to limit certain types of its investments or its activities. If the Company were to become an investment company for any reason, the Company could be required either (i) to change significantly the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company and the market prices for the Common Stock.

CONTROL OF THE COMPANY

    Continental Grain currently owns approximately 81% of the Company's outstanding Common Stock. Upon completion of the Primary Offerings, Continental Grain will continue to be the Company's largest stockholder, owning approximately 76% of the Company's outstanding Common Stock (approximately 75% if the Underwriters of the Primary Offerings exercise their over-allotment options in full). Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the Underwriters of the Primary Offerings and to the Underwriters of the STRYPES are exercised in full). As a result, upon completion of the Primary Offerings and upon satisfaction of the Forward Contract (even assuming the maximum number of shares of Common Stock are delivered thereunder), Continental Grain will continue to be able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval. Except to the extent that it may deliver shares of Common Stock in satisfaction of its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not decide to sell all or a portion of its holdings at some future date. See also "Certain Transactions."

SHARES AVAILABLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market, whether by purchasers in the Primary Offerings or Continental Grain, could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. Upon the closing of the Primary Offerings, the Company will have 47,186,940 shares of Common Stock outstanding, of which 10,001,190 shares will be freely tradable. All other shares will be "restricted shares" for purposes of the Securities Act. The Company and Continental Grain are parties to an agreement which provides Continental Grain with certain registration rights. See "Certain Transactions." Each of the Company and Continental Grain has agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 90 days after the date of the Primary Offerings, subject to certain limited exceptions.

    The Company has filed a registration statement covering the sale of up to 4,487,895 shares of Common Stock reserved for issuance under the 1995 Stock Plan and the Directors Plan (as defined herein). Under the 1995 Stock Plan, the Company granted certain employees of the Company awards of 1,330,532 shares of "restricted" Common Stock and nonqualified stock options representing the right to acquire 2,445,412 shares of Common Stock, which will vest in full by March 31, 2000. Generally, upon vesting, the shares of Common Stock representing such restricted stock or stock options will be freely tradeable.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock in the Primary Offerings are estimated to be approximately $97.9 million.

    The net proceeds from the Primary Offerings will be used by the Company for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables) and other working capital needs. See "Capitalization."

    The Company will not receive any proceeds from the sale of the STRYPES or, if Continental Grain were to satisfy its obligations under the Forward Contract by delivery of Common Stock, the delivery of such Common Stock.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded publicly on the New York Stock Exchange under the symbol "CFN." The table below sets forth the quarterly intra-day high and low sales prices of the Common Stock as reported by the New York Stock Exchange during the periods indicated.

                                                                                              PRICE RANGE
                                                                                           -----------------
                                                                                       HIGH                  LOW
                                                                                      ------                ------
1996
-----------------------------------------------------------------------------
  First Quarter (from February 9, 1996)......................................  $      31  1/2        $      25  1/8
  Second Quarter.............................................................         33                    28
  Third Quarter..............................................................         30  3/8               22  3/4
  Fourth Quarter.............................................................         39  1/4               28  5/8
1997
-----------------------------------------------------------------------------
  First Quarter (through March 7, 1997)......................................         39  3/8               33  3/8

    As of February 28, 1997, there were approximately 88 holders of record of the Common Stock including Cede & Co., a nominee of The Depository Trust Company, which holds shares of Common Stock on behalf of an indeterminate number of beneficial holders. On March 7, 1997, the last price reported on the New York Stock Exchange for the Common Stock was $36 7/8 per share.

                                DIVIDEND POLICY

    The Company has no current intention to pay cash dividends on its Common Stock. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, contractual restrictions, general business conditions and such other factors as the Company's Board of Directors deems relevant. Furthermore, covenants in the Indenture, the Credit Facility and the Intercompany Debt restrict the payment of dividends by the Company. There can be no assurance that the Company will have earnings sufficient to pay a dividend on its Common Stock or that, even if there are sufficient earnings, dividends will be permitted under applicable law. See "Risk Factors -- Effect of Certain Debt Obligations on the Company."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of December 31, 1996, and as adjusted to give effect to (i) the sale by the Company of 2,800,000 shares of Common Stock offered in the Primary Offerings at an assumed offering price of $36 7/8 per share, after deducting the underwriting discounts and commission and estimated expenses, and (ii) the application of the estimated net proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness and Financing Arrangements" and the Consolidated Financial Statements incorporated herein by reference.

                                                                                           AS OF DECEMBER 31, 1996
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------

                                                                                           (DOLLARS IN THOUSANDS)
CURRENT PORTION OF LONG-TERM DEBT:
  Capitalized leases.....................................................................  $      284   $     284
                                                                                           ----------  -----------
                                                                                           ----------  -----------
LONG-TERM DEBT:
  Capitalized leases.....................................................................         303         303
  Four Year Note (a).....................................................................      77,000      77,000
  Indenture Note (b).....................................................................     125,000     125,000
  8- 3/8% Senior Notes Due 2003 (c)......................................................     299,170     299,170
                                                                                           ----------  -----------
      Total long-term debt...............................................................  $  501,473   $ 501,473
                                                                                           ----------  -----------
STOCKHOLDERS' EQUITY:
  Preferred stock ($0.01 par value) 25,000,000 shares authorized; none issued and
    outstanding..........................................................................      --          --
  Common stock ($0.01 par value) 250,000,000 shares authorized; 44,380,949 shares issued
    and outstanding (47,186,940 shares issued and outstanding, as adjusted)..............         444         472
  Paid-in capital........................................................................     294,742     392,618
  Treasury stock.........................................................................        (713)       (713)
  Retained earnings......................................................................      96,622      96,622
  Deferred compensation..................................................................     (17,035)    (17,035)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................     374,060     471,964
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  875,533   $ 973,437
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(a) The Four Year Note will mature on February 14, 2000 and pays interest semi-annually at a fixed rate of 8.02% per annum. Until February 14, 1998, interest on the Four Year Note will not be paid in cash but will accrue and be added to the principal amount of the Four Year Note. After February 14, 1998, interest on the Four Year Note will be payable in cash.

(b) The Indenture Note will mature on February 14, 2001 and bears interest at a rate of 7.96% per annum. The principal amount of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998.

(c) See "Description of Certain Indebtedness and Financing Arrangements."

                            SELECTED FINANCIAL DATA

         (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

    The historical financial data set forth below for fiscal years 1993 and 1992 have not been separately audited but have been derived from Continental Grain audited financial statements which are not included herein. The historical financial data set forth below for fiscal years 1996, 1995 and 1994 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company incorporated by reference. The historical financial data set forth below for the nine months ended December 31, 1996 and 1995 have been derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements of the Company incorporated by reference. In the opinion of the Company, such unaudited financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. Results for the nine months ended December 31, 1996 are not necessarily indicative of results for the full year and are subject to year end adjustments. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               NINE MONTHS ENDED
                                                  DECEMBER 31,                      YEARS ENDED MARCH 31,
                                              --------------------  -----------------------------------------------------
                                                1996       1995       1996       1995       1994       1993       1992
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Gross income:
    Gain on sale of receivables.............  $ 133,773  $ 101,031  $ 146,529  $  67,512  $  49,671  $  18,587  $  11,418
    Interest................................    109,967     61,335     91,737     42,929     20,707     11,385     16,130
    Net servicing income....................     32,386     20,266     29,298      9,304      3,989      1,842      1,191
    Other income (loss).....................      4,652      2,227      4,252      2,252        162       (147)       (41)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total gross income....................  $ 280,778  $ 184,859  $ 271,816  $ 121,997  $  74,529  $  31,667  $  28,698
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income tax expense and
    minority interest.......................  $ 122,787  $  89,176  $ 126,536  $  56,988  $  35,286  $  12,149  $   7,765
  Income tax expense........................     49,192     34,689     49,096     22,168     13,726      4,640      2,948
  Minority interest of subsidiary...........       (379)     3,310      3,310      8,728      5,076      1,600        744
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income................................  $  73,974  $  51,177  $  74,130  $  26,092  $  16,484  $   5,909  $   4,073
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Primary and fully dilutive earnings per
    common share (pro forma at March 31,
    1996 only)..............................  $    1.68             $    2.00

                                                      AS OF DECEMBER 31,
                                                             1996            AS OF DECEMBER 31,   AS OF MARCH 31,
                                                                            --------------------
                                                       AS ADJUSTED (A)        1996       1995          1996
                                                    ----------------------  ---------  ---------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.......................        $  136,947        $  39,043  $   4,592     $  32,479
  Excess spread receivables (interest-only and
    residual certificates)........................           338,012          338,012    259,045       293,218
  Receivables held for sale.......................           481,596          481,596    267,648       303,679
  Total assets....................................         1,640,642        1,542,738    815,530       892,540
  Notes payable to affiliates.....................           202,000          202,000     --           324,000
  Due to affiliates...............................            40,245           40,245    395,633        13,734
  8- 3/8% Senior Notes Due 2003...................           299,170          299,170     --            --
  Total liabilities...............................         1,167,444        1,167,444    686,438       597,721
  Minority interest of subsidiary.................             1,234            1,234     --            --
  Stockholders' equity (b)........................           471,964          374,060    129,092       294,819

                                         NINE MONTHS ENDED
                                            DECEMBER 31,                      YEARS ENDED MARCH 31,
                                        --------------------  -----------------------------------------------------
                                          1996       1995       1996       1995       1994       1993       1992
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Face value of loans serviced (at
    period end).......................  $5,699,145 $3,427,190 $3,863,575 $2,192,190 $1,105,393 $ 484,857  $ 314,260
  Securitization and sales volume:
    ContiMortgage.....................  2,407,554  1,400,270  2,030,270  1,292,691    772,324    272,544    187,720
    Non-ContiMortgage.................    922,008  1,372,680  1,962,680    995,000    418,000    426,000    921,000
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total securitization and sales
        volume........................  $3,329,562 $2,772,950 $3,992,950 $2,287,691 $1,190,324 $ 698,544  $1,108,720
LOAN LOSS DATA (C):
  Delinquency rate (at period end)
    (d)...............................       4.17%      3.73%      2.51%      1.64%      0.97%      1.20%      3.68%
  Default rate (at period end) (e)....       4.38%      2.04%      3.54%      1.16%      0.81%      1.70%      2.46%
  Net losses as a percentage of
    average amount outstanding........       0.18%(f)      0.09%(f)      0.13%      0.08%      0.15%      0.26%      0.27%

------------------------------


(a) The as adjusted balance sheet data as of December 31, 1996 reflects the Primary Offerings, net of $700 of estimated offering expenses. See "Capitalization."


(b) The Company paid cash dividends to Continental Grain of $305 in fiscal year 1996.

(c) Loan loss data represents data for the home equity loan servicing portfolio of ContiMortgage only. See "Business--Home Equity Loan Origination and Servicing."

(d) The delinquency percentage represents, as a percentage of the aggregate principal balance of loans in ContiMortgage's servicing portfolio as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(e) The default percentage represents, as a percentage of the aggregate principal balance of loans in the Company's portfolio as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(f) This percentage is based on data for the nine months ended December 31, 1996 and 1995 and is not necessarily indicative of an annualized percentage.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements and the notes thereto incorporated by reference herein.

GENERAL

    The Company is engaged in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization expertise to originators of a broad range of loans, leases and receivables. Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. The Company, through its subsidiary, ContiTrade, provides financing and asset securitization structuring expertise, and through its subsidiary, ContiFinancial Services, an NASD registered broker/dealer, provides placement services. In September 1996, the Company established ContiWest Corporation, a Nevada corporation, to administer and underwrite a portion of the Company's origination portfolio.

    The Company closed an initial public offering in the United States and internationally of 7,130,000 shares of its common stock on February 14, 1996. Proceeds to the Company from the IPO were approximately $138.1 million, net of related expenses. Prior to the IPO, the Company was wholly-owned by Continental Grain. Following the IPO and the grant of "restricted" common stock to certain key ContiFinancial employees, 81% of the Company's common stock was held by Continental Grain. See "Certain Transactions."

    The Company's Strategic Alliance clients are originators of consumer and commercial loans, leases and receivables. The Company provides financing and asset securitization execution and expertise to the Strategic Alliance client while the client provides a consistent flow of securitizable assets to the Company. In certain Strategic Alliances, the Company had received Strategic Alliance Equity Interests in the Strategic Alliance client. Those Strategic Alliance Equity Interests received from Strategic Alliances prior to the IPO were retained by Continental Grain while Strategic Alliance Equity Interests received after the IPO have been retained by the Company. The realization of value on such Strategic Alliance Equity Interests is subject to many factors, including the future growth and profitability of the Strategic Alliance clients and the completion of initial public offerings or other corporate transactions by such Strategic Alliance clients.

    In the third quarter of fiscal 1997, the Company acquired three home equity companies and one auto finance company to satisfy growth strategies of expanding into the western United States, diversifying into retail origination and owning other asset origination platforms with assets with which it has significant securitization experience. The four new loan origination subsidiaries are ULG, Royal, Triad and Resource One (collectively, the "Acquisitions"). See "Prospectus Summary--Recent Developments."

    The Acquisitions have been accounted for as purchases, and the results of operations have been included with the Company's results of operations since the effective acquisition dates. The cumulative purchase price was $37.5 million, resulting in $33.0 millon of cost in excess of minority interest equity which will be amortized on a straight-line basis over a 25 year useful life. Certain acquisition's terms contain payments which are contingent upon future earnings or employment of key management. Such contingent payments will be recorded as purchase price or compensation as is appropriate for the nature of the payments. The Company has a right and obligation to purchase the remaining 44.0% of the common stock of Triad at any time subsequent to the effective date of the acquisition. The purchase price will be based upon the future earnings of Triad and will be recorded when determinable. The excess of fair value over net assets acquired will be recorded as an increase in cost in excess of minority interest equity. The Acquisitions are not material to the financial position or results of operations of the Company.

    On a percentage basis, the following table sets forth the composition of the Company's results as a percentage of total gross income for the nine months ended December 31, 1996 and 1995 and for fiscal 1996, 1995 and 1994:

                                                             NINE MONTHS ENDED
                                                                DECEMBER 31,           YEARS ENDED MARCH 31,
                                                            --------------------  -------------------------------
                                                              1996       1995       1996       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------
Gross income:
  Gain on sale of receivables.............................      47.64%     54.65%     53.91%     55.34%     66.65%
  Interest................................................      39.17      33.18      33.75      35.19      27.78
  Net servicing income....................................      11.53      10.96      10.78       7.63       5.35
  Other income............................................       1.66       1.21       1.56       1.84       0.22
                                                            ---------  ---------  ---------  ---------  ---------
    Total gross income....................................     100.00%    100.00%    100.00%    100.00%    100.00%
                                                            ---------  ---------  ---------  ---------  ---------
Expenses:
  Compensation and benefits...............................      18.47%     17.91%     19.21%     19.52%     19.69%
  Interest................................................      28.50      27.72      27.51      24.29      16.27
  Provision for loan losses...............................       0.46       0.20       0.10       1.59       6.03
  General and administrative..............................       8.84       5.93       6.63       7.89      10.66
                                                            ---------  ---------  ---------  ---------  ---------
    Total expenses........................................      56.27%     51.76%     53.45%     53.29%     52.65%
                                                            ---------  ---------  ---------  ---------  ---------
Income before income taxes and minority interest..........      43.73%     48.24%     46.55%     46.71%     47.35%
Income taxes..............................................      17.52      18.77      18.06      18.17      18.42
Minority interest of subsidiary...........................      (0.13)      1.79       1.22       7.15       6.81
                                                            ---------  ---------  ---------  ---------  ---------
    Net income............................................      26.34%     27.68%     27.27%     21.39%     22.12%
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

CERTAIN ACCOUNTING CONSIDERATIONS

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization in the form of REMICs, owner trusts or grantor trusts. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the "excess spread"). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the excess spread. The excess spread represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized (the "Excess Spread"). The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the value of the Excess Spread less origination and underwriting costs. The present value of the Excess Spread is the Excess Spread receivable (the "Excess Spread Receivable"). The Excess Spread Receivable is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate. The majority of the Company's Excess Spread Receivable at December 31, 1996, March 31, 1996 and 1995 is interest-only and residual certificates. Consequently, the Company's consolidated balance sheets designate Excess Spread Receivable as "interest-only and residual certificates."

    The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheets. The Excess Spread Receivable is reduced as cash distributions are received from the securitization.

    Due to the fact that the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the Excess Spread, the amount of cash actually received over the lives of the loans or other assets normally exceeds the gain previously recognized at the time the loans or other assets were sold and therefore interest income is recognized over the life of the loans or other assets securitized. In periods subsequent to the sale, the Company may recognize an increase in fair value of Excess Spread Receivables as gain on sale of receivables to the extent that estimates of the loan pool's future remaining lives exceed those originally projected. This estimate of extended life is performed by reviewing past prepayment experience and estimating future prepayment experience by considering numerous factors which include current market assumptions, the interest rate environment and economic factors. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the Excess Spread Receivable may have to be written down through a charge to earnings in the period of adjustment. To date, the Company has not been required to record such a downward adjustment on its portfolio as a whole. The Company believes that one factor contributing to this positive experience is the Company's determination that over time home equity loan prepayments have been less volatile than conventional mortgage prepayments. See also Note 3 to Consolidated Financial Statements of the Company incorporated by reference herein.

    Additionally, upon sale or securitization of servicing retained mortgages, the Company capitalizes the cost associated with the right to service mortgage loans based on its relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, term and credit quality. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. As such the Company does not consider interest rates a predominant risk characteristic for purposes of valuation impairment. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment.

FINANCIAL CONDITION

DECEMBER 31, 1996

    Securities purchased under agreements to resell increased $329.1 million from $179.9 million at March 31, 1996 to $509.0 million at December 31, 1996. The Company hedges its interest rate exposure on its receivables held for sale and loans and other assets sold, with recourse, under its Purchase and Sale Facilities with certain financial institutions, through the use of United States Treasury securities and futures contracts. Securities purchased under agreements to resell are part of this hedging strategy. The increase in securities purchased under agreements to resell was primarily due to the increase in the receivables held for sale.

    Interest-only and residual certificates increased $44.8 million from $293.2 million at March 31, 1996 to $338.0 million at December 31, 1996. Excluding the Acquisitions during the third quarter of fiscal 1997, interest-only and residual certificates increased by $43.7 million. This increase represented $150.2 million recorded during the nine months ended December 31, 1996 related to new securitizations and recorded interest income of $23.9 million partially offset by $96.5 million of sales of such certificates and $33.9 million of collections.

    Capitalized servicing fees receivable increased $12.1 million from $11.7 million at March 31, 1996 to $23.8 million at December 31, 1996. This balance reflected the capitalization of $17.1 million of servicing rights offset by amortization of $5.0 million.

    Trade receivables, net increased by $199.8 million from $352.3 million at March 31, 1996 to $552.1 million at December 31, 1996. Excluding the Acquisitions during the third quarter of fiscal 1997, trade receivables increased by $114.2 million. This increase was primarily due to a net increase in receivables held for sale from $303.7 million as of March 31, 1996 to $394.6 million at December 31, 1996. The net increase in receivables held for sale was primarily due to the investment of the net cash proceeds available from the Company's IPO in February 1996, the sale of the $300.0 million Senior Notes and the sale of certain Excess Spread Receivables, partially offset by the repayment of the $125.0 million term note (the "Term Note") payable to Continental Grain, in addition to the investment in the Acquisitions.

    Premises and equipment, net of accumulated depreciation, increased $3.0 million from $3.9 million at March 31, 1996 to $6.9 million at December 31, 1996. Excluding the Acquisitions during the third quarter of fiscal 1997, premises and equipment decreased by $0.04 million. This decrease was primarily as a result of office equipment acquisitions which were more than offset by the normal periodic depreciation of owned equipment.

    Cost in excess of minority interest equity increased by $32.4 million from $14.6 million at March 31, 1996 to $47.0 million at December 31, 1996. The increase was primarily due to the Acquisitions during the third quarter of fiscal 1997.

    Other assets increased $19.7 million from $3.9 million at March 31, 1996 to $23.6 million at December 31, 1996. Excluding the Acquisitions during the third quarter of fiscal 1997, other assets increased by $17.9 million. This increase is primarily due to an increase of approximately $10.6 million of deferred issuance costs on the Senior Notes and an increase of $4.2 million in escrow deposits.

    Accounts payable and accrued expenses increased $34.4 million from $73.5 million at March 31, 1996 to $107.9 million at December 31, 1996. Excluding the Acquisitions during the third quarter of fiscal 1997, accounts payable and accrued expenses increased by $29.2 million. The balance increased primarily due to an increase in accrued interest payable due to the issuance of the Senior Notes, an increase in amounts due to brokers in relation to the purchase of loans and an increase in general accounts payable due to the increase in volume.

    Securities sold but not yet purchased increased $326.3 million from $180.7 million at March 31, 1996 to $507.0 million at December 31, 1996. The Company hedges its interest rate exposure on its receivables held for sale, loans and other assets sold with recourse under its Purchase and Sale Facilities through the use of United States Treasury securities and futures contracts. Securities sold but not yet purchased are part of this hedging strategy. This increase in securities sold but not yet purchased was primarily due to the increase in receivables held for sale.

    On August 14, 1996 the Company issued the $300.0 million senior notes and received net proceeds of $293.1 million, after underwriting fees and market discount, resulting in the balance sheet increase from March 31, 1996. The Notes were issued at a discount which is being amortized over the life of the Notes, resulting in the balance of $299.2 million as of December 31, 1996.

    Payables to affiliates decreased $95.5 million from $337.7 million at March 31, 1996 to $242.2 million at December 31, 1996. The decrease was primarily due to the prepayment of the $125.0 million Term Note payable to Continental Grain upon receipt of the proceeds from the issuance of the Notes offset by an increase in taxes payable to Continental Grain under the Company's tax sharing agreement due to increased pre-tax income.

    Other liabilities increased $5.4 million from $5.8 million at March 31, 1996 to $11.2 million at December 31, 1996. The increase was primarily due to amounts recorded as deferred purchase price liabilities of the Acquisitions. Excluding the Acquisitions during the third quarter of fiscal 1997, other liabilities decreased by $0.7 million. The decrease is primarily due to a decrease in deferred income in connection with the origination and securitization of loans and other assets.

    Stockholders' equity increased $79.2 million from $294.8 million at March 31, 1996 to $374.0 million at December 31, 1996 due to net income of $74.0 million and the amortization of deferred compensation of $5.2 million.

MARCH 31, 1996

    Securities purchased under agreements to resell increased $95.2 million from $84.7 million at March 31, 1995 to $179.9 million at March 31, 1996. The Company hedges its interest rate exposure on its receivables held for sale and loans and other assets sold, with recourse, under its Purchase and Sale Facilities, through the use of treasury futures and securities. Securities purchased under agreements to resell are part of this hedging strategy. This increase was due primarily to the increase in the Company's securitization volume as of March 31, 1996 as compared to March 31, 1995.

    Interest-only and residual certificates increased $150.2 million from $143.0 million at March 31, 1995 to $293.2 million at March 31, 1996. This increase represents $271.3 million recorded during fiscal 1996 relating to new securitizations and recorded interest income of $20.9 million partially offset by $115.2 million of sales and $26.8 million of collections.

    Capitalized servicing fees receivable was $11.7 million at March 31, 1996. This balance reflects the capitalization under SFAS 122 of $13.8 million of servicing rights partially offset by amortization of $2.1 million.

    Trade receivables, net increased $260.2 million from $92.1 million at March 31, 1995 to $352.3 million at March 31, 1996. This increase was due primarily to a net increase in receivables held for sale from $77.3 million as of March 31, 1995 to $296.2 million at March 31, 1996.

    Premises and equipment, net increased $1.4 million from $2.5 million at March 31, 1995 to $3.9 million at March 31, 1996 primarily as a result of acquisition of office furniture and equipment to support the increase in staff from 234 at March 31, 1995 to 455 at March 31, 1996.

    Cost in excess of minority interest equity was $14.6 million at March 31, 1996. On June 19, 1995, ContiTrade Services effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services. The purchase price exceeded the recorded minority interest by $15.1 million which was partially offset by amortization of $0.5 million.

    Other assets increased $2.0 million from $1.9 million at March 31, 1995 to $3.9 million at March 31, 1996. Other assets represents prepaid expenses, margin deposits and other real estate owned. The increase in the balance is related to the increase in the Company's securitization volume.

    Accounts payable and accrued expenses increased $31.9 million from $41.6 million at March 31, 1995 to $73.5 million at March 31, 1996. The balance increased primarily due to amounts payable under the Company's Purchase and Sale Facilities, accruals for securitization obligations and incentive accruals.

    Securities sold but not yet purchased increased $99.0 million from $81.7 million at March 31, 1995 to $180.7 million at March 31, 1996. The Company hedges its interest rate exposure on its receivables held for sale and loans and other assets sold with recourse under its Purchase and Sale agreements through the use of treasury futures and securities. Securities sold but not yet purchased are part of this hedging strategy. This increase was due primarily to the increase in the Company's securitization volume.

    Payables to affiliates increased $222.8 million from $114.9 million at March 31, 1995 to $337.7 million at March 31, 1996. Prior to the IPO, Continental Grain provided the Company with short-term intercompany financing. On February 14, 1996, the Company refinanced a portion of the short-term financing with three notes totaling $324.0 million. The primary use of the proceeds from borrowing was to fund the increase in trade receivables between March 31, 1995 and March 31, 1996.

    Other liabilities of $5.8 million at March 31, 1996 primarily represents deferred income in connection with the origination and securitization of loans and other assets.

    Stockholders' equity increased $226.9 million from $67.9 million at March 31, 1995 to $294.8 million at March 31, 1996 due to net income of $74.1 million, the net proceeds from the IPO of $138.1 million, Continental Grain's $10 million capital contribution to ContiTrade and the amortization of deferred compensation of $5.0 million, net of $0.3 million of dividends paid to Continental Grain.

RESULTS OF OPERATIONS

    The Company's total gross income increased from $184.9 million for the nine months ended December 31, 1995 to $280.8 million for the nine months ended December 31, 1996, representing a 52% increase. Excluding the Acquisitions during the third quarter of fiscal 1997, gross income increased by $85.2 million or 46%. The Company's total gross income increased from $74.5 million in fiscal year 1994 to $271.8 million in fiscal year 1996, representing a 91% annual compound growth rate. Net income increased from $51.2 million for the nine months ended December 31, 1995 to $74.0 million for the nine months ended December 31, 1996, representing a 45% increase. Excluding the Acquisitions during the third quarter of fiscal 1997, net income increased by $24.0 million or 47%. Net income increased from $16.5 million for the year ended March 31, 1994 to $74.1 million for the year ended March 31, 1996, representing a 112% annual compound growth rate.

    The following table sets forth the components of the Company's total gross income for the nine months ended December 31, 1996 and 1995 and for fiscal 1996, 1995 and 1994:

                                                          NINE MONTHS ENDED
                                                             DECEMBER 31,             YEARS ENDED MARCH 31,
                                                        ----------------------  ---------------------------------
                                                           1996        1995        1996        1995       1994
                                                        ----------  ----------  ----------  ----------  ---------

                                                                         (DOLLARS IN THOUSANDS)
Gain on sale of receivables...........................  $  133,773  $  101,031  $  146,529  $   67,512  $  49,671
Interest..............................................     109,967      61,335      91,737      42,929     20,707
Net servicing income..................................      32,386      20,266      29,298       9,304      3,989
Other income..........................................       4,652       2,227       4,252       2,252        162
                                                        ----------  ----------  ----------  ----------  ---------
    Total gross income................................  $  280,778  $  184,859  $  271,816  $  121,997  $  74,529
                                                        ----------  ----------  ----------  ----------  ---------
                                                        ----------  ----------  ----------  ----------  ---------

    The following table sets forth the components of the Company's expenses for the nine months ended December 31, 1996 and 1995 and for fiscal 1996, 1995 and 1994:

                                                          NINE MONTHS ENDED
                                                             DECEMBER 31,             YEARS ENDED MARCH 31,
                                                        ----------------------  ---------------------------------
                                                           1996        1995        1996        1995       1994
                                                        ----------  ----------  ----------  ----------  ---------

                                                                         (DOLLARS IN THOUSANDS)
Compensation and benefits.............................  $   51,870  $   33,101  $   52,203  $   23,812  $  14,674
Interest..............................................      79,989      51,255      74,770      29,635     12,124
Provision for loan losses.............................       1,302         367         285       1,935      4,499
General and administrative............................      24,830      10,960      18,022       9,627      7,946
                                                        ----------  ----------  ----------  ----------  ---------
    Total expenses....................................  $  157,991  $   95,683  $  145,280  $   65,009  $  39,243
                                                        ----------  ----------  ----------  ----------  ---------
                                                        ----------  ----------  ----------  ----------  ---------

NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31,
  1995

    INCOME. The increase in total gross income was due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources.

    Gain on sale of receivables was the primary component of total gross income, comprising 48% and 55% of total gross income in the nine months ended December 31, 1996 and 1995, respectively. Gain on sale of receivables as a percentage of total gross income was lower for the nine months ended December 31, 1996 due to an increase in servicing income associated with a larger servicing portfolio and balance of interest earning assets. Gain on sale of receivables increased $32.7 million or 32% for the nine months ended December 31, 1996 as compared to the corresponding period in 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, gain on sale of receivables increased by $24.4 million, or 24%.

    The increase in the amount of gain on sale of receivables was due primarily to an increase in securitization volume in addition to a larger gain on sale percentage in the nine months ended December 31, 1996. The Company structured and sold $3.3 billion of mortgages and leases in the nine months ended December 31, 1996, an increase of $0.5 billion from the nine months ended December 31, 1995, which contributed $16.0 million of the increase in gain on sale of receivables.

    The larger gain on sale percentage was due to an increased proportion of ContiMortgage securitizations which yield higher gain on sale percentages than securitizations and placements for Strategic Alliance clients. For the nine months ended December 31, 1996, ContiMortgage represented 72% of total volume as compared to 50% for the nine months ended December 31, 1995. This shift in securitization type resulted in a gain of 30 basis points in Excess Spread or an $8.4 million increase in gain on sale of receivables in the nine months ended December 31, 1996 as compared to the corresponding period in 1995. The combination of the $8.4 million increase due to the gain on the sale percentage and the $16.0 million increase due to increased securitization volume resulted in a total increase in gain on sale of receivables, excluding the Acquisitions during the third quarter of fiscal 1997, of $24.4 million. The gain on sale of receivables as a percentage of loans securitized and sold for the nine months ended December 31, 1996 and 1995 was 4.0% and 3.6%, respectively.

    Interest income increased $48.6 million or 79% for the nine months ended December 31, 1996 from the corresponding period in 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, interest income increased by $47.2 million, or 77%. Interest income represents interest earned on loans originated or purchased by the Company during the period from their origination or purchase until the actual sale of the loans, as well as the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $36.5 million to the increase between the nine months ended December 31, 1996 and 1995. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $801.0 million in the nine months ended December 31, 1996 as compared to the corresponding period in 1995. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $10.7 million of the increase in interest income, which was due to the increase in the average investment in Excess Spread Receivables in the nine months ended December 31, 1996 as compared to the corresponding period in 1995.

    Net servicing income increased $12.1 million or 60% for the nine months ended December 31, 1996 compared to the corresponding period in 1995 due to the increase in the size of the servicing portfolio and the volume of loan sales and securitizations. The Company's loan servicing portfolio increased $2.3 billion or 66% to $5.7 billion from December 31, 1995 to December 31, 1996, contributing $8.7 million or 72% of the increase between the nine months ended December 31, 1996 and 1995. Additionally, net servicing income increased by $3.3 million in the nine months ended December 31, 1996 as compared to the nine months ended December 31, 1995 due to capitalized servicing income associated with the 72% increase in the volume of ContiMortgage loan sales and securitizations for the nine months ended December 31, 1996 as compared to the corresponding period in 1995.

    Other income increased $2.4 million or 109% for the nine months ended December 31, 1996 compared to the corresponding period in 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, other income increased by $1.6 million, or 72%. Other income consists primarily of "purchase premium refunds" received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The income from "purchase premium refunds" increased due to increases in origination volume.

    EXPENSES. Total expenses for the nine months ended December 31, 1996 increased $62.3 million or 65% from the corresponding period in 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, total expenses increased $49.6 million or 52%. This increase in total expenses was due to the increase in number of employees, the granting of "restricted" common stock and the costs associated with increased home equity loan volume.

    Compensation and benefits expenses increased $18.8 million or 57% for the nine months ended December 31, 1996 compared to the corresponding period in 1995 due to the addition of new personnel, change in incentive compensation plans and the granting of restricted common stock. Excluding the Acquisitions during the third quarter of fiscal 1997, compensation and benefits expense increased by $11.7 million, or 35%. On December 31, 1996, the Company had 1,346 employees, 692 from the Acquisitions, as compared to 332 employees on December 31, 1995, which primarily contributed to a $20.9 million increase in salary, $7.0 million due to the Acquisitions, offset by a $7.3 million decrease in incentive compensation for the nine months ended December 31, 1996 as compared to the corresponding period in 1995. In connection with the IPO, shares of "restricted" common stock were granted to certain key employees. The "restricted" common stock granted, subject to the employee's continued employment with the Company, vest between February 14, 1996 and March 31, 2000. The granting of "restricted" common stock increased the compensation expense for the nine months ended December 31, 1996 by $5.2 million. Compensation and benefits expenses represented 18% of total gross income for each of the nine months ended December 31, 1996 and 1995.

    Interest expense increased $28.7 million or 56% to $80.0 million for the nine months ended December 31, 1996 as compared to $51.3 million for the corresponding period in 1995 primarily as a result of interest expense incurred in connection with the issuance of the Notes, the costs of the sale, with limited recourse, of certain Excess Spread Receivables and an overall increase in the cost of borrowing offset by decreased expenses from the Purchase and Sale Facilities and decreased borrowing from Continental Grain. The Acquisitions did not affect interest expense as the external financing arrangements for the Acquisitions were terminated upon acquisition. The average borrowings from Continental Grain, Purchase and Sale Facilities, the Notes and Excess Spread Receivables sold, with limited recourse, increased by $533 million for the nine months ended December 31, 1996 as compared to the corresponding period in 1995 resulting in a $28.1 million increase in interest expense. The increase in the Company's combined interest rates by 5 basis points increased interest expense by $0.6 million for the nine months ended December 31, 1996 as compared to the corresponding period in 1995. The combination of the $0.6 million increase due to a higher combined interest rate and the $28.1 million increase due to increased balances resulted in a total increase of $28.7 million in interest expense for the nine months ended December 31, 1996 compared to the corresponding period in 1995.

    Provision for loan losses increased from $0.9 million to $1.3 million for the nine months ended December 31, 1996 as compared to $0.4 million for the nine months ended December 31, 1995. Excluding the Acquisitions during the third quarter of fiscal 1997, provision for loan loss increased by $0.1 million, or 16%. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of receivables held for sale and receivables sold with limited recourse under Purchase and Sale Facilities, prior to securitization. Provision for credit losses recorded at securitization is reserved in the value of interests-only and residual certificates.

The slight increase in the nine months ended December 31, 1996 as compared to the corresponding period in 1995 resulted from a determination of adequate reserves in light of actual loss experience.

    General and administrative expenses increased $13.9 million or 126% for the nine months ended December 31, 1996 compared to the corresponding period in 1995, and represented 9% and 6% of total gross income for the nine months ended December 31, 1996 and 1995, respectively. Excluding the Acquisitions during the third quarter of fiscal 1997, general and administrative expenses increased by $9.2 million, or 84%. Other than the Acquisitions, the primary cause of the increase was a $4.8 million increase in costs associated with underwriting, originating and servicing higher loan volumes. In the nine months ended December 31, 1996, the origination volume increased 73% as compared to the nine months ended December 31, 1995. Expenses related to the implementation of collection technology accounted for approximately $1.0 million of the increase. The remaining increase was due primarily to an increase in general and administrative expenses related to the increase in the number of employees to 654 on December 31, 1996, excluding employees of the Acquisitions, as compared to 332 on December 31, 1995, of approximately $3.4 million.

    INCOME TAXES. The Company is included in the consolidated Federal income tax return of Continental Grain. The Company's provision for income taxes was $49.2 million and $34.7 million for the nine months ended December 31, 1996 and 1995, respectively. The increase in taxes of 42% for the nine months ended December 31, 1996 compared to the corresponding period in 1995 was substantially related to the increase in income before taxes and minority interest over the same period. The effective tax rate for the nine months ended December 31, 1996 increased to 40% from 39% in the comparable period in fiscal 1996 due to a change in the provision for state income taxes.

    MINORITY INTEREST. In fiscal 1996, minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest was $3.3 million for the nine months ended December 31, 1995. The change in minority interest was directly related to the change in the Company's ownership percentage of ContiMortgage. On June 19, 1995, ContiTrade Services Corporation effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services Corporation. Accordingly, the results of operations for the nine months ended December 31, 1995 include approximately three months of minority interest of $3.3 million, while the comparable period of fiscal 1997 reflected 100% ownership of ContiMortgage during the period.

    In fiscal 1997, minority interest represents the portion of income before taxes and minority interest due to the 46.5% minority shareholders of Triad. On November 21, 1996, the Company acquired 53.5% of the common stock of Triad. Minority interest was ($0.4) million for the nine months ended December 31, 1996.

YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995 AND YEAR ENDED
  MARCH 31, 1994

    The Company's total gross income increased $149.8 million or 123% to $271.8 million in fiscal 1996 as compared to $122.0 million of total gross income in fiscal 1995 which in turn increased $47.5 million or 64% from total gross income of $74.5 million for fiscal 1994. The Company's total expenses as a percentage of total gross income remained stable at 53% in fiscal 1994, 1995 and 1996. As a result, net income for fiscal 1996 increased $57.6 million or 350% to $74.1 million compared to net income of $16.5 million in fiscal 1994.

    INCOME. The increases in total gross income were due to a greater volume of loans originated as a result of the expansion of the Company's wholesale and broker origination sources (including the opening of two regional branch offices), and the Company's development of Strategic Alliances.

    Gain on sale of receivables was the primary component of total gross income, comprising 54%, 55% and 67% of total gross income in fiscal 1996, 1995 and 1994, respectively. The reduction in the contribution of gain on sale of receivables to total gross income was due to an increasing servicing portfolio and balance of interest earning assets. Gain on sale of receivables increased $79.0 million or 117% in fiscal 1996 as compared to fiscal 1995 which in turn increased by $17.8 million or 36% from fiscal 1994. Gain on sale of receivables represents income primarily from the structuring and sale of pools of fixed rate home equity loans originated by ContiMortgage and Strategic Alliance clients of the Company in REMICs, owner trusts and grantor trusts. In addition to home equity loans sold into REMICs, owner trusts and grantor trusts and whole loan sales, gains on sale of receivables are earned from the securitization of adjustable rate home equity loans, commercial and multi-family loans, self-storage facilities, Title I home improvement loans, franchise loans, small business loans and equipment leases which are sold into REMICs and whole loan and other trust structures (collectively, "Structured Finance Transactions"). The increase in income earned from gain on sale of receivables was due to an increased volume of loans and leases structured and a wider differential between the interest rate earned on underlying securitized loans and leases and the pass-through rate paid to the securitization investors. The Company structured and sold $4.0 billion of mortgages, loans and leases in fiscal 1996, an increase of $1.7 billion from fiscal 1995, which contributed $62.6 million of the increase in gain on sale of receivables and structured and sold $2.3 billion of mortgages, loans and leases in fiscal 1995, an increase of $1.1 million from fiscal 1994 which contributed $32.4 million of the increase in gain on sale of receivables. The increase in gain on sale of receivables was also due to the yield curve. The yield curve is the relationship between interest rates and maturity. As the Company originates and sells loans and leases based on the interpolated United States Treasury interest rate plus a negotiated additional interest rate, the gain on sale of receivables is affected by unequal movements in interest rates at various maturities. The interpolated Treasury interest rate is based on the Company's estimate of the average life of the pool of loans or leases. In fiscal 1996 as compared to fiscal 1995, the yield curve steepened which contributed an additional 72 basis points to Excess Spread or $16.4 million of the increase in gain on sale of receivables. In fiscal 1995, mortgage rates moved to the level of pass-through rates resulting in a smaller difference between medium term rates and long term rates. This smaller difference resulted in a loss of 121 basis points in Excess Spread or $14.6 million reduction of gain on sale of receivables in fiscal 1995 as compared to fiscal 1994. The combination of the $14.6 million decline due to a smaller rate differential and the $32.4 million increase due to increased volume netted to a total increase in gain on sale of receivables from fiscal 1994 to fiscal 1995 of $17.8 million. The gain on sale as a percentage of loans securitized and sold for fiscal 1996, 1995 and 1994 was 3.7%, 3.0% and 4.2%, respectively.

    Interest income increased $48.8 million or 114% in fiscal 1996 from fiscal 1995 and $22.2 million or 107% in fiscal 1995 from fiscal 1994. Interest income represents interest earned on loans originated or purchased by the Company during the period from origination or purchases of the loans until their actual sale and the recognition of the increased value of the discounted Excess Spread Receivables over time. The interest earned on loans originated and purchased contributed $35.5 million to the increase between fiscal 1995 and fiscal 1996 and $19.0 million to the increase between fiscal 1994 and fiscal 1995. The increase in interest earned on loans originated and purchased was due primarily to the increase in the average balance of loans originated and purchased but not yet securitized during the periods, an increase of $591 million in fiscal 1996 as compared to fiscal 1995 and an increase of $179 million in fiscal 1995 as compared to fiscal 1994. The recognition of the increased value of the discounted Excess Spread Receivables over time accounted for $13.3 million of the increase in interest income between fiscal 1995 and fiscal 1996 and $3.2 million of the increase between fiscal 1994 and fiscal 1995.

    Net servicing income increased $20.0 million or 215% in fiscal 1996 compared to fiscal 1995 and $5.3 million or 133% in fiscal 1995 compared to fiscal 1994. These increases were due to the increase in the size of the servicing portfolio in each fiscal year and a change in accounting principle in fiscal 1996. The Company's loan servicing portfolio increased $1.7 billion or 76% to $3.9 billion from March 31, 1995 to March 31, 1996 contributing $8.3 million of the increase between fiscal 1995 and fiscal 1996. Additionally, the adoption of SFAS 122 in the beginning of fiscal 1996 increased servicing income by $11.7 million as compared to fiscal 1995. The March 31, 1995 loan servicing portfolio balance of $2.2 billion represented a 98% increase over the March 31, 1994 portfolio balance.

    Other income increased $2.0 million to $4.3 million in fiscal 1996 as compared to fiscal 1995 and increased $2.1 million to $2.3 million in fiscal 1995 as compared to fiscal 1994. Other income consists primarily of "purchase premium refunds" received from certain origination sources related to loans that prepay within a contractually set time period. Upon origination of a loan, the Company will pay a wholesale originator a purchase premium for the loan or pools of loans. The Company negotiates agreements with wholesale originators that provide that a portion of such purchase premium will be repaid if individual loans are repaid within a contractually set time period. The increase in "purchase premium refunds" is primarily due to the increases in origination volume. In fiscal 1996, origination volume increased 74% as compared to fiscal 1995 and 68% in fiscal 1995 as compared to fiscal 1994.

    EXPENSES. Total expenses for fiscal 1996 increased $80.3 million or 123% from fiscal 1995 which in turn increased $25.8 million or 66% from fiscal 1994. These increases in total expenses were due to the increase in number of employees, increased accruals for incentive compensation related to increased profits and costs associated with increased mortgage volume.

    Compensation and benefits increased $28.4 million or 119% in fiscal 1996 compared to fiscal 1995 due to the accrual of incentive compensation under a formula based on pre-tax income, the restricted stock awards, the addition of new personnel and commissions paid to certain employees on volume of loan originations. The fiscal 1996 accrual for incentive compensation was $28.0 million as compared to $12.4 million in fiscal 1995 contributing $15.6 million to the increase between the years. In connection with the IPO, shares of "restricted" common stock were granted to certain key employees. The "restricted" common stock granted, subject to the employee's continued employment with the Company, vests between February 14, 1996 and March 31, 2000. The granting of "restricted" common stock increased fiscal 1996 compensation expense by $5.0 million. On March 31, 1996, the Company had 455 employees as compared to 234 employees on March 31, 1995 and 163 employees on March 31, 1994, which primarily contributed to a $6.4 million increase in compensation costs in fiscal 1996 as compared to fiscal 1995. The commissions paid to certain ContiMortgage employees increased $1.4 million from fiscal 1995 to fiscal 1996. Compensation and related expenses increased $9.1 million or 62% in fiscal 1995 as compared to fiscal 1994 due to the accrual of incentive compensation under a formula based on pre-tax income, the addition of new personnel and commissions paid to certain employees on volume of loan originations. The fiscal 1995 accrual for incentive compensation was $12.4 million as compared to $7.6 million for fiscal 1994 contributing $4.8 million to the increase between the periods. The addition of 71 new personnel primarily contributed $3.5 million to the increase in compensation costs from fiscal 1994 to fiscal 1995 while the commissions paid to certain employees on volume of loans originated increased $0.8 million during the same period. Compensation and related expenses represent 19%, 20% and 20% of total gross income for fiscal 1996, 1995 and 1994, respectively.

    Interest expense increased to $74.8 million in fiscal 1996 as compared to $29.6 million in fiscal 1995 and $12.1 million in fiscal 1994 primarily as a result of increased borrowings from Continental Grain and costs of various Purchase and Sale Facilities with financial institutions. The average borrowings from Continental Grain and amounts sold (but not yet resold by the respective financial institution) under the Company's Purchase and Sale Facilities increased $627.4 million in fiscal 1996 as compared to fiscal 1995 resulting in a $43.0 million increase in interest expense, while such average increased $198.8 million in fiscal 1995 as compared to fiscal 1994 resulting in a $12.7 million increase in interest expense. The increase in interest rates contributed $2.2 million to the increase in interest expense between fiscal 1996 as compared to fiscal 1995 and $4.8 million in fiscal 1995 as compared to fiscal 1994.

    Provision for loan losses decreased to $0.3 million in fiscal 1996 as compared to $1.9 million in fiscal 1995 and $4.5 million in fiscal 1994. Provision for loan losses is recorded in sufficient amounts to maintain an allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding receivables. The decrease in fiscal 1996 as compared to fiscal 1995 and fiscal 1995 as compared to fiscal 1994 resulted from a determination of adequate reserves in light of actual loss experience.

    General and administrative expenses increased $8.4 million or 87% in fiscal 1996 compared to fiscal 1995, and represented 7% and 8% of total gross income in fiscal 1996 and 1995, respectively. The increase is due to an increase in volume related expenses. In fiscal 1996, the origination volume increased 74% as compared to fiscal 1995. General and administrative expenses increased $1.7 million or 21% in fiscal 1995 compared to fiscal 1994, and represented 8% and 11% of total gross income in fiscal 1995 and 1994, respectively. The overall dollar increases were primarily due to the increase in costs associated with underwriting, originating and servicing higher volumes of loans and the expansion of ContiMortgage's headquarters and branch offices. The increase associated with higher volumes was $1.1 million in general and administrative expenses in fiscal 1995 as compared to fiscal 1994. The expansion of ContiMortgage's facilities contributed $0.6 million to the increased general and administrative expenses in fiscal 1995 as compared to fiscal 1994. The percentage decrease was primarily due to increases in the above-mentioned volume related expenses partially offset by ContiMortgage's reversal of overallotments of servicing costs. In fiscal 1994, the Company implemented a risk management program with an insurer under which the insurer indemnifies the Company against certain contingencies related to its mortgage servicing operation, thus allowing the Company to eliminate accruals of losses as well as accruals to third party service providers resulting in a variation in fiscal 1995 compared to 1994.

    INCOME TAXES. The Company's provision for income taxes was $49.1 million, $22.2 million and $13.7 million for the years ended March 31, 1996, 1995 and 1994, respectively. The Company is included in the consolidated Federal income tax return of Continental Grain. The increase in taxes over the three fiscal years is directly related to the increase in income before taxes and minority interest over the same period. The effective tax rate for each year remained relatively consistent at 38% to 39%.

    MINORITY INTEREST. Minority interest represents the portion of income before taxes and minority interest due to the 20% minority shareholders of ContiMortgage. Minority interest decreased $5.4 million or 62% in fiscal 1996 compared to fiscal 1995 and increased $3.6 million or 72% in fiscal 1995 compared to fiscal 1994. This fiscal 1996 decrease in minority interest was directly related to the change in the Company's ownership percentage of ContiMortgage. On June 19, 1995, ContiTrade Services effectively acquired control of the remaining 20% minority interest in ContiMortgage, which became a wholly-owned subsidiary of ContiTrade Services. Accordingly, the results of operations for fiscal 1996 include approximately three months of minority interest of $3.3 million, while the comparable period of fiscal 1995 and 1994 included 12 months of minority interest of $8.7 million and $5.1 million, respectively. The fiscal 1995 increase in minority interest as compared to fiscal 1994 was directly related to the increase in ContiMortgage's net income before taxes and minority interest.

LIQUIDITY AND CAPITAL RESOURCES

    In a securitization, the Company recognizes a gain on the sale of loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short and long term external sources of cash to fund its operations. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) over-collateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its federal tax obligations under a tax sharing agreement with Continental Grain and, where necessary, direct payments of its federal and state tax obligations; (vii) interest and principal payments under the payables to affiliates and the Notes; (viii) the costs of the Purchase and Sale Facilities;
(ix) interest payments under the Credit Facility; and (x) the cost of any new acquisitions that the Company may pursue. See "Special Note Regarding Forward-Looking Statements."

    As a result of its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis, which is expected to increase as the volume of its loan and asset purchases and originations increases and its securitization program grows. See "Special Note Regarding Forward-Looking Statements." The Company securitized and sold in the secondary market $3.3 billion of loans in the nine months ended December 31, 1996 compared to $2.8 billion in the nine months ended December 31, 1995. The Company used $155.2 million of cash in operations during the nine months ended December 31, 1996. During fiscal 1996, 1995 and 1994, the Company securitized and sold in the secondary market $4.0 billion, $2.3 billion and $1.2 billion of loans, respectively. The Company used $300.5 million, $35.3 million and $32.4 million of cash in operations during fiscal 1996, 1995 and 1994, respectively.

    During the life of the REMICs, owner trusts or grantor trusts, the Company subordinates to the rights of holders of senior interests a portion of the Excess Spread otherwise due to the Company as a credit enhancement to support the sale of senior interests. The terms of the REMICs, owner trusts and grantor trusts generally require that the Excess Spread otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve account, or to repay the senior interests in order to increase overcollateralization to specified maximums. The value of such "deposit" accounts is included in the value of Excess Spread Receivables and the related gain on sale of receivables, net of necessary reserves for credit losses, if applicable.

    In addition, the increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of gain on sale of receivables recognized by the Company. During the nine months ended December 31, 1996, the Company recognized gain on sale of receivables in the amount of $133.8 million compared to $101.0 million for the corresponding period in 1995. During fiscal 1996, 1995 and 1994, the Company recognized gain on sale of receivables in the amounts of $146.5 million, $67.5 million, and $49.7 million, respectively. The recognition of gain on sale of receivables will have a negative impact on the cash flows of the Company to the extent the Company is required to pay state and Federal income taxes on these amounts in the period recognized notwithstanding that the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected.

    The Company's primary sources of liquidity are sales of loans, leases and other assets through securitization, the sale of loans, leases and other assets under the Purchase and Sale Facilities, the sale of Excess Spread Receivables, the sale of $300 million of Notes, the Credit Facility and the financing provided by Continental Grain. While the Company sells Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables.

    Through ContiTrade, the Company has $2.0 billion of committed sale capacity under its Purchase and Sale Facilities with various financial institutions as of December 31, 1996. The Purchase and Sale Facilities allow ContiTrade to sell, with limited recourse, interests in designated pools of loans and other assets. The Company has guaranteed ContiTrade's obligations under the Purchase and Sale Facilities. These agreements generally have one year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between February 1997 and June 1998. On December 31, 1996, the Company had utilized $1.3 billion of the capacity under these facilities. The Company currently anticipates that it will be able to renew these agreements when they expire and to obtain additional agreements.

    Since fiscal 1995, CSAF has been selling certain Excess Spread Receivables, with limited recourse, to provide cash to fund the Company's securitization program. These sales aggregated $50.0 million in fiscal 1995 and $54.5 million in fiscal 1996. On March 31, 1995, $91.0 million of these sales were outstanding. On April 1, 1996, CSAF sold $96.5 million of certain interest-only and residual certificates, and ContiFinancial, as well as Continental Grain, guaranteed CSAF's performance thereunder. On December 31, 1996, $155.4 million of these sales were outstanding. Under the recourse provisions of the agreements, CSAF is responsible for losses incurred by the purchaser within an agreed-upon range. CSAF's performance obligations in these transactions are guaranteed by Continental Grain for an agreed-upon fee. Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future.

    On August 14, 1996, the Company issued $300 million of unsecured senior notes maturing August 15, 2003. The Notes bear interest at 8.375% payable semiannually on February 15 and August 15 commencing February 15, 1997. The Notes are redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the treasury yield plus 50 basis points, plus in each case accrued interest to the date of redemption. Proceeds to the Company, net of underwriting fees and market discount were $293.1 million. Of this amount, $125.0 million was used by the Company to repay in full the Term Note payable to Continental Grain and the remaining funds have been used for general corporate purposes, including finding loan originations and purchases, supporting securitization transactions and other working capital needs.

    On January 8, 1997, the Company closed a $200 million unsecured revolving credit facility. The three-year facility has several interest rate pricing alternatives, including those based on LIBOR and federal funds rates. The facility will be used for general corporate and liquidity purposes.

    In order to fund the Company's growth prior to the IPO, Continental Grain provided the Company with intercompany financing. To refinance such intercompany financing, simultaneously with the completion of the IPO, Continental Grain purchased from the Company a $125 million five-year note issued under an indenture (the "Indenture Note"), a $74 million four-year note (the "Four Year Note") and the $125 million Term Note for $324 million in aggregate (collectively, the "Intercompany Debt"). The Term Note was prepaid in full on August 19, 1996 after the Company's issuance of $300 million of unsecured Notes as discussed above. The Company's ability to refinance the Intercompany Debt is subject to limitations contained in the Continental Grain debt agreements such as restrictions on the incurrence of debt and liens and other financial covenants.

    The net proceeds from the IPO and the issuance of Notes were used by the Company for general corporate purposes, including funding loan originations and purchases, supporting securitization transactions (including the retention of Excess Spread Receivables) and other working capital needs. Sales of the loans, leases and other assets through securitizations, the sale of loans under the Purchase and Sale Facilities, the sale of Excess Spread Receivables and further issuances of debt (subject to the covenants of the Intercompany Debt, the Credit Facility and the Notes), together with cash on hand, are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. The Company has no commitments for additional external financing and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain will provide such financing if the Company is unable to obtain third party financing or that the terms of the Continental Grain debt agreements will permit the Company to obtain such financing. See "Special Note Regarding Forward-Looking Statements."

EFFECTS OF ACCOUNTING PRONOUNCEMENTS

    In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investment in equity securities that have readily determinable fair values and for all investment in debt securities. The statement was adopted in fiscal 1995 and did not have a material impact on the Company's financial position or results of operations.

    In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-employment Benefits". This statement was adopted by Continental Grain in fiscal 1995. The adoption did not have a material impact on the Company's financial position or results of operations.

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 was amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") issued in October 1994. As the Company generally sells its loans within a relatively short period, the adoption of SFAS 114, as amended by SFAS 118, did not have a material impact on the Company's financial position or results of operations.

    SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of the notional amount or contractual amounts of financial instruments. In managing its interest rate exposure, the Company may use financial instruments. These instruments are used for the express purpose of managing interest rate risk related to loans purchased prior to securitization, and are not used for any trading or speculative purposes. As of March 31, 1996, 1995 and 1994, and December 31, 1996 all of the Company's financial instruments were designated as hedges and accounted for as such.

    In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires a change from the deferred method under Accounting Principles Board Opinion 11 to the balance sheet method of accounting for income taxes. SFAS 109 was adopted in fiscal 1994. The adoption did not have a material impact on the financial position or results of operations.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which was adopted on April 1, 1996. SFAS 123 allows companies either to continue to account for stock-based employee compensation plans under existing accounting standards or adopt a fair value based method of accounting for stock options as compensation expense over the service period (generally the vesting period) as defined in the new standard. SFAS 123 requires that if a company continues to account for stock options under Accounting Principles Board ("APB") Opinion No. 25, it must provide annual pro forma net income and earnings per share information "as if" the new fair value approach had been adopted. The Company will continue to account for stock-based compensation under APB Opinion No. 25 and will make the required disclosures at March 31, 1997. As a result, the adoption of this standard did not have an impact on the Company's financial position or results of operations.

    On January 1, 1997 the Company adopted the FASB SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") which addresses the accounting for transfers of financial assets in which the transferor has some continuing involvement either with the assets transferred or with the transferee. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. In addition, SFAS 125 requires that servicing assets and liabilities be subsequently measured by the amortization over their estimated life and assessment of asset impairment be based on such assets' fair value. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company's financial position or results of operations. However, the Company expects that certain of the assets that it had financed under the Purchase and Sale Facilities prior to January 1, 1997 will not qualify for sale treatment under SFAS 125 and as a result will be accounted for on the balance sheet of the Company. SFAS 125 does not in any way affect the ability of the Company to finance these assets. The Company expects to replace the Purchase and Sale Facilities with repurchase agreements for those asset types which do not qualify for sale treatment. On December 31, 1996, approximately $398 million of such assets not qualifying for sale treatment would have been accounted for on the balance sheet of the Company.

                        ANALYSIS OF OPERATING CASH FLOW

    The table below summarizes cash flow generated by operating activities. This analysis segregates cash income, cash expenses, sales and transfers of Excess Spread Receivables, cash invested in receivables held for sale, and the cash impact of changes in other assets and liabilities.

                                                                                      YEARS ENDED MARCH 31,
                                                                               -----------------------------------
                                                                                  1996         1995        1994
                                                                               -----------  ----------  ----------

                                                                                     (DOLLARS IN THOUSANDS)
OPERATING CASH INCOME:
  Excess cash flows received from securitization trusts......................  $    40,214  $   17,182  $   12,165
  Cash servicing fees........................................................       19,487      10,761       6,144
  Interest received..........................................................       66,281      32,948      15,817
  Other cash income..........................................................        3,481       2,056         146
                                                                               -----------  ----------  ----------
    Total Operating Cash Income..............................................      129,463      62,947      34,272
                                                                               -----------  ----------  ----------
OPERATING CASH EXPENSES:
  Securitization and loan acquisition costs..................................     (193,558)    (68,417)    (21,136)
  Cash operating expenses....................................................      (44,897)    (28,293)    (16,684)
  Taxes paid (including tax payments to affiliates)..........................      (44,696)    (24,607)    (11,383)
  Interest paid on Purchase and Sale Facilities..............................      (51,197)    (18,834)     (6,952)
  Interest paid on funded debt...............................................      (20,586)    (10,234)     (5,140)
                                                                               -----------  ----------  ----------
    Total Operating Cash Expenses............................................     (354,934)   (150,385)    (61,295)
                                                                               -----------  ----------  ----------
Cash flow before sales of Excess Spread Receivables..........................     (225,471)    (87,438)    (27,023)
Proceeds from sales of Excess Spread Receivables(a)..........................       54,500      50,000      --
Proceeds from transfer of certain Excess Spread Receivables to Continental
  Grain......................................................................       60,701      --          --
Proceeds from sale of securitizations at a premium over par of interest-only
  certificates from such securitizations.....................................       53,475      26,310      17,583
                                                                               -----------  ----------  ----------
Cash flow after sales of Excess Spread Receivables(a)........................      (56,795)    (11,128)     (9,440)
Cash (used in) provided by other payables and receivables....................      (23,162)     11,126      (1,304)
Cash used in receivables held for sale.......................................     (220,500)    (35,334)    (21,616)
                                                                               -----------  ----------  ----------
    Net Cash Used in Operating Activities....................................  $  (300,457) $  (35,336) $  (32,360)
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

------------------------

(a) On April 1, 1996, the Company sold, with limited recourse, Excess Spread Receivables for total cash proceeds of $96.5 million.

                                    BUSINESS

GENERAL

    ContiFinancial Corporation engages in the consumer and commercial finance business by originating and servicing home equity loans and by providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets, such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases, and timeshare loans. For the nine months ended December 31, 1996 and the year ended March 31, 1996, the Company originated or purchased $2.8 billion and $2.3 billion, respectively, of home equity loans through ContiMortgage. In addition, for the same periods, the Company securitized or sold $922 million and $2.0 billion, respectively, of loans and other assets for its clients. For the year ended March 31, 1996, approximately 72% of the Company's net income was derived from ContiMortgage's home equity lending business, while the remainder was derived from the Company's financing and asset securitization business.

    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration across the United States; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products;
(iv) expanding and diversifying its origination sources; and (v) investing in information services and collection technologies.

    Two distinct factors drive the expansion of the Company's home equity loan business--growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of Conti-Mortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio while relying upon the professional staff of ContiTrade and ContiFinancial Services to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and growing servicing portfolio. Through December 31, 1996, ContiMortgage completed 25 AAA/Aaa-rated REMIC securitizations totalling $6.3 billion. As of December 31, 1996, ContiMortgage had a servicing portfolio of $5.7 billion.

    The Company, through its subsidiary, ContiTrade, provides financing and asset securitization structuring expertise and through its subsidiary, ContiFinancial Services, provides placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's Strategic Alliances. The Company's strategy is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. For the years ended March 31, 1996 and 1995, services provided by ContiTrade to Strategic Alliance clients contributed $108.5 million and $14.8 million, respectively, to the total gross income of the Company.

    The Company earns fees for the financing and asset securitization services provided to its Strategic Alliance clients. In addition, in order to support its Strategic Alliance clients and to further enhance its returns, the Company may take what it believes to be manageable risk positions in its Strategic Alliances by purchasing whole loans (and issuing asset-backed securities and thus recognizing gain on sale) and providing financing of the Excess Spread Receivables owned by its clients. In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. The Company believes that its Strategic Alliance strategy results in the Company being less transaction oriented and more focused on increasing the long-term value of its Strategic Alliance clients. All Strategic Alliance Equity Interests existing prior to the consummation of the IPO were retained by Continental Grain, and therefore, these assets are not reflected in the Company's Consolidated Financial Statements incorporated by reference herein. The Company currently holds four Strategic Alliance Equity Interests. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years.

    The Company's successful execution of its Strategic Alliance strategy to date has resulted in the addition of the following new business lines and securitization volume from 1991 through December 31, 1996: 27 home equity loan securitizations representing $2.1 billion (for clients other than ContiMortgage), 18 equipment lease securitizations for $1.4 billion, five adjustable rate mortgage securitizations for $642 million, seven Title I home improvement loan securitizations for $245 million, five franchise loan securitizations for $312 million, five commercial/multi-family whole loan portfolio sales for $712 million, four sub-prime auto securitizations for $248 million and one small business loan securitization for $20 million. The Company currently has 12 active Strategic Alliances. Two specialize in home equity loans, two focus on auto loans and leases, three concentrate on equipment leases and the remainder focus on other asset classes.

    In certain circumstances where the Company has had a business or a Strategic Alliance relationship, the Company has acquired some or all of the equity of consumer finance companies that would broaden the Company's product lines, diversify its origination capabilities and further its growth strategy. In the third quarter of fiscal 1997, the Company acquired four such enterprises--ULG, Royal, Resource One and Triad. See "Prospectus Summary--Recent Developments."

INDUSTRY OVERVIEW

    The home mortgage market is the largest consumer finance market in the United States. Industry studies have estimated that home mortgage originations grew at an estimated 6.2% compound annual growth from $589 billion of home mortgages originated in 1990 to $797 billion of home mortgages originated in 1995. The non-conforming home equity loan sector of the home mortgage loan market has grown at a faster rate than the overall market. Industry studies have estimated that the non-conforming home equity loan originations grew at an estimated compound annual growth rate of 8.6% from $96 billion in 1990 to $145 billion in 1995. Despite the rapid growth and the size of this market, it is a relatively fragmented industry. The Company believes that the top five non-conforming home equity lenders accounted for only 9% of total non-conforming origination volume in calendar 1995.

    According to studies performed by David Olson Research Co., a group that has been analyzing the home equity loan industry since 1969, the growth in the volume of non-conforming home equity loans is attributable to, among other factors: (i) a larger number of borrowers seeking to consolidate their revolving credit debt and auto loans for a lower rate and payment; (ii) slow growth in real estate appreciation causing an increase in the number of borrowers seeking to make home improvements; (iii) increased entry into the home equity loan market by commercial banks as well as the growth in number and size of mortgage brokers making home equity financing more readily available; and (iv) growth in overall consumer awareness of the availability of home equity financing. In addition, the asset-backed securitization market has provided an important source of financing for originators of home equity loans. Industry publications report that asset-backed issuance of securities collateralized by home equity loans accounted for 24.7% or $38.6 billion, of the $156.0 billion asset-backed securities issued in calendar 1996.

THE COMPANY'S BUSINESS STRATEGY

    The Company's strategy is to continue its strong growth in the consumer and commercial finance business through geographic expansion of its home equity loan business, diversification of origination capabilities, Strategic Alliance activities, Strategic Acquisitions and investments in origination, servicing and collection information systems and technology. The Company seeks to become the most efficient low cost provider of non-conforming home equity loans underwritten in accordance with sound criteria and which perform with excellent delinquency, default and loss experience. Further, where prudent and appropriate, the Company will diversify into business lines which are otherwise under-served by the market presently and which can benefit from the lower cost of funds and the discipline provided through securitization as well as from the Company's approach to growth in originations, servicing and collections as successfully applied to ContiMortgage.

    The Company is implementing its home equity loan growth strategy through the use of ContiMortgage as an origination, underwriting, servicing and sales platform. The Company channels its home equity loan products from the wholesale and small broker markets through ContiMortgage with its centralized underwriting, servicing and collections which are utilized by ContiMortgage's regional offices as well as the Company's home equity lending subsidiaries. Direct retail production through branch systems has been implemented by the acquisition of Royal and Resource One which combined have 36 branch offices located throughout the west, the mid-west and the northeast United States. ULG, another recent acquisition, originates home equity loans and home improvement loans nationally through direct mail and telemarketing. The full implementation of this growth strategy, through the completion of additional Strategic Alliances and Strategic Acquisitions, will allow the Company to build its market share by building a broad national penetration of all origination channels of the home equity market in the United States.

    The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company currently has 12 active Strategic Alliances. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

    In addition to substantial loan, lease, and receivable originations from Strategic Alliance clients, the Company originated in excess of $1 billion in commercial mortgage loans since fiscal 1995. The Company plans to expand its market share in multi-family, healthcare, and self-storage facilities and broaden its array of loan products in the commercial mortgage market sector.

    As a key part of its growth strategy to diversify into asset classes that can benefit from securitization, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans since fiscal 1995. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, and collection of auto loans and losses. Consequently, after closely monitoring the performance and development of its Strategic Alliances in this industry, the Company acquired 56.0% of the outstanding common stock of Triad, a former Strategic Alliance. The Company's strategy is to apply to Triad the same disciplined approach to underwriting, credit grading, servicing and collections as had been applied to ContiMortgage. The Company believes that its strategy with respect to Triad, combined with prudent growth, will create a significant market presence in the non-prime automobile finance industry.

    The Company's strategy with respect to Strategic Acquisitions is an extension of its Strategic Alliance Strategy, which the Company believes provides it with a unique capability to analyze and select acquisition opportunities. Specifically, the Company has targeted the acquisition of companies with which it has significant experience as either a Strategic Alliance or as a broker/loan originator which has been selling home equity loans to ContiMortgage and which will enhance the Company's geographic diversification or method of origination. This focused approach on existing relationships, using considerable static pool data and analysis (loan characteristics, demographics, delinquencies, losses and prepayments), allows the Company to better judge: (i) the management team; (ii) the quality of the origination and underwriting; (iii) the ability to pass rating agency and/or financial guarantor scrutiny; and (iv) product consistency.

    The Company has sought to align itself with management teams which have consistently delivered securitizable product and which have demonstrated performance histories consistent with the Company's emphasis on quality originations rather than volume.

    The Strategic Acquisitions are deliberately structured to motivate the respective management teams to achieve goals consistent with those of the Company, with an emphasis on operating efficiencies and immediate accretion to earning per share. The Company's four Strategic Acquisitions to date have all included the following characteristics: (i) a purchase price providing for a modest upfront payment; (ii) subsequent installments based upon profit performance (i.e., net income, not volume); and (iii) management long-term incentives with attractive upside if successful in achieving agreed upon goals.

HOME EQUITY LOAN ORIGINATION AND SERVICING

    Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of non-conforming home equity loans. ContiMortgage's home equity loan production has increased from $161.5 million for the year ended March 31, 1992 (its first full year of operations under the Company) to $2.3 billion for the year ended March 31, 1996, representing a 95% annual compound growth rate.

    In September 1996, the Company organized ContiWest Corporation to better administer and underwrite the Company's origination portfolio.

LOAN PRODUCTION

    ORIGINATION. ContiMortgage's and ContiWest's principal loan product is a non-conforming home equity loan with a fixed principal amount, interest rate, and term to maturity which is typically secured by a first mortgage on the borrower's residence. Currently, over 90% of originations are secured by a first lien mortgage. Non-conforming home equity loans are home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors and that cannot be marketed to agencies, such as Ginnie Mae, Fannie Mae and Freddie Mac. In fiscal 1994, ContiMortgage introduced an adjustable rate mortgage as part of its strategy to expand its product lines and service a broader range of borrower needs. The Company originates or purchases loans through ContiMortgage's headquarters in Horsham, Pennsylvania, ContiWest's headquarters in Las Vegas, Nevada and five regional offices nationwide. ContiMortgage and ContiWest obtain their loans through two primary sources in 47 states and the District of
Columbia: wholesale, which represents loans purchased from mortgage bankers and commercial banks; and broker, which represents loans referred by brokers and are funded directly by ContiMortgage and ContiWest. New wholesale and broker relationships are subject to a thorough due diligence and approval process to ensure quality sources of new business. Once approved, loans from these new sources are initially subject to a higher level of scrutiny and quality control. See
"--Quality Control."

    For the nine months ended December 31, 1996, wholesale originations accounted for approximately 78% of ContiMortgage's and ContiWest's loan production. The Company believes that wholesale loan sourcing provides a cost effective means of growing and sustaining origination volumes. Because wholesale sources underwrite loans to ContiMortgage's and ContiWest's underwriting guidelines and fund those loans in their own name, wholesale sources deliver pre-approved loan packages to ContiMortgage and ContiWest typically in excess of $1.0 million in size. As a result, the general and administrative expenses of the Company associated with wholesale loan purchases are significantly less than when loans are purchased or originated on a loan-by-loan basis. For the nine months ended December 31, 1996, ContiMortgage and ContiWest purchased loans from over 100 wholesale sources with no one source accounting for more than 10% and the top five wholesale sources accounting for 20% of total wholesale loan production.

    The following table illustrates the sources of ContiMortgage's and ContiWest's loan production:

                   SOURCES OF LOAN ORIGINATIONS AND PURCHASES

                                                                AS OF                 AS OF MARCH 31,
                                                             DECEMBER 31,  --------------------------------------
                                                                 1996          1996          1995         1994
                                                             ------------  ------------  ------------  ----------
                                                                            (DOLLARS IN THOUSANDS)
Independent Mortgage Brokers:
  Principal Balance........................................   $  621,319   $    574,354  $    304,196  $  144,897
  Number of Loans..........................................        9,054          8,465         4,862       2,112
  Average Principal Balance per Loan.......................        $68.6          $67.9         $62.6       $68.6

Wholesale Correspondents:
  Principal Balance........................................  $ 2,138,755   $  1,737,117  $  1,024,779  $  641,913
  Number of Loans..........................................       33,896         28,268        17,759      10,390
  Average Principal Balance per Loan.......................        $63.1          $61.5         $57.7       $61.8

Total Loan Originations and Purchases:
  Principal Balance........................................  $ 2,760,074   $  2,311,471  $  1,328,975  $  786,810
  Number of Loans..........................................       42,950         36,733        22,621      12,502
  Average Principal Balance per Loan.......................        $64.3          $62.9         $58.7       $62.9

    Towards achieving its strategic objective of expanding and diversifying its sources of home equity loan production, the Company recently acquired three home equity lenders involved in retail home equity loan production. In November 1996, the Company purchased ULG, a West Coast-based home equity lender specializing in retail origination via direct mail and telemarketing throughout the United States and Royal, a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One, a Pennsylvania-based home equity lender specializing in retail origination via direct mail, television, and telemarketing throughout the eastern and mid-western states. Combined, ULG, Royal and Resource One originated approximately $636 million of home equity loans and home improvement loans in calendar year 1996. The Company will securitize most of the home equity loans originated by these new subsidiaries through ContiMortgage. The Company believes these operations will contribute significantly to the Company's home equity loan production growth in the future.

    The Company's current origination volumes by state are delineated as follows:

        GEOGRAPHIC DISTRIBUTION OF U.S. LOAN ORIGINATIONS AND PURCHASES

                                                                                                         YEAR ENDED
                                                                                                          MARCH 31,
                                                                       NINE MONTHS ENDED    -------------------------------------
                                                                       DECEMBER 31, 1996       1996         1995         1994
                                                                     ---------------------     -----        -----        -----
States:
  Michigan.........................................................               15%               11%           7%           5%
  Ohio.............................................................                8                 8            7            6
  Illinois.........................................................                7                 7            7            6
  New York.........................................................                7                 9           10           16
  New Jersey.......................................................                6                 9           12           14
  Pennsylvania.....................................................                5                 7            8            8
  North Carolina...................................................                5                 5            7            6
  California.......................................................                5                 2            0            0
  Florida..........................................................                4                 5            7            6
  Maryland.........................................................                4                 5            4            4
  Massachusetts....................................................                3                 4            4            3
  Indiana..........................................................                3                 4            4            3
  Georgia..........................................................                2                 3            4            5
  Connecticut......................................................                2                 2            2            2
  Virginia.........................................................                2                 2            2            1
  South Carolina...................................................                2                 2            2            2
  All other States.................................................               20                15           13           13
                                                                                 ---               ---          ---          ---
    Total..........................................................              100%              100%         100%         100%
                                                                                 ---               ---          ---          ---
                                                                                 ---               ---          ---          ---

    UNDERWRITING. All loans are underwritten to the Company's underwriting guidelines. The underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan. In the underwriting process, a credit package is submitted to the Company which includes a current appraisal from an independent appraiser, a property inspection, a credit report and a verification of employment. On a case-by-case basis, after review and approval by the Company's underwriters, home equity loans may be made or purchased which vary from the underwriting guidelines. However, any variations from guidelines must be approved by a senior underwriter or by a chief executive officer of ContiMortgage or ContiWest.

    The Company generally purchases or originates loans which either fully amortize over a period not to exceed 360 months or provide for amortization over a 360-month schedule with a "balloon" payment required at the maturity date, which will not be less than five years after origination. The loan amounts generally range from a minimum of $10,000 to a maximum of $350,000 unless a higher amount is specifically approved by the Chief Executive Officer of ContiMortgage or ContiWest. Management estimates that the current average home equity loan purchased or originated by ContiMortgage and ContiWest is approximately $65,000. ContiMortgage and ContiWest primarily purchase or originate non-purchase money first or second mortgage loans although ContiMortgage and ContiWest have programs for origination of certain purchase money first mortgages.

    The homes used for collateral to secure the loans may be either residential (mostly primary residences, but also second and vacation homes) or investor-owned one- to four-family homes, condominiums or townhouses. Generally, each home must have a minimum appraised value of $35,000. Mobile housing or agricultural land are not accepted as collateral. In addition, mixed-use loans secured by owner-occupied properties, including one- to four-family and small multi-family residences, are made where the proceeds may be used for business purposes.

    Each property proposed as security for a loan must be appraised not more than six months prior to the date of such loan. The combined loan-to-value ratio of the first and second mortgages generally may not exceed 85%. If a prior mortgage exists, the Company reviews the first mortgage history. If it contains open end, advance or negative amortization provisions, the maximum potential first mortgage balance is used in calculating the combined loan-to-value ratio which determines the maximum loan amount. The Company does not purchase or originate loans where the first mortgage contains a shared appreciation clause.

    The Company also requires a credit report by an independent credit reporting agency which describes the applicant's credit history. Such credit reports typically reflect all delinquencies of 30 days or more, repossessions, judgments, foreclosures, garnishments, bankruptcies, divorce actions and similar adverse credit events that can be discovered by a search of public records. Written verification is obtained on any first mortgage balance, its status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment on the first mortgage. All taxes and assessments not included in the monthly payment must be verified as current.

    Each loan applicant is required to secure property insurance in an amount sufficient to cover the new loan and any prior mortgage. If the sum of the outstanding first mortgage, if any, and the home equity loan exceeds replacement value, insurance at least equal to replacement value may be accepted.

    QUALITY CONTROL.  The purpose of the Company's quality control program is:
(i) to monitor and improve the overall quality of loan production generated by ContiMortgage's regional offices, ContiWest and wholesale sources; and (ii) to identify and communicate to management existing or potential underwriting and loan file packaging problems or areas of concern. Each month, the following sample of funded loans are examined: (i) a 10% random sample of all funded loans; (ii) a 1-3% random sample of loans underwritten at the maximum loan-to-value ratios for such risk class of loans; (iii) a 1-3% random sample of loans with a debt-to-income ratio greater than 50%; (iv) a minimum of the first five loans from any new origination source; and (v) loans selected in accordance with such other criteria as may be determined by management. The quality control file review examines compliance with underwriting guidelines and federal and state regulations. This is accomplished through a focus on: (i) accuracy of all credit and legal information; (ii) collateral analysis including re-appraisal of property (field or desk) and review of the original appraisal; (iii) employment and income verification; and (iv) legal document review to ensure that the appropriate documents are in place.

PURCHASE AND SALE FACILITIES

    As of December 31, 1996, through CSAF III and CSAF IV, the Company had $2.0 billion of committed and an additional $950 million of uncommitted sale capacity under its Purchase and Sale Facilities. The Purchase and Sale Facilities allow CSAF III and CSAF IV to sell, with limited recourse, interests in designated pools of loans and other assets. The Company utilized the facilities to sell assets totalling $4.8 billion, $5.7 billion, $2.5 billion, $1.2 billion in the nine months ended December 31, 1996 and fiscal years 1996, 1995 and 1994, respectively. As of December 31, 1996, the Company had utilized $1.3 billion of the sale capacity under the Purchase and Sale Facilities. See "Risk Factors--Negative Cashflows and Capital Needs--Dependence on Purchase and Sale Facilities," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LOAN SECURITIZATION

    GENERAL. The primary funding strategy of the Company is to securitize loans purchased or originated. The Company's origination sources: ContiMortgage, ContiWest, ULG, Royal and Resource One (collectively, the "Home Equity Companies"), benefit from the reduced cost of funds and greater leverage provided through securitization. Through December 31, 1996, including its first $31 million AAA/Aaa-rated REMIC pass-through certificate offering, which was privately placed by ContiFinancial Services in March 1991, ContiMortgage had completed 25 AAA/Aaa-rated REMIC securitizations totalling $6.3 billion. Management has structured the operations and processes of the Home Equity Companies specifically for the purpose of efficiently originating and underwriting for securitization in order to meet the requirements of rating agencies, credit enhancers and AAA/Aaa-rated REMIC pass-through investors. Additionally, the Company has determined that it is most efficient to have one home equity servicing and sales platform. Consequently, the Company has designated ContiMortgage to be the servicing provider for the Home Equity Companies. ContiMortgage is one of the leading servicers of non-conforming home equity loans in the United States. Since June 1994, ContiMortgage has completed 11 public REMIC securitizations for $5.2 billion and is a recognized and respected name in the asset-backed market. The Company plans to leverage off this market presence by securitizing the production of the Home Equity Companies through ContiMortgage. ContiMortgage generally seeks to enter the public securitization market at a minimum on a quarterly basis. In connection with these securitizations, ContiTrade and ContiFinancial Services provide securitization structuring and placement services, respectively.

    In a securitization, the Company sells the loans that it has purchased or originated to a REMIC, owner trust or grantor trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the Excess Spread). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate.

    The purchasers of the pass-through certificates receive a credit-enhanced security. Credit enhancement is generally achieved through two sources: (i) subordination of an amount of Excess Spread retained by the Company; and (ii) an insurance policy provided by an AAA/Aaa-rated monoline insurance company. As a result, each offering of senior REMIC pass-through certificates receives ratings of AAA from Standard & Poor's Ratings Services and Fitch Investors Service, L.P. and Aaa from Moody's Investors Service, Inc.

    The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the REMIC require either (i) the establishment of a reserve account that may be funded by cash or a letter of credit deposited by the Company or (ii) the overcollateralization of the REMIC, which is intended to result in receipts and collections on the loans exceeding the amounts required to be distributed to the holders of the senior REMIC pass-through certificates. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the monoline insurance company policy will pay any losses thereafter experienced by holders of the senior interests in the related REMIC. To date, there have been no claims on any monoline insurance company policy obtained in any of the Company's securitizations.

    HEDGING. A fixed rate loan inventory held for sale will have a smaller Excess Spread if interest rates rise before the loans are sold. Conversely, falling rates expand the Excess Spread. As such, it is the Company's policy to actively monitor its exposure to interest rates and hedge this exposure through the use of United States Treasury securities and futures contracts.

    WHOLE LOAN SALES. From time to time, the Company will sell loans on a whole loan basis when and where pricing is more attractive than that available through securitization. For the years ended March 31, 1996 and 1995 whole loan sales accounted for less than 3% of ContiMortgage's total volume of loan sales and securitizations. Because cash is received when the loans are sold, the full gain on sale is recorded at the time of sale. In the nine months ended December 31, 1996, ContiMortgage and ContiWest sold $453 million of home equity loans in whole loan sales generating $22.9 million of cash proceeds.

LOAN SERVICING

    OVERVIEW. The Company generally retains the right to service the home equity loans it originates or purchases. Servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, investor reporting, accounting for principal and interest, contacting delinquent borrowers, conducting foreclosure proceedings and disposing of foreclosed properties. As of March 31, 1996, ContiMortgage was servicing 65,121 loans in 44 states and the District of Columbia with an outstanding balance of $3.9 billion, an increase in outstanding balance of 76% from March 31, 1995. As of December 31, 1996, ContiMortgage's servicing portfolio has increased to 93,372 loans with an outstanding balance of $5.7 billion. As the servicing portfolio grows, the Company expects to recognize increasing economies of scale and cash flow. As of December 31, 1996, ContiMortgage's $5.7 billion servicing portfolio was earning a servicing fee of approximately 50 basis points per annum.

    ContiMortgage has developed a sophisticated computer-based mortgage servicing operation that enables the Company to provide effective and efficient processing of home equity loans. The key elements of any servicing operation are the quality and experience of the staff and the effectiveness of the computer software.

    The servicing system is an on-line real time system. It provides payment-processing and cashiering functions, automated payoff statements, on-line collections, hazard insurance and tax monitoring and a full range of investor-reporting requirements for both fixed rate and adjustable rate loans. The monthly investor-reporting package includes a trial balance, accrued interest report, remittance report and delinquency reports.

    Formal written procedures have been established for payment processing, new loan set-up, customer service, tax and insurance monitoring. The servicing system is documented by vendor-supplied instructional material, as well as by in-house instructional documentation.

    ContiMortgage is a Fannie Mae/Freddie Mac approved seller/servicer. As such, ContiMortgage is subject to thorough scrutiny of its policies, procedures and business, and is qualified to underwrite, sell and service loans on behalf of both Fannie Mae and Freddie Mac. This designation is typically a prerequisite for loan securitization.

    The pooling and servicing agreements which govern the distribution of cash flows within the REMIC trusts generally require that ContiMortgage, as servicer, advance interest (but not principal) on any delinquent loans to the holders of the senior interests in the related REMIC trust until satisfaction of the note, liquidation of the mortgaged property or charge-off of the loan to the extent ContiMortgage deems such advances of interest to be ultimately recoverable. To the extent there are any realized losses on loans, such losses are paid out of the related reserve account, out of principal and interest payments on overcollateralized amounts or, if necessary, from the related monoline insurance company policy.

    COLLECTIONS. The ContiMortgage collection department, which consists of 161 employees, is organized into three divisions (two collection divisions and one default division), each led by a collection supervisor. The collection divisions are each comprised of six teams, consisting of one team leader and seven loan counselors, whose responsibilities include contacting first payment defaults that are one to ten days delinquent and post-30 day delinquent accounts. In March 1996, each collection division was restructured to include an auto-dial team of collectors to handle pre-30 day delinquent accounts. In addition, there is a loss mitigation team which generally contacts mortgagors who are three payments in arrears to determine if a special forbearance repayment agreement can be arranged or if legal action needs to be initiated. In certain cases, delinquent loans are forwarded to the default division for legal action by a foreclosure or bankruptcy team. If a property is acquired through foreclosure, the Company will market the property for liquidation of the asset and recovery.

    Generally, collection activity will commence once a loan has not paid within five days of the due date. Once a loan becomes 30 days past due, a collection supervisor generally analyzes the account to determine the appropriate course of action. On or about the 45th day of delinquency, each property is typically inspected. The inspection indicates if the property is occupied or vacant, the general condition of the property, whether the condition is deteriorating, and a recommendation for securing, repair or maintenance. Borrowers usually will be contacted by telephone at least five times and also by written correspondence before the loan becomes more than 60 days delinquent. Collection activity on accounts 60 days or more delinquent typically emphasize curing the delinquency, including the use of formal forbearance, refinance and voluntary liquidation and other means directed at completely curing the delinquency. In most cases, accounts that cannot be cured by reasonable means will be moved to foreclosure as soon as all legal documentation permits.

    Depending upon the circumstances surrounding the delinquent account, a temporary suspension of payments or a repayment plan to return the account to an up-to-date status may be authorized by the collection supervisor. In any event, it is the Company's policy to work with the delinquent customer to resolve the past due balance before legal action is initiated.

    Mortgaged properties securing loans that are more than 60 days delinquent, including loans in foreclosure, are typically inspected on a monthly basis. In most cases, the cost of these inspections will be advanced by ContiMortgage and charged to the individual escrow accounts of the borrowers. The Company expects that the cost of inspections generally will be recovered through reinstatement, liquidation or payoff. The collection supervisor generally reviews each inspection report and takes whatever corrective action is necessary. The cost to secure, winterize or maintain a property are typically charged to the borrower's escrow account. If and when a property moves to foreclosure status, a foreclosure coordinator will review all previous inspection reports, evaluate the lien and equity position and obtain any additional information as necessary. The ultimate decision to foreclose, after all necessary information is obtained, is made by an officer of ContiMortgage.

    Foreclosure regulations and practices and the rights of the owner in default vary from state to state, but generally formal legal action may be initiated if:
(i) the loan is 90 days or more delinquent; (ii) a notice of default on a senior lien is received; or (iii) ContiMortgage discovers circumstances indicating potential loss exposure.

    TECHNOLOGY. ContiMortgage believes that the effective use of technology will lead to greater servicing efficiencies and economies of scale, thus reducing costs and increasing overall profitability. ContiMortgage uses technology in the areas of origination processing, loan servicing and investor reporting, collections and foreclosure management. As part of ContiMortgage's technology strategy, management is continually evaluating system requirements to ensure adequate systems and processing capacity are available.

    ContiMortgage uses an IBM AS/400 computer system to serve as the hardware platform for its origination and servicing software. The mortgage origination system used by ContiMortgage provides database management and automated document production necessary for loan originating and processing. The system provides distributed processing to ContiMortgage's regional offices and ContiWest, centralized management over its databases, and automatically produces all necessary mortgage documents.

    The Company's computer system provides all the standard processing functions necessary to service a loan and report loan activity. The system provides information on mortgage originations and pipeline processing, funding and wiring of funds to closing agents, and automated loan delivery including REMIC processing and reporting.

    The system also provides an on-line collections system that automatically prompts collectors to make collection calls and logs and displays the results of previous conversations with borrowers regarding their delinquency history. In fiscal 1997, ContiMortgage integrated the on-line collections system with a state of the art predictive power dialer. The predictive dialer is a tool which utilizes past payment history and other information to determine when the customer needs to be called, the type of collection call to be made and then provides collectors with an automated connection to that borrower. Further, the predictive dialer is used for all borrowers 5 to 60 days delinquent. Upon transfer of a delinquent account to the default status, The Problem Loan System establishes and monitors all actions of the foreclosure process and prompts foreclosure staff to execute appropriate actions on the appropriate date.

    CREDIT QUALITY OF HOME EQUITY LOAN SERVICING PORTFOLIO. The following table illustrates ContiMortgage's delinquency and charge-off experience with respect to its home equity loan portfolio:

                     DELINQUENCY AND DEFAULT EXPERIENCE OF
                      CONTIMORTGAGE'S SERVICING PORTFOLIO
                              OF HOME EQUITY LOANS

                                      AT DECEMBER 31,                                    AT MARCH 31,
                                  -----------------------  -------------------------------------------------------------------------
                                           1996                     1996                     1995                     1994
                                  -----------------------  -----------------------  -----------------------  -----------------------
                                    NUMBER                   NUMBER                   NUMBER                   NUMBER
                                      OF       PRINCIPAL       OF       PRINCIPAL       OF       PRINCIPAL       OF       PRINCIPAL
                                     LOANS      BALANCE       LOANS      BALANCE       LOANS      BALANCE       LOANS      BALANCE
                                  -----------  ----------  -----------  ----------  -----------  ----------  -----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Portfolio.......................      93,372   $5,699,145      65,121   $3,863,575      38,740   $2,192,190      20,146   $1,105,393
Delinquency percentage(a)
  30-59 days....................       3.31%        3.09%       2.01%        1.81%       0.89%        0.83%       0.57%        0.51%
  60-89 days....................       0.74%        0.72%       0.48%        0.47%       0.30%        0.36%       0.18%        0.19%
  90 days and over..............       0.33%        0.36%       0.15%        0.23%       0.44%        0.45%       0.30%        0.27%
    Total delinquency...........       4.38%        4.17%       2.64%        2.51%       1.63%        1.64%       1.05%        0.97%
    Total delinquency amount....       4,088   $  237,642       1,721   $   97,082         633   $   35,980         199   $   10,036
Default percentage(b)
  Foreclosure...................       2.51%        2.62%       2.30%        2.42%       0.42%        0.46%       0.50%        0.53%
  Bankruptcy....................       1.12%        1.12%       0.78%        0.74%       0.39%        0.41%       0.26%        0.23%
  Real estate owned.............       0.43%        0.49%       0.11%        0.13%       0.09%        0.09%       0.05%        0.05%
  Forbearance...................       0.14%        0.15%       0.24%        0.25%       0.20%        0.20%         N/A          N/A
    Total default...............       4.20%        4.38%       3.43%        3.54%       1.10%        1.16%       0.81%        0.81%
    Total default amount........       3,926   $  249,714       2,232   $  136,796         426   $   25,486         177   $    9,615


                                            1993                      1992
                                  ------------------------  ------------------------
                                    NUMBER                    NUMBER
                                      OF        PRINCIPAL       OF        PRINCIPAL
                                     LOANS       BALANCE       LOANS       BALANCE
                                  -----------  -----------  -----------  -----------

Portfolio.......................      11,093    $ 484,857        8,797    $ 307,164
Delinquency percentage(a)
  30-59 days....................       0.54%        0.49%        1.82%        2.08%
  60-89 days....................       0.29%        0.27%        0.59%        0.77%
  90 days and over..............       0.42%        0.44%        0.54%        0.83%
    Total delinquency...........       1.25%        1.20%        2.95%        3.68%
    Total delinquency amount....         139    $   5,794          260    $  11,596
Default percentage(b)
  Foreclosure...................       0.68%        0.83%        0.66%        1.14%
  Bankruptcy....................       0.54%        0.69%        0.51%        0.89%
  Real estate owned.............       0.15%        0.18%        0.18%        0.43%
  Forbearance...................         N/A          N/A          N/A          N/A
    Total default...............       1.37%        1.70%        1.35%        2.46%
    Total default amount........         152    $   8,263          119    $   7,755

------------------------

(a) The delinquency percentage represents, as a percentage of the total number and aggregate principal balance of loans as of the relevant date, the number and outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(b) The default percentage represents, as a percentage of the total number and aggregate principal balance of loans as of the relevant date, the number and dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

    The following table illustrates ContiMortgage's loan loss experience with respect to its home equity loan portfolio:

                            LOAN LOSS EXPERIENCE ON
                      CONTIMORTGAGE'S SERVICING PORTFOLIO
                              OF HOME EQUITY LOANS

                                                                    NINE MONTHS
                                                                       ENDED                  YEARS ENDED MARCH 31,
                                                                    DECEMBER 31,  ----------------------------------------------
                                                                        1996         1996         1995        1994       1993
                                                                    ------------  -----------  -----------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
Average Amount Outstanding (a)....................................   $4,472,732   $ 2,858,790  $ 1,663,865  $ 745,351  $ 396,910
Net Losses (b)....................................................   $    8,211   $     3,781  $     1,313  $   1,108  $   1,076
Net Losses after Recoveries (c)...................................   $    8,170   $     3,686  $     1,308  $   1,108  $   1,036
Net Losses as a Percentage of Average Amount Outstanding..........         0.18%(d)        0.13%        0.08%      0.15%      0.26%


                                                                      1992
                                                                    ---------

Average Amount Outstanding (a)....................................  $ 237,979
Net Losses (b)....................................................  $     911
Net Losses after Recoveries (c)...................................  $     647
Net Losses as a Percentage of Average Amount Outstanding..........       0.27%

------------------------

(a) The average of the aggregate principal balances of the home equity loans outstanding on the last business day of each month during the period.

(b) Actual losses incurred on liquidated properties for each respective period. Losses include all principal, foreclosure costs and all accrued interest.

(c) Net losses after recoveries from deficiency judgments (net of expenses).

(d) This percentage is based on data for the nine months ended December 31, 1996 and is not necessarily indicative of an annualized percentage.

    In fiscal 1994, the Company made a strategic decision to increase its mix of higher yielding, lower loan-to-value B, C and D grade loans. The ratings are those employed by the Company in its grading system, which the Company believes is similar to grading systems used in the non-conforming home equity loan industry. As a result of this strategic decision, delinquency levels have increased as anticipated and are expected to continue to increase as the loan mix shifts toward more B, C and D loans and such types of loans in the portfolio become more seasoned. The Company believes that this increase in delinquency levels is more than offset by the higher yields associated with B, C and D loans and the lower loan-to-value ratios which provide a larger equity cushion against loss in the event of foreclosure. The Company will closely monitor the expected increase in delinquency rates.

    The following chart generally outlines certain parameters of the credit grades of ContiMortgage's and ContiWest's current underwriting guidelines:

                          DESCRIPTION OF CREDIT GRADES

                            "A" CREDIT GRADE         "B" CREDIT GRADE         "C" CREDIT GRADE         "D" CREDIT GRADE

GENERAL REPAYMENT        Has good credit but      Pays the majority of     Marginal credit history  Designed to provide a
                         might have some minor    accounts on time but     which is offset by       borrower with poor
                         delinquency.             has some 30- and/or      other positive           credit history an
                                                  60-day delinquency.      attributes.              opportunity to correct
                                                                                                    past credit problems
                                                                                                    through lower monthly
                                                                                                    payments.

EXISTING MORTGAGE LOANS  Current at application   Current at application   Cannot exceed four       Must be paid in full
                         time and a maximum of    time and a maximum of    30-day delinquencies or  from loan proceeds and
                         two 30-day               three 30-day             one 60-day               no more than 119 days'
                         delinquencies in the     delinquencies in the     delinquencies in the     delinquency.
                         past 12 months.          past 12 months.          past 12 months.

NON-MORTGAGE CREDIT      Major credit and         Major credit and         Major credit and         Major and minor credit
                         installment debt should  installment debt can     installment debt can     delinquency is
                         be current but may       exhibit some minor       exhibit some minor       acceptable, but must
                         exhibit some minor       30-and/or 60-day         30-and/or 90-day         demonstrate some
                         30-day delinquency.      delinquency. Minor       delinquency. Minor       payment regularity.
                         Minor credit may         credit may exhibit up    credit may exhibit more
                         exhibit some minor       to 90-day delinquency.   serious delinquency.
                         delinquency.

BANKRUPTCY FILINGS       Charge-offs, judgments,  Discharged more than     Discharged more than     Discharged prior to
                         liens, and former        two years with           two years with           closing.
                         bankruptcies are         reestablished credit.    reestablished credit.
                         unacceptable.

DEBT SERVICE-TO-INCOME   Generally not to exceed  Generally not to exceed  Generally not to exceed  Generally not to exceed
  RATIO                  45%.                     45%.                     45%.                     50%.

MAXIMUM LOAN-TO-VALUE
  RATIO:

OWNER OCCUPIED           Generally 80% (or 90%)   Generally 80% (or 85%)   Generally 75% (or 85%)   Generally 65% (or 70%)
                         for a 1 to 4 family      for a 1 to 4 family      for a 1 to 4 family      for a 1 to 4 family
                         dwelling residence; 70%  dwelling residence; 65%  dwelling residence; 65%  dwelling.
                         for a condominium.       for a condominium.       for a condominium.

NON-OWNER OCCUPIED       Generally 70% for a 1    Generally 65% for a 1    Generally 65% for a 1    N/A
                         to 2 family dwelling,    to 2 family dwelling,    to 2 family dwelling,
                         65% for a 3 to 4         60% for a 3 to 4         65% for a 3 to 4
                         family.                  family.                  family.

    The following tables illustrate the mix of credit grades of loans in the Company's servicing portfolio as of December 31, 1996 and March 31, 1996:

           CONTIMORTGAGE SERVICING PORTFOLIOS AS OF DECEMBER 31, 1996

                                                                            TOTAL                  WEIGHTED       WEIGHTED
                                                                         (DOLLARS IN     % OF       AVERAGE        AVERAGE
CREDIT GRADE                                                              THOUSANDS)     TOTAL      COUPON      LOAN-TO-VALUE
-----------------------------------------------------------------------  ------------  ---------  -----------  ---------------
"A" Loan...............................................................  $  3,042,155       53.4%      10.58%         75.58%
"B" Loan...............................................................     1,568,530       27.5       11.55          74.07
"C" Loan...............................................................       828,932       14.5       12.68          70.42
"D" Loan...............................................................       216,511        3.8       14.44          57.47
Other..................................................................        43,017        0.8       13.60          57.15
                                                                         ------------  ---------       -----          -----
    Total..............................................................  $  5,699,145      100.0%      11.32%         73.59%

            CONTIMORTGAGE SERVICING PORTFOLIOS AS OF MARCH 31, 1996

                                                                            TOTAL                  WEIGHTED       WEIGHTED
                                                                         (DOLLARS IN     % OF       AVERAGE        AVERAGE
CREDIT GRADE                                                              THOUSANDS)     TOTAL      COUPON      LOAN-TO-VALUE
-----------------------------------------------------------------------  ------------  ---------  -----------  ---------------
"A" Loan...............................................................  $  2,054,985       53.2%      10.28%          73.9%
"B" Loan...............................................................     1,104,117       28.6       11.47           73.2
"C" Loan...............................................................       509,839       13.2       12.85           69.1
"D" Loan...............................................................       157,540        4.1       14.56           55.2
Other..................................................................        37,094        0.9       13.60           57.2
                                                                         ------------  ---------       -----            ---
    Total..............................................................  $  3,863,575      100.0%      11.16%          72.1%

    The following tables show how the mix of credit grades of loans that the Company originated has changed for the nine months ended December 31, 1996 and fiscal 1996, 1995 and 1994:

         CONTIMORTGAGE AND CONTIWEST LOAN ORIGINATIONS BY CREDIT GRADE
                    FOR NINE MONTHS ENDED DECEMBER 31, 1996

                                                                            TOTAL                  WEIGHTED       WEIGHTED
                                                                         (DOLLARS IN     % OF       AVERAGE        AVERAGE
CREDIT GRADE                                                              THOUSANDS)     TOTAL      COUPON      LOAN-TO-VALUE
-----------------------------------------------------------------------  ------------  ---------  -----------  ---------------
"A" Loan...............................................................  $  1,408,849       51.1%      11.69%          77.3%
"B" Loan...............................................................       742,601       26.9       11.53           74.8
"C" Loan...............................................................       476,073       17.2       12.42           71.2
"D" Loan...............................................................       119,719        4.3       14.22           59.4
Other..................................................................        12,832        0.5       12.66           57.7
                                                                         ------------  ---------       -----            ---
    Total..............................................................  $  2,760,074      100.0%      11.89%          74.7%

                         FOR YEAR ENDED MARCH 31, 1996

                                                                            TOTAL                  WEIGHTED       WEIGHTED
                                                                         (DOLLARS IN     % OF       AVERAGE        AVERAGE
CREDIT GRADE                                                              THOUSANDS)     TOTAL      COUPON      LOAN-TO-VALUE
-----------------------------------------------------------------------  ------------  ---------  -----------  ---------------
"A" Loan...............................................................  $  1,101,261       47.7%      10.65%          76.0%
"B" Loan...............................................................       682,568       29.5       11.49           74.2
"C" Loan...............................................................       363,399       15.7       12.69           70.9
"D" Loan...............................................................       136,354        5.9       14.41           55.1
Other..................................................................        27,889        1.2       13.29           55.2
                                                                         ------------  ---------       -----            ---
    Total..............................................................  $  2,311,471      100.0%      11.47%          73.2%

                         FOR YEAR ENDED MARCH 31, 1995

                                                                            TOTAL                  WEIGHTED       WEIGHTED
                                                                         (DOLLARS IN     % OF       AVERAGE        AVERAGE
CREDIT GRADE                                                              THOUSANDS)     TOTAL      COUPON      LOAN-TO-VALUE
-----------------------------------------------------------------------  ------------  ---------  -----------  ---------------
"A" Loan...............................................................  $    675,823       50.8%      11.01%          73.0%
"B" Loan...............................................................       417,741       31.4       12.00           72.7
"C" Loan...............................................................       169,578       12.8       13.70           64.3
"D" Loan...............................................................        45,244        3.4       15.44           55.2
Other..................................................................        20,974        1.6       14.61           55.5
                                                                         ------------  ---------       -----            ---
    Total..............................................................  $  1,329,360      100.0%      11.87%          70.9%

                         FOR YEAR ENDED MARCH 31, 1994

                                                                            TOTAL                  WEIGHTED       WEIGHTED
                                                                         (DOLLARS IN     % OF       AVERAGE        AVERAGE
CREDIT GRADE                                                              THOUSANDS)     TOTAL      COUPON      LOAN-TO-VALUE
-----------------------------------------------------------------------  ------------  ---------  -----------  ---------------
"A" Loan...............................................................  $    487,216       61.9%       9.45%          71.8%
"B" Loan...............................................................       217,684       27.7       10.83           69.4
"C" Loan...............................................................        68,531        8.7       12.72           63.7
"D" Loan...............................................................         9,380        1.2       14.74           50.2
Other..................................................................         3,999        0.5       14.92           53.1
                                                                         ------------  ---------       -----            ---
    Total..............................................................  $    786,810      100.0%      10.21%          70.1%

FINANCING AND ASSET SECURITIZATION SERVICES

GENERAL

    The Company provides financing and asset securitization structuring and placement services to originators of a broad range of consumer and commercial loans, leases and receivables. Through the activities of its other two principal operating entities--ContiTrade and ContiFinancial Services--the Company focuses on providing financing and asset securitization services to both ContiMortgage and Strategic Alliance clients. ContiTrade provides financing, hedging and structuring of asset-backed securities. ContiFinancial Services, an NASD member and broker-dealer, privately places or underwrites offerings of asset-backed securities on behalf of the Company and its Strategic Alliance clients.

HISTORY

    In 1988, the Company structured and placed the first home equity loan asset-backed security utilizing a third party AAA/Aaa-rated financial guarantor. This structure became the industry standard for the securitization of home equity loans. Subsequently, the Company structured a number of home equity loan securitizations for other third parties and earned fees for placing the securities. The fees for placing securities, however, were far less significant than the gain on sale recognized by the issuers of the asset-backed securities. Therefore, in 1990, the Company decided to pursue the acquisition of a mortgage company in order to recognize the full financial benefits of securitization. In October 1990, the Company acquired ContiMortgage. Since 1991, on behalf of ContiMortgage and the Company's clients, the Company has structured and placed $12.9 billion of asset-backed securities representing 102 transactions.

TARGETING OPPORTUNITIES

    As described above, the Company seeks to identify consumer and commercial loans, leases or receivables that have the potential to be more efficiently financed through securitization and to form Strategic Alliances with the originators of such assets. Identifying such assets involves a thorough analysis and due diligence of: (i) the asset (loan, lease, or receivable); (ii) the management team of the potential Strategic Alliance client; and (iii) the servicing systems of the potential Strategic Alliance client. The credit review process of the Company seeks to determine whether or not a new asset is securitizable to investment grade and whether there exists a ready and interested investor base for the new product.

    ASSET. The asset is analyzed by the Company from a cash flow perspective to ascertain the means by which it can be structured into an asset-backed security providing timely principal and interest payments to an investor. Rating agencies and financial guarantors are brought into the process early and prior to any commitment from the Company to ensure that the asset can earn an investment grade rating in a structure that is economically attractive to the issuer and investor. Under certain circumstances, potential investors in the new product are also consulted to determine market interest and acceptance. A significant component of the analysis is the review of the assets' delinquency and loss performance to date and the comparison of those levels to industry standards.

    MANAGEMENT. The Company conducts extensive due diligence on the asset originator and its management. The Company seeks to ensure that the management team has (i) the depth, resources, infrastructure and ability to grow its business prudently and (ii) the ability to manage the credit quality of its loan portfolio and maintain a prudent risk/reward relationship. The Company will not enter into a Strategic Alliance unless the Company and its potential Strategic Alliance client have a similar management philosophy.

    SERVICING SYSTEMS. The examination of a potential client's servicing systems is a critical component of the Company's due diligence effort. The ability to track payment performance by borrowers, and the distribution of payments when received, is essential to securitization. The Company seeks to ensure that the servicing and management reporting systems are of high quality and efficiency and can be easily upgraded to accommodate growth in volume. Further, prior to the advance of any funds by the Company and prior to any securitization, the Company requires that a back-up servicer exist in the event of a loss of servicing quality or capability.

    APPROVAL PROCESS. The due diligence process and its results are outlined in a risk memorandum which serves as the basis for the decision to pursue a Strategic Alliance or other purchase of assets. The preparation of the risk memorandum is an intensive process, managed by the Company's Chief Credit Officer, and focuses on four areas: (i) background on company, management, asset and industry; (ii) risks and mitigating factors; (iii) projected profitability; and (iv) balance sheet and cash impact. Once the risk memorandum is completed, the decision to securitize a new class of assets with a new client is subject to approval by a credit committee consisting of senior executive officers of the Company. After the credit process is completed for a new client, each subsequent securitization transaction by that client will be subject to an abridged credit review process.

CLIENT SERVICES

    Through ContiTrade, the Company provides warehouse financing, whole loan purchasing, hedging, credit enhancement and Excess Spread Receivables financing services to both ContiMortgage and the Company's Strategic Alliance clients.

    WAREHOUSE FINANCING. The Company makes financing available to its securitization clients through secured loans or purchase commitments to facilitate the accumulation of securitizable assets prior to securitization ("warehouse financing"). As of December 31, 1996 and March 31, 1996, through ContiTrade, the Company had committed $1.2 billion and $982 million, respectively, of financing to its third party clients, of which $614 million and $425 million, respectively, was drawn. Warehouse financing commitments are typically for a term of one year or less and are designed to fund only securitizable assets. Assets from a particular client typically remain in the warehouse for a period of 30 to 120 days at which point they are securitized and sold to institutional investors, in most cases, through ContiFinancial Services, the Company's NASD broker-dealer. The Company utilizes its Purchase and Sale Facilities to finance this warehouse financing. See "--Home Equity Loan Origination and Servicing--Purchase and Sale Facilities."

    WHOLE LOAN PURCHASING. The Company seeks opportunities to purchase assets for sale into securitized trusts and to recognize gain on sale. The Company's Strategic Alliance clients often seek to raise additional cash to cover the expenses and the negative cash flow associated with securitization. Therefore, whole loan pools of assets may be purchased by the Company from a Strategic Alliance client and then securitized under the Company's name or the name of its Strategic Alliance client. The Company will typically invest its capital in the transaction through the purchase of loans at a premium and the assumption of certain costs of securitization.

    CONDUITS. The Company also executes its loan purchase strategy through a loan conduit. Conduits are stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and seller(s) may all be different parties coming together to generate loans to be serviced and securitized. Conduits allow smaller originators to sell their product into a single securitizable pool, thus benefitting from the economies of scale and the ability to share the fixed transaction costs associated with securitization. The Company has established a conduit for commercial/multi-family mortgages ("ContiMAP"). The Company's role is to provide capital through warehouse financing and/or the purchase of loans at a premium and to ensure that the loans are underwritten to the conduit's underwriting guidelines and are thus securitizable. In addition, the Company also manages the ultimate sale or securitization of the loans originated through ContiMAP. The Company had previously also operated an adjustable rate mortgage conduit which has been recently closed due to the strategic acquisition of Royal, previously the major participant of the conduit.

    HEDGING. As certain assets are accumulated for securitization, they are exposed to fluctuations in interest rates. This is because the securitization of each asset class is priced to the investor utilizing the United States Treasury Security with a maturity most closely matching the assets' average lives. Therefore, at the client's discretion, the Company will hedge the specific United States Treasury Security in the cash market.

    CREDIT ENHANCEMENT. To the extent that the securitization of a particular asset class requires credit enhancement in addition to the Excess Spread, the Company will consider providing that additional support in the form of (i) an initial deposit to be reimbursed from the cash flow of the assets securitized or
(ii) the purchase of a mezzanine security.


    EXCESS SPREAD RECEIVABLES FINANCING. In certain cases, the Company finances a client's Excess Spread Receivables or Excess Spread in order to provide the client with cash to cover the expenses and negative cash flow associated with securitization. The financing is typically in the form of a secured loan. The Company commits to provide such financing only to its Strategic Alliance clients. In each case, in return for the financing, the Company typically receives ownership participations either in the Strategic Alliance clients or in the portfolio of loans securitized. As of December 31, 1996 and March 31, 1996, the total committed amount of such financings was $66.1 million and $57.6 million, respectively, and the amount outstanding of such financing was $32.7 million and $32.4 million, respectively.


CONTIFINANCIAL SERVICES

    Through ContiFinancial Services, the Company's registered NASD broker-dealer, the Company provides placement services. Since 1991, the Company has structured or placed $12.9 billion of securitized assets representing 102 transactions both for ContiMortgage and other clients.

    ContiFinancial Services' placement capabilities accomplish two objectives:
(i) generating fee income; and (ii) providing a controlled exit strategy for assets purchased or financed by allowing the Company and its Strategic Alliance clients to manage more effectively when and how transactions are brought to market. While ContiFinancial Services' placement capabilities have been primarily focused on private placements, to the extent opportunities exist in the public market, ContiFinancial Services will bid out the public underwriting business to other investment banks and manage the process on behalf of itself and its clients. The Company has filed a shelf registration statement with the Securities and Exchange Commission for up to $5.0 billion of certain asset-backed securities.

    If the Company is successful in a Strategic Alliance (earning fees for warehousing, gain on sale for whole loan purchases and sales, and fees for the placement of asset-backed securities) while its client experiences significant growth and profitability, the Strategic Alliance client will ultimately need the services of a larger full service investment bank. The Company's strategy, however, contemplates this evolution through: (i) continuing to purchase whole loans from the Strategic Alliance client; (ii) creating new loan conduits; (iii) recognizing the value of any Strategic Alliance Equity Interests, and, most importantly; (iv) continuing to develop new securitizable assets and Strategic Alliances.

ASSET CLASSES

    Since 1991, the range of the Company's products has included home equity loans, adjustable rate mortgages, equipment leases, Title I home improvement loans, franchise loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases, small business loans and timeshare loans.

    The following table illustrates the Company's securitization volume and the addition of its new asset classes:

                      THE COMPANY'S SECURITIZATION VOLUME

                                BY ASSET CLASSES

                                            NINE MONTHS
                                               ENDED                      YEARS ENDED MARCH 31,                  TOTAL BY
                                           DECEMBER 31,   -----------------------------------------------------    ASSET
                                               1996         1996       1995       1994       1993       1992       CLASS
                                           -------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN MILLIONS)
Home equity loans:
  ContiMortgage..........................    $   2,408    $   2,030  $   1,293  $     772  $     273  $     188  $   6,964
  Other..................................          250          755        340         60        148        519      2,072
                                                ------    ---------  ---------  ---------  ---------  ---------  ---------
  Total..................................    $   2,658    $   2,785  $   1,633  $     832  $     421  $     707  $   9,036
Commercial/multi-family loans............          437          186         89     --         --         --            712
Title I home improvement loans...........       --           --            149         96     --         --            245
ARMs.....................................       --              505        101         36     --         --            642
Equipment leasing........................          167          190        179        178        278        402      1,394
Franchise loans..........................           21          145         98         48     --         --            312
Sub-prime auto...........................           47          162         39     --         --         --            248
Small business loans.....................       --               20     --         --         --         --             20
                                                ------    ---------  ---------  ---------  ---------  ---------  ---------
Total securitization volume..............    $   3,330    $   3,993  $   2,288  $   1,190  $     699  $   1,109  $  12,609
                                                ------    ---------  ---------  ---------  ---------  ---------  ---------
                                                ------    ---------  ---------  ---------  ---------  ---------  ---------

    HOME EQUITY LOANS. The home equity loan product is the flagship business for the Company. Having set the standard for the securitization of home equity loans at the inception of the market in 1988, the Company leveraged its financing capabilities and structured finance expertise by acquiring ContiMortgage in 1990 and establishing Strategic Alliances with other clients in the home equity loan industry. In addition to providing its financing, hedging and securitization services to ContiMortgage, resulting in 25 securitizations for $6.3 billion through December 31, 1996, the Company also provided its services to other clients, resulting in 27 securitizations for $2.1 billion since 1991 through December 31, 1996.

    In the home equity loan market, the Company's Strategic Alliance relationships vary in terms of products and services offered. Certain of these Strategic Alliances include the provision of warehouse financing and hedging in return for a committed flow of securitizable product for which it earns placement fees and gains on sale. Other Strategic Alliances include the provision of warehouse financing and hedging in return for a guaranteed flow of securitizable product as well as minority ownership in the form of warrants or warrant-like instruments.

    As part of its strategy of working closely with its Strategic Alliances and utilizing that relationship as a basis for monitoring growth and asset performance, the Company acquired ULG, a former Strategic Alliance.

    COMMERCIAL/MULTI-FAMILY LOANS. In 1993, the Company established a commercial real estate conduit, ContiMAP, to satisfy a need in the marketplace for the financing of $0.5 to $25 million loans secured by commercial properties, such as multi-family dwellings, self storage facilities, assisted living and other health related facilities, retail and industrial buildings.

    ContiMAP purchases commercial real estate loans suitable for securitization and sale into the capital markets. The Company manages the aggregation and underwriting of the loans through correspondent relationships with established lending companies. The Company structured and placed these loans in two whole loan sales which at the time of sale provided more favorable pricing than securitization. In total, the Company has securitizations and sales totaling $712 million, representing 5 transactions. The Company's strategy is to grow ContiMAP by continuing to add additional qualified commercial lenders and by continuing to enhance its product offerings.

    TITLE I AND CONVENTIONAL HOME IMPROVEMENT LOANS. Home improvement loans represent loans to homeowners, a portion of which may be guaranteed by the U.S. Government in the case of Title I home improvement loans for the purpose of certain pre-qualified home improvements. The Company decided to pursue this business line, which was a natural extension of its home equity loan business, because of its highly fragmented nature and the higher cost of funds through which these assets are typically being financed.

    The Company executed its first securitization in October 1993 in the form of a conduit where it financed and placed Title I and conventional home improvement loans on behalf of conduit participants. In addition to executing several additional conduit transactions, the Company established a Strategic Alliance with one of the conduit participants. Including three securitizations for its Strategic Alliance client, the Company had executed seven Title I and conventional home improvement loan securitizations for $245 million through December 31, 1996, including the first such securitization to be rated AAA/Aaa utilizing a third party financial guarantor. The Company's strategy is to facilitate the growth of its Strategic Alliance client through securitization, expanding its presence nationwide, building economies of scale and helping to create a low cost, high volume producer in an otherwise fragmented industry.

    The Company, through its newly acquired subsidiary, ULG, also originates Title I and conventional home improvement loans through retail origination channels. ULG currently obtains home improvement loan inquiries through a direct mail and telemarketing approach, reaching borrowers not contacted by the Company's other Strategic Alliance.

    ADJUSTABLE RATE MORTGAGES. The Company established its Adjustable Rate Mortgage Conduit ("ARM Conduit") in 1994 in order to: (i) leverage its expertise in the closely related fixed-rate home equity loan market and the relationships it developed in building that business; (ii) establish a more significant presence in the western United States which is primarily an ARM market; and
(iii) offer its current Strategic Alliance clients an outlet for a new product to offer its borrowers. The Company's ARM Conduit allowed smaller originators to sell their loan product into a single securitizable pool and to benefit from the economies of scale not otherwise available to them on a stand-alone basis. In 1996, the Company acquired Royal, the largest contributor to the ARM Conduit.

    EQUIPMENT LEASING. The equipment leasing industry is a highly fragmented industry which leases a wide array of equipment to predominately commercial users. The typical leasing company provides a specialized service to a relatively specific asset class (e.g., office equipment or medical equipment). The Company has financed various assets for several equipment lease company clients ranging from $300 fax machines to $3 million MRI machines.

    As of December 31, 1996, the equipment lease business line had resulted in the Company structuring and placing 18 securitizations on behalf of 10 issuers representing $1.4 billion in volume. While these relationships historically have been transaction oriented, the Company is actively pursuing Strategic Alliance opportunities to leverage its capabilities, product and market knowledge and establish a long-term, equity participation.

    FRANCHISE LOANS. Franchise loans represent loans to franchisees of top tier national restaurant chains and other franchise chains. In the Company's securitization of franchise loans, the underwriting process focuses on the franchisee borrower's ability to generate cash flow from the particular restaurant as opposed to more traditional financing, which is based upon hard collateral values or the credit rating of the franchisor.

    In 1993, the Company identified this niche opportunity and developed this business line in conjunction with a Strategic Alliance client. The Company believes that its warehouse financing, hedging, structured finance and placement capabilities combined with its unique approach to underwriting and credit analysis, will provide it with a competitive advantage. The Company's first securitization of this asset class was in January 1994 for $48 million and was rated A- by Duff and Phelps Credit Rating Co. The three subsequent deals were rated AAA/Aaa and represented the first securitizations of franchise loans to utilize a third party financial guarantor. Since 1993, the $312 million of franchise loans financed, securitized and placed by the Company have experienced no losses.

    NON-PRIME AND SUB-PRIME AUTO LOANS AND LEASES. Non-prime and sub-prime automobile lending represents loans to credit-impaired borrowers. Like the home equity loan market, the Company believes that prudent loan underwriting and pricing, coupled with strong servicing and collections, mitigates the risk of the non-prime and sub-prime credit borrower. Non-prime auto loans and leases are originated to primarily "B" and "C" credit grade borrowers as opposed to sub-prime auto loans which are usually issued on a discount basis to "C-" and "D" credit grade borrowers.

    In November 1993, the Company established a Strategic Alliance with an auto finance company with extensive management experience in originating, underwriting and servicing securitized non-prime auto loans. The Company helped finance the start-up by providing an attractively priced warehouse line and access to capital to credit enhance this client's first securitization. In return, the Company received a warrant and participated in the client's first auto loan securitization of $39 million in September 1994.

    Since fiscal 1995, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, collection and monitoring of non-prime and sub-prime auto loans. Consequently, given the Company's experience in this industry, and having closely monitored the development of its Strategic Alliances, in November 1996, the Company purchased 53.5% of the common stock of Triad Financial Corporation, a California-based auto finance company specializing in origination of non-prime auto finance contracts for used and new vehicles. Triad has relationships with approximately 1,600 dealerships in 15 states, with California currently representing approximately 50% of loan originations. Triad's originations for the calendar year 1996 were $85 million. As with ContiMortgage, Triad utilizes centralized origination, underwriting and servicing techniques. In January 1997, the Company purchased an additional 2.5% of Triad. ContiFinancial will eventually acquire the remaining outstanding stock of Triad.

    The Company believes that significant opportunities still exist in the non-prime and sub-prime auto loan and lease market due to: (i) the higher cost of funds through which these assets are typically being financed; (ii) the discipline which the regular securitization process brings to the origination, underwriting, servicing, collection and monitoring of auto loans and leases;
(iii) consolidation in the industry; and (iv) the Company's ability to identify strong management teams and provide its unique mix of products and services.

    TIMESHARE LOANS. Timeshare loans are made to borrowers for the purchase of a real property interest in specific units at vacation resort properties. A number of major corporations have become involved in the industry in recent years, and through their advertising and marketing efforts, are increasing the public's awareness of the benefits of timesharing. Because timeshare financing is still a relatively new and fragmented industry, the Company believes that it provides significant growth potential to the extent that (i) the credit analysis and cash flow characteristics are similar to traditional home equity loans and
(ii) the lower cost of funds and greater operating leverage from securitization can be applied successfully.

    The Company has a Strategic Alliance client that develops resort properties for timeshare sales, finances ownership interests in such properties and manages the operations of the resort properties and their related homeowner's associations. The Company has provided a warehouse facility in return for a committed flow of securitizable timeshare loans and anticipates bringing its first transaction to market in 1997.

WARRANTS AND STOCK OWNERSHIP

    In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. All Strategic Alliance Equity Interests existing prior to the consummation of the IPO were retained by Continental Grain, and therefore, these assets are not reflected in the Company's Consolidated Financial Statements included herein. The Company currently holds four Strategic Alliance Equity Interests. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it holds or may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years. In addition, the Company may, from time to time, make a direct cash equity or subordinated debt investment in a Strategic Alliance client.

COMPETITION

    The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. The principal competitive factors influencing the Company's business are its professional staff, the Company's reputation in the marketplace, its existing client relationships, the ability to commit capital to client transactions and its mix of market capabilities.

    Currently, some traditional financial institutions are aggressively promoting and pricing home equity loans. The Company does not believe that this trend has had a material impact on its competitive position because the Company's success is tied to its emphasis on timely customer service, on attracting borrowers whose needs are not met by traditional financial institutions and on the equity value of the property securing various types of loans. Nevertheless, there can be no assurance that the Company will not face increased competition from traditional financial institutions attempting to enter into the Company's market.

    In fiscal 1996, 78% of the total home equity loans purchased and originated by ContiMortgage were wholesale loans. Wholesale loans are expected to remain a significant part of the Company's home equity loans production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

EMPLOYEES

    At December 31, 1996 the Company had an aggregate of 1,346 employees. None of the Company's employees is represented by a labor union. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    The Company has been named as a defendant in various legal actions arising from the conduct of its normal business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in the opinion of the Company, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

                                   REGULATION

    GENERAL. The Company's businesses are subject to extensive regulation in the U.S. at both the Federal and state level. In the Company's home equity loan and financing businesses, regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims-handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the NASD.

    TRUTH IN LENDING. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to TILA. The Riegle Act generally applies to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total points and fees upon origination exceeding eight percent of the loan amount (as adjusted for changes in the Consumer Price Index) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing United States Treasury securities ("Covered Loans"). The Company estimates that approximately 15% of the loans originated or purchased by the Company are Covered Loans.

    The Riegle Act imposes additional disclosure requirements on lenders originating Covered Loans and prohibits lenders from originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company believes that only a small portion of loans originated in fiscal 1996 were of the type that, unless modified, are prohibited by the Riegle Act. The Company is currently applying underwriting criteria to all Covered Loans that take into consideration the borrower's ability to repay.

    The Riegle Act also prohibits lenders from including prepayment fee clauses in Covered Loans to borrowers with a debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender. The Company reported $1.4 million, $0.4 million and $0.2 million in prepayment fee revenue in fiscal 1996, 1995 and 1994, respectively. The Company will continue to collect prepayment fees on loans originated prior to the October 1995 effectiveness of the Riegle Act and on non-Covered Loans as well as on Covered Loans in permitted circumstances. Because the Riegle Act did not become effective until October 1995, the level of prepayment fee revenue was not substantially affected in fiscal 1996, but the level of prepayment fee revenue may decline in future years. The Riegle Act imposes other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

    OTHER LENDING LAWS. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

    In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures which must be followed by, mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws may result in civil and criminal liability and may, in some cases, give consumer borrowers the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In addition, certain of the loans purchased by the Company, such as Title I home improvement loans, are insured by an agency of the federal government. Such loans are subject to extensive government regulation.

    ENVIRONMENTAL LIABILITY. In the course of its business, the Company may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

    BROKER/DEALER. In the Company's capital management services business, ContiFinancial Services acts as a placement agent and underwriter for public and private offerings of asset-backed securities. As a result, ContiFinancial Services is registered as a broker-dealer with the Commission, the State of California and the State of New York and is a member of the NASD. ContiFinancial Services is subject to regulation by the Commission, by the NASD and by state securities administrators in matters relating to the conduct of its securities business, including record keeping and reporting requirements, supervision and licensing of employees and obligations to customers. Additional legislation and regulations, including those relating to the activities of affiliates of broker-dealers, changes in rules promulgated by the Commission or other regulatory authorities and the NASD, changes in the interpretation or enforcement of existing laws and rules or changes in the special exemption of ContiFinancial Services may adversely affect the manner of operation and profitability of the Company.

    As a registered broker-dealer, ContiFinancial Services is subject to the Commission's net capital rules. These rules, which specify minimum net capital requirements for registered broker-dealers, are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business and have the effect of requiring that a substantial portion of their assets be kept in cash or highly liquid investments. Because it acts primarily as a private placement agent in asset-backed securities offerings, ContiFinancial Services operates under a less restrictive net capital standard. To the extent that the Company elects to expand its public underwriting capacity, it would be required to substantially increase the net capital of ContiFinancial Services. Under such circumstances, there can be no assurance that the Company will have the capital necessary to increase such net capital.

    FUTURE LAWS. Because each of the Company's businesses is highly regulated, the laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The directors and executive officers of the Company and their respective ages and positions are as follows:

                     NAME                            AGE                         POSITION
-----------------------------------------------      ---      -----------------------------------------------
James E. Moore.................................          50   President, Chief Executive Officer and Director
Robert A. Major................................          50   Executive Vice President of the Company and
                                                              President and Chief Executive Officer of
                                                              ContiMortgage
Peter Abeles...................................          42   Senior Vice President of the Company and
                                                              Managing Director of ContiFinancial Services
Robert J. Babjak...............................          54   Senior Vice President of the Company and
                                                              Executive Vice President and Chief Operating
                                                              Officer of ContiMortgage
A. John Banu...................................          42   Senior Vice President of the Company and
                                                              Managing Director of ContiFinancial Services
Daniel J. Egan.................................          41   Senior Vice President of the Company and Senior
                                                              Vice President of ContiMortgage
Glenn S. Goldman...............................          34   Senior Vice President of the Company and
                                                              Managing Director of ContiFinancial Services
Scott M. Mannes................................          38   Senior Vice President of the Company and
                                                              Managing Director of ContiFinancial Services
Daniel J. Willett..............................          47   Senior Vice President and Chief Financial
                                                              Officer
Jerome M. Perelson.............................          58   Senior Vice President and Chief Credit Officer
Michael J. Festo...............................          45   Senior Vice President, Human Resources
Alan L. Langus.................................          49   Senior Vice President, Chief Counsel and
                                                              Secretary
Susan E. O'Donovan.............................          35   Vice President and Controller
James J. Bigham................................          59   Director and Chairman of the Board
Paul J. Fribourg...............................          43   Director
Donald L. Staheli..............................          65   Director
Lawrence G. Weppler............................          52   Director
John W. Spiegel................................          56   Director
John P. Tierney................................          65   Director
Michael J. Zimmerman...........................          46   Director

    JAMES E. MOORE. Mr. Moore has been President, Chief Executive Officer and a Director of the Company since October 1995. He has been President and Managing Director of ContiFinancial Services since 1988 and Chairman of ContiMortgage since 1990. Mr. Moore joined ContiFinancial Services in 1983 as an investment banker. He is also a Director of Student Loan Marketing Association (a non-bank finance company).

    ROBERT A. MAJOR. Mr. Major has been Executive Vice President of the Company since October 1995, President and a Director of ContiMortgage since July 1995 and Chief Executive Officer of ContiMortgage since June 1996. Prior to becoming Chief Executive Officer, Mr. Major was the Chief Operating Officer, a position he had held since July 1995. From February 1993 to July 1995, Mr. Major was Chief Operating Officer for NationsCredit Corporation (a diversified financial services company). From April 1990 to February 1993, Mr. Major was Chief Executive Officer of Chrysler First (a consumer finance company acquired by NationsBank Corporation in February 1993).

    PETER ABELES. Mr. Abeles has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1989 and was appointed Managing Director of ContiFinancial Services in August 1992 after serving as Vice President, Corporate Finance from October 1989 to August 1992.

    ROBERT J. BABJAK. Mr. Babjak has been Senior Vice President of the Company since October 1995. He was appointed Executive Vice President and Chief Operating Officer of ContiMortgage in June 1996 prior to which he was Senior Vice President, Chief Credit Officer, a position he had held since October 1995 when he was also appointed as a Director of ContiMortgage. Prior to October 1995 he was Vice President, Chief Credit Officer of ContiMortgage, a position he had held since April 1992. Mr. Babjak joined ContiMortgage in June 1991 as Chief Credit Officer. From 1989 to June 1991, Mr. Babjak was a Senior Loan Officer of Mutual Mortgages Services, Inc.

    A. JOHN BANU. Mr. Banu has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1984 as Vice President, Debt Placement and was appointed Managing Director of ContiFinancial Services in August 1992.

    DANIEL J. EGAN. Mr. Egan has been Senior Vice President of the Company since October 1995. He was appointed Senior Vice President, Chief Financial Officer and a Director of ContiMortgage in 1995, prior to which he was Vice President, Chief Financial Officer of ContiMortgage, a position he had held since April 1991. From October 1990 to April 1991, Mr. Egan was Controller of ContiMortgage.

    GLENN S. GOLDMAN. Mr. Goldman has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in April 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. From 1986 to 1990, Mr. Goldman was an Assistant Vice President of Merrill Lynch & Company.

    SCOTT M. MANNES. Mr. Mannes has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in September 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. Prior to joining ContiFinancial Services, Mr. Mannes was associated with the Financial Guarantee Insurance Company.

    DANIEL J. WILLETT. Mr. Willett has been Senior Vice President and Chief Financial Officer of the Company since January 1997. He was also a Director of the Company from October 1995 until January 1997. Mr. Willett also was a Vice President and Treasurer of Continental Grain from March 1990 to January 1997.

    JEROME M. PERELSON. Mr. Perelson has been Senior Vice President and Chief Credit Officer of the Company since February 1997 prior to which he held the position of Senior Vice President and Chief Financial Officer of the Company from October 1995. Mr. Perelson joined Continental Grain in 1971. He was appointed Managing Director and Chief Credit Officer of ContiTrade Services Corporation in August 1989 and President in November 1993, after serving as Corporate Deputy Treasurer of Continental Grain. Mr. Perelson also is a Director of ContiMortgage and ContiFinancial Services.

    MICHAEL J. FESTO. Mr. Festo has been Senior Vice President, Human Resources of the Company since September 1996, prior to which he held the position of Vice President, Human Resources of the Company from October 1995. He was appointed Vice President, Human Resources of ContiTrade Services Corporation in July 1990. Mr. Festo held a number of staff and executive human resources positions within Continental Grain since joining Continental Grain in 1974.

    ALAN L. LANGUS. Mr. Langus has been Senior Vice President, Chief Counsel and Secretary of the Company since September 1996, prior to which he held the position of Vice President, Chief Counsel and Secretary of the Company from October 1995. He was Vice President and Chief Counsel of ContiTrade Services Corporation between December 1989 and October 1995.

    SUSAN E. O'DONOVAN. Ms. O'Donovan has been Vice President and Controller of the Company since October 1995. She joined ContiFinancial Services as Controller in April 1991. From August 1983 until March 1991, Ms. O'Donovan was an auditor at Price Waterhouse LLP.

    JAMES J. BIGHAM. Mr. Bigham has been a Director of the Company since October 1995. He also has been a Director, Executive Vice President and Chief Financial Officer of Continental Grain since August 1989 and a Director of ContiMortgage since 1990.

    PAUL J. FRIBOURG. Mr. Fribourg has been a Director of the Company since October 1995. He has been President and Chief Operating Officer of Continental Grain since June 1994. From April 1990 to June 1994, Mr. Fribourg served as Executive Vice President of the Bulk Commodities Group of Continental Grain. Mr. Fribourg is the son of Michel Fribourg.


    DONALD L. STAHELI. Mr. Staheli has been a Director of the Company since October 1995 and Chairman of the Compensation Committee since February 1996. He has been Chairman of the Board of Directors of Continental Grain since June 1994 and Chief Executive Officer of Continental Grain since 1988. From 1988 until June 1994, Mr. Staheli served as President and a Director of Continental Grain. Mr. Staheli serves as a Director of Prudential Life Insurance Company of America and Bankers Trust Company. Since October 21, 1996, Mr. Staheli has served as a member of the Supervisory Board of Directors of Frensenius Medical Care A.G.


    LAWRENCE G. WEPPLER. Mr. Weppler has been a Director of the Company since October 1995. He also has been Vice President and General Counsel-Corporate of Continental Grain since April 1993. From 1980 to April 1993, Mr. Weppler served as Deputy General Counsel of Continental Grain.

    JOHN W. SPIEGEL. Mr. Spiegel has been a Director of the Company and Chairman of the Audit Committee since February 1996. Mr. Spiegel has been Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc. since 1985 and Treasurer of Trust Company of Georgia since 1978. Mr. Spiegel also is currently a member of the Boards of Directors of Rock-Tenn Company (a manufacturer of paperboard products) and Student Loan Marketing Association (a non-bank finance company).

    JOHN P. TIERNEY. Mr. Tierney has been a Director of the Company and Chairman of the Independent Directors' Committee since February 1996. From 1987 until his retirement in December 1994, Mr. Tierney was the Chairman of the Board and Chief Executive Officer of Chrysler Financial Corporation (a non-bank finance company). Mr. Tierney serves as a Director of RCSB Financial, Inc. (the holding company for Rochester Community Savings Bank, a consumer banking and lending company).

    MICHAEL J. ZIMMERMAN. Mr. Zimmerman has been a Director of the Company since February 1997. He also was a Senior Vice President-Investments and Strategy of Continental Grain since May 1996. From January 1985 to April 1996, Mr. Zimmerman was a managing director at Salomon Brothers. Mr. Zimmerman is also currently a member of the Board of Directors of U.S. Can Corporation (a manufacturing company).

    The Company has compensated its officers and directors in part through the issuance of restricted Common Stock and the granting of stock options. The directors and executive officers as a group (20 persons total) own 1,250,773 shares of Common Stock, or 3% as a percentage of the total outstanding Common Stock immediately prior to the Primary Offerings.

                              CERTAIN TRANSACTIONS

    Continental Grain is the Company's largest stockholder, currently owning approximately 81% of the Company's outstanding Common Stock. Continental Grain effectively has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Five of the directors of the Company are officers of Continental Grain and such directors constitute a majority of the Board of Directors.

    Upon completion of the Primary Offerings, Continental Grain will continue to be the Company's largest stockholder, owning approximately 76% of the Company's outstanding Common Stock (approximately 75% if the Underwriters of the Primary Offerings exercise their over-allotment options in full). Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the Underwriters of the Primary Offerings and to the Underwriters of the STRYPES are exercised in full). As a result, upon completion of the Primary Offerings and upon subsequent satisfaction of the Forward Contract (even assuming the maximum number of shares of Common Stock are delivered thereunder), Continental Grain will continue to be able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

    Prior to the IPO, Continental Grain directly or indirectly owned the shares or members' interests of ContiMortgage, ContiTrade, ContiFinancial Services, CSAF, ContiSecurities Asset Funding II, L.L.C. and ContiFunding Corporation (the "Subsidiaries"). The Company was formed as a Delaware corporation on September 29, 1995.

    In the reorganization prior to the IPO: (i) ContiTrade Services transferred certain of its assets (excluding those related to its trade finance business) to ContiTrade; (ii) ContiTrade Services transferred the common stock of its subsidiaries, ContiMortgage and ContiFinancial Services, and its Excess Spread Receivables to Continental Grain; and (iii) Continental Grain transferred all of the common stock of, or its members' interests in, the subsidiaries and the Excess Spread Receivables, to the Company in exchange for 35,918,421 shares of Common Stock. As a result, the Company owns all of the common stock or members' interests of the subsidiaries. Continental Grain retained all Strategic Alliance Equity Interests that were acquired prior to the IPO, which do not appear in the Company's Consolidated Financial Statements.

PAST TRANSACTIONS WITH CONTINENTAL GRAIN

    CSAF, a subsidiary of the Company (and prior to the IPO a direct subsidiary of Continental Grain), paid dividends to Continental Grain in fiscal year 1995 of $30 million. Immediately prior to the IPO, the Company paid a $305,000 dividend to Continental Grain to reduce the Company's stockholder's equity to $129.1 million.

    The Company's subsidiaries had intercompany borrowings from Continental Grain (including borrowings that were deemed equity by Continental Grain) of $114.9 million at March 31, 1995 and $49.8 million at March 31, 1994.

    The Company occupies approximately one and a third floors of space leased by Continental Grain. ContiTrade Services was allocated a proportionate amount of the lease rental for this space aggregating $876,000, $832,000 and $579,000 in fiscal years 1996, 1995 and 1994. ContiMortgage's leasehold obligations for its national and regional office in Horsham, Pennsylvania are guaranteed by Continental Grain. This guarantee will continue for the term of the lease.

    In sales of Excess Spread Receivables by a subsidiary of the Company, Continental Grain guaranteed the performance obligations of such subsidiary. This guarantee will continue for the term of the sale agreements.

    In addition, from time to time, Continental Grain has guaranteed certain indemnification obligations of the Company's subsidiaries in connection with its asset securitization business and otherwise.

    Prior to the IPO, Continental Grain provided various corporate services to ContiTrade including tax and personnel administration, communications, insurance, treasury, legal, internal audit, accounting, audit and other corporate services. The allocated costs for these services were $700,000, $1.1 million and $950,000 in fiscal 1996, 1995 and 1994, respectively. Personnel of ContiTrade participated in Continental

Grain pension, savings, medical and dental, disability, life, deferred compensation and other employee benefit plans.

    Simultaneously with the completion of the IPO, the Company transferred certain of its Excess Spread Receivables, with a book value of $60.7 million to Continental Grain in order to reduce the amount of the Intercompany Debt to $324 million. In the Excess Spread Receivable transfer, the consideration received by the Company equaled the book value of the Excess Spread Receivables transferred. Based upon the Company's valuation of these Excess Spread Receivables and other sales transactions with unrelated third parties, the Company believes that the book value of such Excess Spread Receivables represented the fair value of such Excess Spread Receivables.

CURRENT RELATIONSHIPS WITH CONTINENTAL GRAIN

    The following are summaries of the various agreements between the Company (or one of its wholly-owned subsidiaries) and Continental Grain (or one of its subsidiaries), which summaries are qualified in their entirety by reference to such agreements, each of which is incorporated by reference herein.

    The Company has adopted a policy that all future material agreements between the Company and Continental Grain and its affiliates will be reviewed and passed on for fairness by a committee of the Board of Directors comprised of independent directors.

INDEMNIFICATION AGREEMENT

    Continental Grain and the Company have entered into an agreement (the "Indemnification Agreement"). Subject to certain exceptions, the Indemnification Agreement places financial responsibility for the liabilities related to the business of the Company and its subsidiaries with the Company and financial responsibility for the liabilities related to the business of Continental Grain and its other subsidiaries with Continental Grain. Under the Indemnification Agreement, each of Continental Grain and the Company indemnifies the other in the event of certain liabilities, including liabilities under the Securities Act or the Exchange Act. The Company is not aware of any material payments that it will be required to make, or that it may be entitled to receive, under the Indemnification Agreement. No amounts were paid under the Indemnification Agreement in fiscal 1996.

TAX SHARING AGREEMENT

    The Company is a member of the Continental Grain Group which files a consolidated Federal income tax return and combined state tax returns in certain states. The Company and Continental Grain have entered into a Tax Sharing Agreement which (i) defines their respective rights and obligations with respect to Federal, state, local and all other taxes for all taxable periods both prior to and after the IPO and (ii) governs the conduct of all audits and other tax controversies relating to the Company. Prior to the IPO, the Company had an informal tax sharing arrangement.

    Pursuant to the Tax Sharing Agreement, the Company is charged or credited, as the case may be, for its Federal income tax liability or refund that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company had filed a separate Federal income tax return computed in accordance with prevailing Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer. The Company paid or accrued $42.0 million in Federal taxes to Continental Grain under its formal and informal tax sharing arrangements in fiscal 1996.

    When Continental Grain's ownership interest in the Company falls below 80%, the Company will file its own federal tax returns.

EMPLOYEE BENEFIT ALLOCATION AGREEMENT

    Employees of the Company are eligible to participate in Continental Grain employee benefit plans. Pursuant to the Employee Benefit Allocation Agreement, the cost of the Company's employees' participation in these programs is allocated to the Company based on the actual cost incurred by its employees plus an allocated cost of administration of the plans and overhead. Prior to the IPO, the Company had an informal employee benefit allocation arrangement. Under the Employee Benefit Allocation Agreement, Continental Grain provides payroll and compensation administration, including access to Continental Grain's licensed personnel software, to the Company. The Company reimburses Continental Grain for all actual costs and administrative expenses incurred by Continental Grain on connection with such services. The Company reimburses Continental Grain for all costs incurred in connection with pension benefits to employees on a stand-alone company basis. The Company paid $2.1 million to Continental Grain under its formal and informal employee benefit allocation arrangements in fiscal 1996.

SERVICES AGREEMENT

    Pursuant to an agreement between Continental Grain and the Company (the "Services Agreement"), Continental Grain provides the Company certain corporate services, including treasury administration, risk management, internal audit, Federal and state tax (including payroll) administration, management information and communications support services, public affairs, and facilities management through March 31, 1999 and from year to year thereafter unless terminated by either party upon 90 days' prior written notice. Prior to the IPO, the Company had an informal services arrangement. With 90 days prior written notice, the Company is permitted to terminate the Services Agreement at March 31, 1998. The costs for services provided pursuant to the Services Agreement are determined at the beginning of each fiscal year of the Company, based on Continental Grain's estimate of the percentage of its annual overall costs for providing such services attributable to the Company. The Company paid or accrued $1.9 million for such services (which does not include the guarantee fees described in the next paragraph) in fiscal 1996.

    The Services Agreement also provides that Continental Grain may, but is not obligated to, provide guarantees of obligations due third parties. Prior to the IPO, the Company had an informal guarantee fee arrangement. For these guarantees, the Company will pay Continental Grain annual fees of: (i) 0.05% of the daily average of the utilized sale capacity under any loan or Purchase and Sale Facility guaranteed by Continental Grain; (ii) 0.25% of the (x) daily average amount at risk to Continental Grain under any Excess Spread Receivables or similar structured sale of Excess Spread Receivables guaranteed by Continental Grain; (y) daily average amount of the outstanding debt under any loan agreements or other debt instruments guaranteed by Continental Grain; and
(z) annual average amount remaining to be paid by the Company under any leases and other payment obligations guaranteed by Continental Grain and not described in clauses (x) and (y) of this sub-clause (ii); (iii) 0.005% of the amount of proceeds received by the Company in any underwriting agreement guaranteed by Continental Grain; and (iv) with respect to any other indemnification and performance obligations guaranteed by Continental Grain, 0.25% of the lesser of
(a) the daily average of the maximum amount payable by the Company under such indemnity or performance obligation and (b) the amount of proceeds received by the Company in the related transaction. Any guarantee fee ceases to be payable when the Company is no longer legally required to make any such indemnification or performance payment. The Company paid or accrued $35,600 in guarantee fees for such services in fiscal 1996.

    Pursuant to the Services Agreement, the Company has agreed that if, and at such time when, Continental Grain owns less than 20% of the voting stock of the Company, the Company will, at the request of Continental Grain, change the names of the Company and its subsidiaries to names that are not the same as, or confusingly similar to, Continental Grain's current corporate name, including eliminating the term "Conti" from such names.

    Finally, the Services Agreement provides that the Company may request Continental Grain to provide such other corporate services as it routinely provides to other subsidiaries and divisions.

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SUBLEASE

    The Company and Continental Grain have entered into a sublease agreement (the "Sublease") pursuant to which the Company subleases from Continental Grain office space at 277 Park Avenue, New York, New York. Prior to the IPO, the Company had an informal sublease arrangement. Under the terms of the Sublease, the Company pays Continental Grain its costs for the office space. As a subtenant, the Company assumes its proportionate share of the additional rental expenses paid by Continental Grain as a lessee under the terms of its lease. The term of the Sublease extends through February 28, 2000. The Company paid $876,000 under the Sublease to Continental Grain under its formal and informal sublease arrangements in fiscal 1996.

INTERCOMPANY DEBT

    The Company has intercompany financing provided by Continental Grain in the form of the Intercompany Debt. Prior to the IPO, the Company had an informal intercompany financing arrangement. The Intercompany Debt is described in "Description of Certain Indebtedness and Financing Arrangements--Certain Indebtedness." From April 1, 1995 through February 13, 1996, the Company paid $19.6 million of interest under the informal intercompany financing and from February 14, 1996 through March 31, 1996, the Company paid or accrued $3.1 million of interest under the Intercompany Debt. For the nine months ended December 31, 1996, the Company paid or accrued $15.4 million of interest under the Intercompany Debt.

REGISTRATION RIGHTS

    Under a Common Stock Registration Rights Agreement (the "Common Stock Registration Rights Agreement") between the Company and Continental Grain, the Company has granted Continental Grain the right to require the Company to register shares of Common Stock held by Continental Grain for sale in accordance with Continental Grain's intended method of disposition thereof (a "demand registration"). Continental Grain may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to Continental Grain the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Common Stock Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Common Stock Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons.

    Under an Indenture Note Registration Rights Agreement (the "Indenture Note Registration Rights Agreement") between the Company and Continental Grain for its assignees, the Company has granted Continental Grain the right to demand one registration with respect to the Indenture Note (or a portion thereof). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand registration. Subject to certain limitations specified in the Indenture Note Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Indenture Note Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons. Continental Grain assigned the Indenture Note Registration Rights Agreement to a wholly-owned subsidiary in March 1996.

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
         DESCRIPTION OF CERTAIN INDEBTEDNESS AND FINANCING ARRANGEMENTS

CERTAIN INDEBTEDNESS

SENIOR NOTES DUE 2003

    In August 1996, the Company issued $300 million aggregate principal amount of 8-3/8% Senior Notes, due 2003. The Indenture contains a number of significant restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens; (iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidation. Upon receiving investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services with respect to the Notes, except for the limitations on liens, all other restrictions described above will be suspended. No assurance can be given that the Company will receive an investment grade rating at any time in the future. The Indenture also contains customary events of default relating to the Company and its subsidiaries. The Notes are redeemable at the option of the holders of the Notes upon the occurrence of a "change of control." A "change of control" as defined in the Indenture includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its shareholders at a time when Continental Grain or its shareholders own less than such amount owned by such greater than 35% shareholder; (ii) a change in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

CREDIT FACILITY

    In January 1997, the Company entered into the Credit Facility, a $200 million unsecured revolving credit facility lead-managed by Credit Suisse and Dresdner Bank, with participation by a group of twelve other major U.S. and foreign banks. The Company has the option of several interest rate pricing alternatives under this three-year facility, including those based on LIBOR and the federal funds rates. The Credit Facility also contains a number of restrictive covenants including (i) limitations on indebtedness; (ii) limitations on liens; (iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations. The Credit Facility also includes a monthly asset coverage test to determine availability under the Credit Facility. Currently the Company has full use of the facility based on this test.

INTERCOMPANY DEBT

    As of December 31, 1996, the Intercompany Debt consists of a $125 million five-year note issued pursuant to the Indenture Note and the $77 million Four Year Note. The Indenture Note will mature on February 14, 2001 and bears interest at a rate of 7.96% per annum. The principal of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998. The Four Year Note will mature on February 14, 2000 and bears interest semi-annually at a rate of 8.02% per annum. Until February 14, 1998, interest on the Four Year Note will not be paid in cash but will accrue and be added to the principal amount of the Four Year Note. After February 14, 1998, interest on the Four Year Note will be payable in cash. The Intercompany Debt may be prepaid in whole or in part at any time without premium or penalty. Continental Grain assigned all of the Intercompany Debt to one of its wholly-owned subsidiaries in March 1996. The Intercompany Debt is freely assignable without the consent of the Company.

    The Intercompany Debt contains a number of significant covenants that, among other things, require that the Company and its subsidiaries on a consolidated basis maintain a minimum current ratio (current assets to current liabilities) of 1.1:1, a maximum "Consolidated Total Liabilities" to "Consolidated Net Worth" ratio of 3:1, a maximum ratio of "Consolidated Long Term Debt" (excluding the Intercompany

Debt) to "Consolidated Adjusted Net Worth" of 1.1:1 at any time prior to September 30, 1997 and 1:1 at any time thereafter, a minimum tangible net worth of $225 million, a limitation on incurring certain liens, and a limitation on acquisitions, investments or capital expenditures of the Company in excess of $10 million per fiscal year. The agreements governing the Intercompany Debt were amended in August, 1996 to exclude the Company's investment in ULG and again in November 1996 to exclude the investments in Resource One and Triad. The Intercompany Debt also contains customary events of default relating to the Company and its subsidiaries, including but not limited to, the failure of the Company to pay principal and interest when due, covenant defaults and bankruptcy event defaults.

FINANCING ARRANGEMENTS

    Through CSAF III and CSAF IV, as of December 31, 1996 the Company had $2.0 billion of committed and an additional $950 million of uncommitted sale capacity under its Purchase and Sale Facilities of which $1.3 billion was utilized. The Purchase and Sale Facilities allow CSAF III and CSAF IV to sell, with limited recourse, interests in designated pools of loans and other assets. Under these agreements, CSAF III or CSAF IV submits a purchase request to the financial institution specifying the assets to be sold and the terms of the proposed sale (including the sale price for the loans and other assets). If the proposed terms and assets are accepted, the financial institution is obligated to purchase the assets as long as the aggregate amount of assets bought and not yet resold by the financial institution has not exceeded the committed sale capacity under the Purchase and Sale Facility. The parties may agree to exceed the committed sale capacity under the Purchase and Sale Facility. A portion of the purchase price for any assets (typically 5% to 10%) is typically deposited by CSAF III or CSAF IV into an account held by the financial institution on behalf of CSAF III or CSAF IV, against which the financial institution may set off any losses incurred in a resale of assets, up to the recourse amount described below. If any assets purchased by the financial institution should decrease in value beyond an agreed-upon allowance, the financial institution may resell the assets, with limited recourse to CSAF III or CSAF IV for any losses incurred as a result up to an agreed-upon amount (5% to 10% of such assets held by the financial institution on the date the assets may first be resold as a result of a decrease in value). In each Purchase and Sale Facility, the financial institution has granted CSAF III and CSAF IV a right of first refusal based on a bona fide offer from a third-party to repurchase the loans and other assets purchased by the financial institution under the facility. CSAF III and CSAF IV also have a call option that can be exercised at any time to repurchase assets that are substantially similar. The Purchase and Sale Facilities generally have one-year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between February 1997 and June 1998. The Company has guaranteed CSAF III's and CSAF IV's obligations under the Purchase and Sale Facilities. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of CSAF III or CSAF IV or the Company (as guarantor) to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under any indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of CSAF III or CSAF IV or the Company (as guarantor); and (iii) certain bankruptcy events of CSAF III or CSAF IV or the Company (as guarantor). The Company utilized the facilities to sell assets totaling $5.7 billion, $2.5 billion and $1.2 billion in fiscal years 1996, 1995 and 1994, respectively. See "Risk Factors--Negative Cashflows and Capital Needs--Dependence on Purchase and Sale Facilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of the Primary Offerings, the Company will have 47,186,940 shares of Common Stock outstanding, of which the 10,001,190 shares offered hereby will be freely tradeable. All other shares will be "restricted shares" for purposes of the Securities Act, subject to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act. The Company and Continental Grain are parties to an agreement which provides Continental Grain with certain registration rights. See "Certain Transactions--Future Relationships with Continental Grain--Registration Rights." Each of the Company and Continental Grain has also agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 90 days after the date of this Prospectus, subject to certain limited exceptions. See "Underwriting." The Company has filed a registration statement covering the sale of up to 4,487,895 shares of Common Stock reserved for issuance under the 1995 Stock Plan and the Directors Plan. Under the 1995 Stock Plan, the Company granted certain employees of the Company awards of 1,330,532 shares of "restricted" Common Stock and nonqualified stock options representing the right to acquire 2,445,412 shares of Common Stock, which will vest in full by March 31, 2000. Upon vesting, the shares of Common Stock representing such restricted stock or stock options will be freely tradeable, except for any such shares beneficially owned by an "affiliate" of the Company, as such term is defined in the Securities Act (the sale of which will be subject to timing, volume, manner of sale and other restrictions under Rule 144).

    In general, under the revised Rule 144 effective as of April 1997, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (471,869 shares immediately after the Primary Offerings or 476,069 shares if the Underwriters of the Primary Offerings exercise their over-allotment options in full) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $0.01 per share and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of December 31, 1996, the Company had 44,380,949 shares of Common Stock outstanding. Upon the consummation of the Primary Offerings, there will be 47,186,940 shares of Common Stock outstanding and 2,445,412 shares of Common Stock issuable upon exercise of employee stock options. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-laws of the Company, copies of which are incorporated by reference herein.

COMMON STOCK

    Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to

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
a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

    The Common Stock is listed on the NYSE under the symbol "CFN."

    The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

    The Company's Board of Directors is authorized to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more classes or series and with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Board of Directors may be permitted to fix under the laws of the State of Delaware as in effect at the time such class or series is created.

    The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

DIRECTOR'S LIABILITY

    The Company has included in its Restated Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty. This provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law (the "Delaware Law") concerning the unlawful payment of dividends or stock redemptions or repurchases or for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of the Company's directors under the Federal securities laws. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

SECTION 203 OF THE DELAWARE LAW

    The Company is subject to Section 203 of the Delaware Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such date, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors of the corporation,
(ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote (and not by written consent) of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in the financial benefit to the "interested stockholder." An interested stockholder is a person who together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

CERTIFICATE AND BY-LAW PROVISIONS

    Certain provisions of the Restated Certificate of Incorporation and By-laws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. The Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under Delaware Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Restated Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

    SPECIAL MEETING OF STOCKHOLDERS. The Restated Certificate of Incorporation and By-laws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The Restated Certificate of Incorporation and By-laws provide that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. In addition, no business may be transacted at any special meeting of the Board of Directors other than (i) such business stated in a notice of meeting or waiver of notice (approved by the Company) or (ii) such business as is related to the purpose of such meeting and which is properly brought before the meeting by or at the direction of the Board of Directors. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

                   CERTAIN UNITED STATES TAX CONSEQUENCES TO
                                NON-U.S. HOLDERS

    The following is a general discussion of certain U.S. Federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-United States Holder." A "Non-United States Holder" is a person or entity that, for U.S. Federal income tax purposes, is (i) a non-resident alien individual, (ii) a foreign corporation or partnership, or (iii) a foreign estate or trust.

    This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. Federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    Prospective holders should consult their tax advisors with respect to the United States Federal, state, local and non-United States income and other tax consequences to them of holding and disposing of Common Stock.

DIVIDENDS

    Subject to the discussion below, dividends paid to a Non-United States Holder of Common Stock generally will be subject to withholding of United States Federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividend is effectively connected with the conduct of a trade or business within the United States or, if an income tax treaty applies, is attributable to a United States permanent establishment of the non-United States Holder. For purposes of determining the applicability of a tax treaty providing for a reduced rate of withholding, dividends paid to an address in a foreign country are presumed under current United States Treasury Regulations to be paid to a resident of such country absent knowledge that such presumption is not warranted. However, under proposed United States Treasury regulations which have not yet been put into effect, to claim the benefits of a tax treaty, a Non-United States Holder of Common Stock would be required to file certain forms accompanied by a statement from a competent authority of the treaty country.

    Dividends that are effectively connected with such holders' U.S. trade or business will be subject to regular U.S. income tax in the same manner as if the Non-United States Holder were a United States resident and generally are not subject to withholding if the Non-United States Holder files Internal Revenue Service Form 4224 with the payor of the dividend. A non-United States corporation receiving effectively connected dividends also may be subject to an additional branch profits tax which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-United States corporation's "effectively connected earnings and profits," subject to certain adjustments.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to U.S. Federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such Non-United States Holder in the U.S., (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition and either (a) such individuals have a "tax home" (as defined for United States Federal income tax purposes) in the U.S., or (b) the gain is attributable to an office or other fixed place of business maintained by such individuals in the U.S., (iii) the Non-United States Holder is subject to tax, pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates whose loss of U.S. citizenship has as one of its principal purposes the avoidance of U.S. taxes, or (iv) the Company is or has been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code and, assuming that the

Common Stock is regularly traded on an established securities market for tax purposes, the Non-United States Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of the outstanding Common Stock. The Company is not, and does not anticipate becoming, a United States real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF
  COMMON STOCK

    Information reporting and backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States reporting requirements) generally will not apply to dividends paid to a Non-United States Holder at an address outside the United States.

    The payment of the proceeds of the disposition of Common Stock to or through the U.S. office of a broker is subject to information reporting unless the disposing holder, under penalty of perjury, certifies its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-United States broker. However, information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the U.S. if
(A) the payment is made through an office outside the U.S. of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) a "controlled foreign corporation" for U.S. Federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

    An individual Non-United States Holder who is treated as the owner of or has made certain lifetime transfers of an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. Federal estate tax purposes, and may be subject to U.S. Federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the U.S. Federal estate tax imposed on the first $60,000 of the taxable estate.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the purchase agreement (the "U.S. Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. are acting as representatives (the "U.S.
Representatives"), has severally agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below.

                                                                                     NUMBER
             U.S. UNDERWRITERS                                                     OF SHARES
                                                                                   ----------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..........................................................
Bear, Stearns & Co. Inc..........................................................

                                                                                   ----------
          Total..................................................................   2,240,000
                                                                                   ----------
                                                                                   ----------

    The Company has also entered into an international purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with Merrill Lynch International and Bear, Stearns International Limited, acting as lead managers (the "Lead Managers"), and certain other underwriters outside the United States and Canada (collectively, the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase, an aggregate of 560,000 shares of Common Stock.

    In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. Each Purchase Agreement provides that the Company is not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Common Stock under the terms of the Purchase Agreement unless all of the shares of Common Stock to be sold pursuant to the Purchase Agreements are contemporaneously sold.

    The U.S. Representatives have advised the Company that the U.S. Underwriters propose to offer the shares of Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $         per share of Common Stock, and that the U.S. Underwriters may
allow, and such dealers may reallow, a discount not in excess of $         per
share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The public offering price per share of Common Stock and the underwriting discount per share of Common Stock will be identical for both Primary Offerings.

    The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 336,000 and 84,000 shares of Common Stock, respectively, at the public offering price less the underwriting discount. Such options, which expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter is of the 2,800,000 shares of Common Stock initially purchased by the Underwriters.

    The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession.

    The Company has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

    The Company and Continental Grain and certain members of management of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock (except for the shares offered hereby), without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 90 days after the date of this Prospectus, except that the Company may, without such consent, grant options, issue shares of Common Stock upon the exercise of outstanding options, or otherwise issue shares of Common Stock pursuant to its employee benefit plans. See "Shares Eligible for Future Sale."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters have in the past and each of the Underwriters may in the future (i) provide underwriting, financial advisory or other services to the Company or Continental Grain or (ii) purchase from or sell to the Company loans, securities, Excess Spread Receivables or other assets. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and of Bear, Stearns & Co. Inc. are purchasers under Purchase and Sale Facilities with the Company.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and any selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Primary Offerings, I.E., if they sell more shares of Common Stock than are set forth on the cover page of this

Prospectus, the U.S. Representatives may reduce that short position by purchasing shares of Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

    The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those shares of Common Stock as part of the Primary Offerings.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain other legal matters in connection with the Offering will be passed upon for the Company by Dewey Ballantine, New York, New York. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements under the headings "Prospectus Summary," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, prepayment, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, the Company's needs for financing, and other risks identified in the Company's filings with the Commission.

                                    GLOSSARY

Adjustable Rate Mortgages or
  ARMs.......................  Mortgages with a variable interest rate which typically adjust off LIBOR or U.S. treasury rates.

"A", "B", "C" and "D" Credit
  Grades.....................  A grading system used in the finance industry to reflect a borrower's overall credit quality. The grade assigned by a lender to each borrower is a function of the borrower's
                               historical payment performance on his or her outstanding
                               consumer debt. Such debt may include credit cards and
                               automobile loans. The Company establishes the prices it will pay for loans based on the borrower's credit profile,
                               prevailing market conditions and other factors.

Broker Loans.................  Loans referred to the Company by brokers.

Commercial/Multi-family
  Loans......................  Loans secured by commercial properties including multi-family dwellings, self-storage facilities, assisted
                               living and other health-related facilities, and retail and industrial buildings.

Conduits.....................  Stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and seller(s) may all be
                               different parties coming together to generate loans or other assets to be serviced and securitized. Conduits allow
                               smaller originators to sell their assets into a single
                               securitizable pool, thus benefitting from economies of scale and the ability to share the fixed transaction costs
                               associated with securitization.

Covered Loans................  Mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i)
                               total points and fees upon origination in excess of eight
                               percent of the loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably
                               maturing U.S. Treasury Securities. The Riegle Act generally applies to such loans. See "Regulation."

Debt-to-Income Ratio.........  The ratio of a borrower's monthly debt service requirements to his or her monthly income.

Equipment Leases.............  Leases of assets primarily to commercial users. Leased assets may include office equipment and medical equipment.

Excess Spread................  In a securitization, generally, the excess of the weighted average coupon on each pool of loans or other assets sold
                               over the sum of the investor pass-through rate plus a normal servicing fee, a trustee fee, an insurance fee, if any, and an estimate of annual future credit losses related to the
                               loans or other assets sold over the life of the loans or
                               other assets. The Excess Spread is either a contractual
                               right or a certificated security.

Excess Spread Receivables....  The present value of the Excess Spread. When the Company completes a securitization, it recognizes a gain on sale of the loans or other assets sold equal to the amount of the
                               Excess Spread Receivable less the origination and
                               underwriting costs in the related securitization and records the Excess Spread Receivable as an asset on its balance
                               sheet. On the Company's consolidated balance sheet, the
                               Excess Spread Receivable is reduced as cash distributions
                               are received over the actual life of the loans or other
                               assets securitized. The Excess Spread Receivables represent interest-only and residual certificates.

Franchise Loans..............  Loans to franchisees of national restaurant chains or other service chains. The loans are secured by fixtures, equipment and cash flows.

Gain on Sale of
  Receivables................  The gross income from the structuring and sale of loans and other assets into REMICs, owner trusts and grantor trusts.
                               Gain on sale of receivables represents the Excess Spread
                               Receivables less cost of originating and structuring the
                               loans and other assets.

Ginnie Mae ("GNMA"),
  Fannie Mae ("FNMA"),
  Freddie Mac ("FHLMC")......  Government National Mortgage Association, Federal National
                               Mortgage Association and Federal Home Loan Mortgage
                               Corporation.

Home Equity Loans............  Loans made to borrowers typically for debt consolidation, home improvements, education or refinancing and secured by a first or second mortgage on one- to four-family residential properties.

Interest-only Certificate....  Represents Excess Spread Receivables which represent the right to receive interest payments on a securitization
                               trust's underlying assets and is subject to changes in value due to changes in prepayment rates. Generally, the
                               Interest-Only Certificate is senior to the Residual
                               Certificate(s).

Non-conforming Home Equity
  Loans......................  Home equity loans made to borrowers whose financing needs cannot be met by traditional financial institutions due to credit exceptions or other factors and cannot be marketed to agencies such as Ginnie Mae, Fannie Mae and Freddie Mac.

Non-prime Auto Loans and
  Leases.....................  Automobile loans or leases secured by new or used automobiles made generally to "B" or "C" Credit Grade
                               borrowers.

Overcollateralization........  The amount by which the outstanding principal balance of assets which have been securitized exceeds the outstanding principal balance of the certificates issued by the related trust. The surplus principal of the assets is available to absorb losses. The amount of overcollateralization required for a securitization is specified for each issuance.
                               Overcollateralization is developed by applying Excess Spread as an accelerated payment of principal on the certificates.
                               Once the required level of overcollateralization is reached, and for so long as such level is maintained, the Excess
                               Spread flows through to the Company.

Purchase and Sale
  Facilities.................  Agreements pursuant to which the Company sells certain of its qualifying securitizable assets with limited recourse to certain financial institutions subject to rights of first
                               refusal for the Company to repurchase the assets.

Purchase Premium Refunds.....  That portion of the premium paid by the Company to a wholesale originator upon purchase of a loan which is
                               required to be repaid by the originator if the loan prepays before a contractually set time.

REMIC........................  Real Estate Mortgage Investment Conduit.

REMICs, Owner Trusts and
  Grantor Trusts.............  Trusts formed to purchase securitizable assets, issue pass-through certificates and make distributions to
                               investors. Such trusts are organized in accordance with the
                               Internal Revenue Code so as to not be subject to corporate tax at the entity level.

Reserve Account..............  A reserve account serves the same purpose as
                               Overcollateralization. However, instead of applying Excess
                               Spread as a payment of principal on the certificates, it is accumulated in an account until a required amount is
                               reached. Funds from this account are available to cover
                               losses realized on loans or other assets held by a trust.

Residual Certificates........  Represent Excess Spread Receivables which are subject to change in value due to prepayment rates and credit losses.
                               The Residual Certificates are subordinate certificates and are in a first loss position.

Securitization...............  The sale by the Company of loans or other assets it has originated or purchased to a trust (or other special purpose entity). Concurrently, the trust issues securities (usually pass-through certificates) to investors in a private
                               placement or a public offering. The Company is paid a
                               purchase price consisting of cash from the proceeds of the sale of the securities and an interest in the loans or other assets securitized generally in the form of Interest-only
                               Certificates and/or Residual Certificates (i.e., the Excess
                               Spread Receivable).

Small Business Loans.........  Loans to small businesses collateralized primarily by accounts receivable. Such loans are not guaranteed by the
                               Small Business Administration or any other government
                               agency.

Strategic Alliance...........  A relationship between the Company and an originator of consumer and commercial loans, leases and receivables. In
                               the relationship, the Company provides financing and asset securitization expertise (including warehouse financing,
                               interest rate hedging services and the structuring and
                               placement of the asset portfolio in the form of asset-backed securities) to the asset originator and the asset originator provides a consistent flow of securitizable assets to the
                               Company. In certain of its Strategic Alliances, the Company may receive warrants or warrant-like equity participations in Strategic Alliance clients or may otherwise seek to make equity investments in its Strategic Alliance clients.

Strategic Alliance Equity
  Interests..................  Warrants, warrant-like equity participations or other equity investments in Strategic Alliance clients.

Structured Finance
  Transactions...............  The securitization of consumer and commercial loans, leases and other receivables, including home equity loans, which
                               are sold through REMICs or other trust structures or in
                               whole loan sales.

Sub-prime Auto Loans and
  Leases.....................  Automobile loans or leases made generally to "C-" or "D"
                               Credit Grade borrowers.

Timeshare Loans..............  Loans made to purchase a real property interest in specific units at vacation resort properties. Typically, the
                               borrowers' rights to use and occupy the real property are
                               subject to limitations.

Title I Home Improvement
  Loans......................  Loans to homeowners, a portion of which is guaranteed by the
                               U.S. government, for the purpose of certain pre-qualified
                               home improvements.

Warehouse Financing..........  Secured loan facilities or purchase commitments provided to asset originators to facilitate the accumulation of
                               securitizable assets prior to securitization. Commitments
                               are typically for one year or less and are designed to fund only securitizable assets.

Wholesale Loans..............  Loans purchased by the Company in bulk sales from mortgage bankers and commercial banks.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................          2
Incorporation of Certain Documents by
  Reference.....................................          2
Prospectus Summary..............................          3
Risk Factors....................................          9
Use of Proceeds.................................         19
Price Range of Common Stock.....................         19
Dividend Policy.................................         19
Capitalization..................................         20
Selected Financial Data.........................         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         23
Analysis of Operating Cash Flow.................         38
Business........................................         39
Regulation......................................         60
Management......................................         62
Certain Transactions............................         64
Description of Certain Indebtedness and
  Financing Arrangements........................         69
Shares Eligible for Future Sale.................         70
Description of Capital Stock....................         71
Certain United States Tax Consequences for
  Non-U.S. Holders..............................         74
Underwriting....................................         76
Legal Matters...................................         78
Experts.........................................         78
Special Note Regarding Forward-Looking
  Statements....................................         78
Glossary........................................          i

                                2,800,000 SHARES

                                 CONTIFINANCIAL

                                  CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 28, 1997
PROSPECTUS
                                2,800,000 SHARES
                           CONTIFINANCIAL CORPORATION
                                  COMMON STOCK
                                 --------------

    All of the 2,800,000 shares of common stock, $0.01 par value (the "Common Stock"), of ContiFinancial Corporation, a Delaware corporation (the "Company"), offered hereby are being issued and sold by the Company. Of the shares of Common Stock offered hereby, 560,000 shares initially are being offered outside the United States and Canada by the International Managers (the "International Offering") and 2,240,000 shares initially are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering", and together with the International Offering, the "Primary Offerings"). The offering price and the underwriting discount per share will be identical for both of the Primary Offerings. See "Underwriting."

    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CFN." On March 7, 1997, the last reported sale price of the Common Stock on the NYSE was $36 7/8 per share. See "Price Range of Common Stock."

    Continental Grain Company ("Continental Grain") currently owns approximately 81% of the Company's outstanding Common Stock. Upon completion of the Primary Offerings, Continental Grain will own approximately 76% of the Company's outstanding Common Stock (approximately 75% if the Underwriters of the Primary Offerings exercise their over-allotment options in full). Simultaneous with the Primary Offerings, Continental Grain is entering into a forward purchase contract (the "Forward Contract") with the ContiFinancial STRYPES Trust, a Delaware business trust (the "Trust") pursuant to which 2,800,000 shares (or 3,220,000 shares if the Underwriters of the Structured Yield Product Exchangeable for Stock-SM- (the "STRYPES") exercise their over-allotment option) of Common Stock currently owned by Continental Grain may be distributed to holders of the STRYPES issued by the Trust upon conclusion of the term of the
Trust on       , 2000 or upon earlier dissolution of the Trust in certain circumstances. Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the Underwriters of the Primary Offerings and to the Underwriters of the STRYPES are exercised in full). The STRYPES are being offered in a public offering simultaneous with the Primary Offerings. The STRYPES are not being offered hereby. The offering of the Common Stock in the Primary Offerings is not conditioned upon the STRYPES offering.

    SEE "RISK FACTORS," BEGINNING ON PAGE 9 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                          PRICE TO             UNDERWRITING
                                                                           PUBLIC               DISCOUNT(1)
Per Share.........................................................            $                      $
Total(3)..........................................................            $                      $

                                                                         PROCEEDS TO
                                                                         COMPANY(2)
Per Share.........................................................            $
Total(3)..........................................................            $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $700,000.

(3) The Company has granted the International Managers and the U.S. Underwriters 30-day options to purchase up to 84,000 and 336,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                              -------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares will be made in New York, New York
on or about       , 1997.
---------

-SM-Service mark of Merrill Lynch & Co., Inc.
                            ------------------------

MERRILL LYNCH INTERNATIONAL                  BEAR, STEARNS INTERNATIONAL LIMITED
                                  ------------

                  The date of this Prospectus is       , 1997.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "International Managers"), and each of the International Managers, for whom Merrill Lynch International and Bear, Stearns International Limited are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below.

                                                                                                           NUMBER
             INTERNATIONAL MANAGER                                                                        OF SHARES
-------------------------------------------------------------------------------------------------------  -----------
Merrill Lynch International............................................................................
Bear, Stearns International Limited....................................................................
                                                                                                         -----------
          Total........................................................................................     560,000
                                                                                                         -----------
                                                                                                         -----------

    The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc., acting as representatives (the "U.S. Representatives"), and certain other underwriters in the United States and Canada (collectively, the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 2,240,000 shares of Common Stock.

    In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. Each Purchase Agreement provides that the Company is not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Common Stock under the terms of the Purchase Agreement unless all of the shares of Common Stock to be sold pursuant to the Purchase Agreements are contemporaneously sold.

    The Lead Managers have advised the Company that the International Managers propose to offer the shares of Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $         per share of Common Stock, and that the International Managers may
allow, and such dealers may reallow, a discount not in excess of $         per
share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The public offering price per share of Common Stock and the underwriting discount per share of Common Stock will be identical for both Primary Offerings.

    The Company has granted to the International Managers and the U.S. Underwriters options to purchase up to an additional 84,000 and 336,000 public offering price less the underwriting discount. Such options, which expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter is of the 2,800,000 shares of Common Stock initially purchased by the Underwriters.

    The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession.

    The Company has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will not offer to sell or resell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

    Each International Manager has agreed that (i) it has not offered or sold, and it will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby to persons in the United Kingdom prior to the expiration of the period of six months from the closing date except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from, or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of the Common Stock if that person is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

    The Company and Continental Grain and certain members of management of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock (except for the shares offered hereby), without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 90 days after the date of this Prospectus, except that the Company may, without such consent, grant options, issue shares of Common Stock upon the exercise of outstanding options, or otherwise issue shares of Common Stock pursuant to its employee benefit plans. See "Shares Eligible for Future Sale."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters have in the past and each of the Underwriters may in the future (i) provide underwriting, financial advisory or other services to the Company or Continental Grain or (ii) purchase from or sell to the Company loans, securities, Excess Spread Receivables or other assets. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and of Bear, Stearns & Co. Inc. are purchasers under Purchase and Sale Facilities with the Company.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and any selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Lead Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Primary Offerings, I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Lead Managers may reduce that short position by purchasing shares of Common Stock in the open market. The Lead Managers may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

    The Lead Managers may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Lead Managers purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those shares of Common Stock as part of the Primary Offerings.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain other legal matters in connection with the Offering will be passed upon for the Company by Dewey Ballantine, New York, New York. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements under the headings "Prospectus Summary," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, prepayment, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, the Company's needs for financing, and other risks identified in the Company's filings with the Commission.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
Available Information............................          2
Incorporation of Certain Documents by
  Reference......................................          2
Prospectus Summary...............................          3
Risk Factors.....................................          9
Use of Proceeds..................................         19
Price Range of Common Stock......................         19
Dividend Policy..................................         19
Capitalization...................................         20
Selected Financial Data..........................         21
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............         23
Analysis of Operating Cash Flow..................         38
Business.........................................         39
Regulation.......................................         60
Management.......................................         62
Certain Transactions.............................         64
Description of Certain Indebtedness and Financing
  Arrangements...................................         69
Shares Eligible for Future Sale..................         70
Description of Capital Stock.....................         71
Certain United States Tax Consequences for
  Non-U.S. Holders...............................         74
Underwriting.....................................         76
Legal Matters....................................         78
Experts..........................................         78
Special Note Regarding Forward-Looking
  Statements.....................................         78
Glossary.........................................          i

                                2,800,000 SHARES

                                 CONTIFINANCIAL
                                  CORPORATION
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL
                                 BEAR, STEARNS
                             INTERNATIONAL LIMITED

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 28, 1997
PROSPECTUS
                                2,800,000 SHARES
                           CONTIFINANCIAL CORPORATION
                                  COMMON STOCK
                                 --------------

    This Prospectus relates to 2,800,000 shares of common stock, $0.01 par value (the "Common Stock"), of ContiFinancial Corporation, a Delaware corporation (the "Company"), which may be distributed to holders of the Structured Yield Product Exchangeable for Stock-SM- (each, a "STRYPES") of ContiFinancial STRYPES Trust, a Delaware business trust (the "Trust"), upon conclusion of the term of the Trust on
           , 2000 (the "Exchange Date") or upon earlier dissolution of the Trust in certain circumstances (such Common Stock, along with any Common Stock available for distribution upon exercise of the Underwriters' over-allotment option, the "STRYPES-Related Common Stock"). The Trust has granted the Underwriters of the STRYPES a 30-day option to purchase additional STRYPES, solely to cover over-allotments, if any. Up to an additional 420,000 shares of Common Stock to which this Prospectus also relates may be distributed by the Trust to the holders of such additional STRYPES on the Exchange Date or upon earlier dissolution of the Trust.

    All of the shares of Common Stock covered hereby are beneficially owned by Continental Grain Company ("Continental Grain"), which may deliver such Common Stock to the Trust pursuant to a forward purchase contract (the "Forward Contract") between Continental Grain and the Trust. In lieu of delivering shares of Common Stock, Continental Grain has the right to satisfy its obligations under the Forward Contract by delivering cash with an equal value. Such right, if exercised by Continental Grain, must be exercised with respect to all shares of Common Stock deliverable pursuant to the Forward Contract. The Company will not receive any of the proceeds from the sale of the STRYPES or as a result of the distribution of the Common Stock in connection therewith.

    The STRYPES are offered by a separate prospectus of the Trust (the "STRYPES Prospectus"). This Prospectus relates only to the STRYPES-Related Common Stock covered hereby and does not relate to the STRYPES. THE COMPANY TAKES NO RESPONSIBILITY FOR ANY INFORMATION INCLUDED IN OR OMITTED FROM THE STRYPES PROSPECTUS. THE STRYPES PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN. Because the STRYPES are a separate security issued by the Trust for which the Company has no responsibility, an investment in the STRYPES may have materially different characteristics from a direct investment in the Common Stock.

    SEE "RISK FACTORS," BEGINNING ON PAGE 9 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the trading symbol "CFN." On March 7, 1997, the last reported sale price of the Common Stock on the NYSE was $36 7/8 per share. See "Price Range of Common Stock."

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

-SM- Service mark of Merrill Lynch & Co., Inc.

                  The date of this Prospectus is       , 1997.

    Certain persons participating in the offering of the STRYPES may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Such transactions may include stabilizing the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Plan of Distribution."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site (http:\\www.sec.gov). Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copied at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, filed with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein.

    All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172, Attention: Chief Counsel or by telephone at (212) 207-2800.

                                  THE OFFERING

    The Common Stock covered by this Prospectus may be distributed to holders of the STRYPES of the Trust upon conclusion of the term of the Trust on the Exchange Date or upon earlier termination of the Trust in certain circumstances.

    Simultaneous with the offering of the STRYPES, the Company will issue and sell directly 2,800,000 shares of Common Stock (or 3,220,000 shares if the Underwriters exercise their over-allotment option in full) (the "Primary Offerings"). The consummation of the Primary Offerings and the offering of the STRYPES are not conditioned upon each other.

                      RELATIONSHIP WITH CONTINENTAL GRAIN

    Prior to the Company's initial public offering of 7,130,000 shares of its Common Stock in February 1996 (the "IPO"), the Company was a wholly-owned subsidiary of Continental Grain. Continental Grain is a privately held, multinational agribusiness company.

    Continental Grain currently owns approximately 81% of the Company's outstanding Common Stock. Upon completion of the Primary Offerings, Continental Grain will continue to be the Company's largest stockholder, owning approximately 76% of the Company's outstanding Common Stock (approximately 75% if the Underwriters of the Primary Offerings exercise their over-allotment options in full). Upon subsequent satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the Underwriters of the Primary Offerings and to the Underwriters of the STRYPES are exercised in full).

    As a result of its ownership interest, Continental Grain has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Except to the extent that Continental Grain may deliver shares to satisfy its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all of the shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not sell all or a portion of its holdings at some future date.

    Continental Grain provided the Company with intercompany financing in the form of the Intercompany Debt (defined below). As of December 31, 1996, the amount of Intercompany Debt outstanding was $202 million. For a description of the Intercompany Debt and certain other transactions between Continental Grain and the Company, see "Certain Transactions" and "Description of Certain Indebtedness and Financing Arrangements."

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the factors set forth in "Risk Factors."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded publicly on the New York Stock Exchange under the symbol "CFN." The table below sets forth the quarterly intra-day high and low sales prices of the Common Stock as reported by the New York Stock Exchange during the periods indicated.

                                                                  PRICE RANGE
                                                               ------------------
                                                                HIGH        LOW
                                                               -------    -------
1996
------------------------------------------------------------
  First Quarter (from February 9, 1996).....................   $31 1/2    $25 1/8
  Second Quarter............................................    33         28
  Third Quarter.............................................    30 3/8     22 3/4
  Fourth Quarter............................................    39 1/4     28 5/8

1997
------------------------------------------------------------
  First Quarter (through March 7, 1997).....................   39 3/8     33 3/8

    As of February 28, 1997, there were approximately 88 holders of record of the Common Stock including Cede & Co., a nominee of the Depository Trust Company, which holds shares of Common Stock on behalf of an indeterminate number of beneficial holders. On March 7, 1997, the last price reported on the New York Stock Exchange for the Common Stock was $36 7/8 per share.

                                DIVIDEND POLICY

    The Company has no current intention to pay cash dividends on its Common Stock. As a holding company, the ability of the Company to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, contractual restrictions, general business conditions and such other factors as the Company's Board of Directors deems relevant. Furthermore, covenants in the Indenture, the Credit Facility and the Intercompany Debt restrict the payment of dividends by the Company. There can be no assurance that the Company will have earnings sufficient to pay a dividend on its Common Stock or that, even if there are sufficient earnings, dividends will be permitted under applicable law. See "Risk Factors -- Effect of Certain Debt Obligations on the Company."

                              PLAN OF DISTRIBUTION

    The Company is advised that it is the investment objective of the Trust to distribute to the holders of the STRYPES on the Exchange Date a specified number of shares of Common Stock. The Company is advised that pursuant to the terms of the Forward Contract, Continental Grain is obligated to deliver to the Trust immediately prior to the Exchange Date a number of shares of Common Stock covered by this Prospectus equal to the number required by the Trust in order to exchange all of the STRYPES (including STRYPES issued pursuant to the over-allotment option of the Underwriters of the STRYPES) on the Exchange Date in accordance with its investment objective, subject to Continental Grain's option to satisfy such obligation by delivering, in lieu of such shares, cash with an equal value. The Company is not a party to the Forward Contract and has no obligation thereunder or with respect to the STRYPES, which are securities of the Trust and are not securities of the Company.

    The Company and certain members of management of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, except that the Company may, without such consent, grant options, issue shares of Common Stock upon the exercise of outstanding options, or otherwise issue shares of Common Stock pursuant to its employee benefit plans. The Company is advised that Continental Grain has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    The Company has agreed to indemnify the Trust and the Underwriters of the STRYPES against certain liabilities, including liabilities under the Securities Act, with respect to the information in this Prospectus (including the documents incorporated by reference herein) other than information furnished to the Company in writing by the Trust or the Underwriter of the STRYPES expressly for use herein.

    Until the distribution of the STRYPES is completed, rules of the Commission may limit the ability of the Underwriters of the STRYPES and any selling group members to bid for and purchase the STRYPES or the shares of Common Stock. As an exception to these rules, the representatives of the Underwriters of the STRYPES (the "Representatives") are permitted to engage in certain transactions that stabilize the price of the STRYPES or the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the STRYPES or the Common Stock.

    If the Underwriters of the STRYPES create a short position in the STRYPES in connection with the Offering, I.E., if they sell more STRYPES than are set forth on the cover page of the STRYPES Prospectus, the Representatives may reduce that short position by purchasing STRYPES in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

    The Representatives may also impose a penalty bid on certain Underwriters of the STRYPES and selling group members. This means that if the Representatives purchase STRYPES in the open market to reduce the short position of the Underwriters of the STRYPES or to stabilize the price of STRYPES, they may reclaim the amount of the selling concession from the Underwriters of the STRYPES and any selling group members who sold those STRYPES as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Trust nor any of the Underwriters of the STRYPES makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the STRYPES or the Common Stock. In addition, neither the Trust nor any of the Underwriters of the STRYPES makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine, New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements under the headings "Prospectus Summary," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, prepayment, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, the Company's needs for financing, and other risks identified in the Company's filings with the Commission.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
Available Information............................          2
Incorporation of Certain Documents by
  Reference......................................          2
Prospectus Summary...............................          3
Risk Factors.....................................          9
Price Range of Common Stock......................         19
Dividend Policy..................................         19
Capitalization...................................         20
Selected Financial Data..........................         21
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............         23
Analysis of Operating Cash Flow..................         38
Business.........................................         39
Regulation.......................................         60
Management.......................................         62
Certain Transactions.............................         64
Description of Certain Indebtedness and Financing
  Arrangements...................................         69
Shares Eligible for Future Sale..................         70
Description of Capital Stock.....................         71
Certain United States Tax Consequences for
  Non-U.S. Holders...............................         74
Plan of Distribution.............................         76
Legal Matters....................................         77
Experts..........................................         77
Special Note Regarding Forward-Looking
  Statements.....................................         77
Glossary.........................................          i

                                2,800,000 SHARES

                                 CONTIFINANCIAL
                                  CORPORATION

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission (the "Commission") registration fee and the NASD filing fee are estimated:

Securities and Exchange Commission registration fee............  $66,605.21
NASD filing fee................................................   30,500.00
Blue Sky fees and expenses.....................................    4,050.00
Printing expense...............................................  200,000.00
Accounting fees and expenses...................................  125,000.00
Legal fees and expenses........................................  225,000.00
Miscellaneous..................................................   48,844.79
                                                                 ----------
Total..........................................................  $700,000.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

    The Company's Restated Certificate of Incorporation provides that, to the extent not prohibited by law, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any other company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity") while serving as a director or officer of the Company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors of the Company at any time and to the extent not prohibited by law, the Company may indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Restated Certificate of Incorporation also permits the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    Pursuant to the Registration Rights Agreement between Continental Grain and the Company, in connection with any future registration of the shares of Common Stock held by Continental Grain, Continental Grain has agreed to indemnify, under certain conditions, the Company, its officers, directors, employees, agents and each person, if any, who controls the Company within the meaning of the Securities Act, against certain liabilities.

    Pursuant to the Indemnification Agreement between Continental Grain and the Company, each of Continental Grain and the Company has agreed to indemnify the other in the event of certain liabilities, including liabilities under the Securities Act or the Exchange Act.

    The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which each of the Underwriters agrees to indemnify the Company, its officers and directors and each person who controls the Company within the meaning of the Securities Act against certain liabilities.

ITEM 16. EXHIBITS


   EXHIBIT
     NO.                                                     DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------
        1.1    Form of U.S. Purchase Agreement dated       , 1997 between the Company and the U.S. Underwriters+
        1.2    Form of International Purchase Agreement dated       , 1997 between the Company and the International
                 Managers+
        1.3    Form of Registration Agreement+
        5.1    Opinion of Dewey Ballantine+
       23.1    Consent of Dewey Ballantine (included in Exhibit 5.1)+
       23.2    Consent of Arthur Andersen LLP*
       24.1    Powers of Attorney, included on signature page*


------------------------

*   Previously filed.

+   Filed herewith.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 28th day of March, 1997.


                                CONTIFINANCIAL CORPORATION

                                BY:              /S/ JAMES E. MOORE
                                     -----------------------------------------
                                                Name: James E. Moore
                                         Title: President, Chief Executive
                                                Officer and Director


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
      /s/ JAMES E. MOORE          Officer and Director
------------------------------    (Principal Executive         March 28, 1997
        James E. Moore            Officer)

                                Senior Vice President and
              *                   Chief Financial Officer
------------------------------    (Principal Financial         March 28, 1997
      Daniel J. Willett           Officer)

              *                 Vice President and
------------------------------    Controller (Principal        March 28, 1997
      Susan E. O'Donovan          Accounting Officer)

              *                 Director and Chairman of
------------------------------    the Board                    March 28, 1997
       James J. Bigham

              *                 Director
------------------------------                                 March 28, 1997
       Paul J. Fribourg

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                 March 28, 1997
      Donald L. Staheli

              *                 Director
------------------------------                                 March 28, 1997
       John W. Spiegel

              *                 Director
------------------------------                                 March 28, 1997
       John P. Tierney

              *                 Director
------------------------------                                 March 28, 1997
     Lawrence G. Weppler

              *                 Director
------------------------------                                 March 28, 1997
     Michael J. Zimmerman

   *By:  /s/ JAMES E. MOORE
------------------------------
        James E. Moore
       Attorney-in-Fact

                                 EXHIBIT INDEX


   EXHIBIT
     NO.                                                     DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------

        1.1    Form of U.S. Purchase Agreement dated       , 1997 between the Company and the U.S. Underwriters+

        1.2    Form of International Purchase Agreement dated       , 1997 between the Company and the International
               Managers+

        1.3    Form of Registration Agreement+

        5.1    Opinion of Dewey Ballantine+

       23.1    Consent of Dewey Ballantine (included in Exhibit 5.1)+

       23.2    Consent of Arthur Andersen LLP*

       24.1    Powers of Attorney, included on signature page*


------------------------

*   Previously filed.

+   Filed herewith.